[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 10.4

LICENSE AND SUPPLY AGREEMENT

This LICENSE AND SUPPLY AGREEMENT (“Agreement”) is entered into as of May 7, 2013 (the “Effective Date”) between ALEXZA PHARMACEUTICALS, INC., a company organized under the laws of the State of Delaware, United States (“Alexza”), and having a principal place of business at 2091 Stierlin Court, Mountain View, CA 94043, United States, and TEVA PHARMACEUTICALS USA, INC., a company organized under the laws of Delaware (“Teva”), having a principal place of business at 1090 Horsham Road, North Wales, PA 19454, United States.

WHEREAS

A. Alexza is a pharmaceutical development company focused on the research, development, manufacturing and commercialization of novel proprietary products for the acute treatment of central nervous system disorders based on its proprietary technology, the Staccato® system, and has developed and obtained FDA approval for a drug-device combination product that is comprised of Loxapine (as defined hereinafter) delivered by a Staccato Device (as defined hereinafter), and approved under the trade name “Adasuve”. Alexza owns or controls certain patents, know-how and other intellectual property relating to the Staccato Device and Product (as defined hereinafter); and

B. Teva desires to obtain from Alexza certain exclusive rights and licenses to research, develop, manufacture, have manufactured, import, use, market, sell, have sold, offer for sale and otherwise commercialize Product in the U.S., and Alexza is willing to grant to Teva such rights and licenses, subject to the terms and conditions set forth in this Agreement, and is contemporaneously entering into a Note Purchase Agreement as attached hereto as Exhibit 8.2 as part of the collaboration between the Parties.

Now, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Alexza and Teva hereby agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set out in this Article 1 unless the context clearly and unambiguously dictates otherwise.

1.1 “Additional Manufacturer” shall have the meaning set forth in Section 7.4.

1.2 “Affiliate” of a Party shall mean any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Party, as the case may be, but for only so long as such control exists. As used in this Section 1.2, “control” shall mean (i) direct or indirect beneficial ownership of at least fifty percent (50%) (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the voting share capital or other equity interest in such Person or (ii) the power to direct the management of such Person by contract or otherwise.

1.3 “Alexza Indemnitees” shall have the meaning set forth in Section 12.1.

1.4 “Alexza Know-How” shall mean all Know-How that is necessary or reasonably useful for the research, development, importation, use, manufacture, having manufactured, sale, having sold, offering for sale or otherwise commercializing the Product in the U.S., which Know-How is Controlled by Alexza or any of its Affiliates as of the Effective Date or at any time during the Term. For the avoidance of doubt, Alexza Know-How shall not include any Joint Know-How.

1.5 “Alexza Patents” shall mean all Patents that are necessary or reasonably useful for the research, development, importation, use, manufacture, having manufactured, sale, having sold, offering for sale or otherwise commercializing the Product in the U.S., which Patents are Controlled by Alexza or any of its Affiliates as of the Effective Date or at any time during the Term. For the avoidance of doubt, Alexza Patents shall not include any Joint Patents. A list of issued Alexza Patents as of the Effective Date is set forth on Exhibit 1.5, which list shall be updated from time to time upon written agreement between the Parties.

1.6 “Alexza Technology” shall mean all Alexza Know-How, Alexza Patents and Alexza’s interest in Joint Patents and Joint Know-How.

1.7 “Alexza Trademarks” means all Trademarks of Alexza, including the trademarks “Alexza Pharmaceuticals” and “Staccato” and trade name “Adasuve” as set forth on Exhibit 1.7, which are necessary or reasonably useful for the research, development, importation, use, manufacture, sale, having sold, offering for sale or otherwise commercializing the Product in the U.S.

1.8 “Alternative Product” shall mean a product, other than the Product, that has been approved by Regulatory Authorities or is being developed for approval by Regulatory Authorities, for marketing for [ * ] or treatment of agitation, wherein such product is delivered by inhalation.

1.9 “API” or “Active Pharmaceutical Ingredient” shall mean, in a pharmaceutical product, a clinically active material that provides pharmacological activity (excluding formulation components such as coatings, stabilizers, excipients or solvents, adjuvants or controlled release technologies).

1.10 “Applicable Laws” shall mean the applicable provisions of any and all national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, administrative codes, guidance, ordinances, judgments, decrees, directives, injunctions, orders, permits (including Regulatory Approvals) of or from any court, arbitrator, FDA or governmental agency or authority having jurisdiction over or related to the subject item.

1.11 “Approved Facility” shall have the meaning set forth in Section 6.2(c).

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.12 “Auditor” shall have the meaning set forth in Section 8.12.

1.13 “Bankruptcy Laws” shall have the meaning set forth in Section 14.6.

1.14 “Business Day” shall mean any day, except that if an activity to be performed or an event falls on a Friday, Saturday, Sunday or any other day which is recognized as a national holiday in New York, New York or Israel, then the activity may be performed or the event will occur on the next day that is not a Friday, Saturday, Sunday or such nationally recognized holiday. For the avoidance of doubt, references in this Agreement to “days” shall mean calendar days.

1.15 “Calendar Quarter” shall mean each successive period of three calendar months ending on each of March 31, June 30, September 30, and December 31.

1.16 “Calendar Year” shall mean a period of twelve consecutive calendar months beginning on and including January 1 and ending on December 31.

1.17 “Certificate of Analysis” or “COA” shall mean a document identified as such and provided by Alexza to Teva that states: (a) the results of analytical tests required by the Specifications to be performed with respect to the Product in Prepackaged Form, as applicable; (b) the quantity of the Product; and (c) the batch from which the Product was produced.

1.18 “CMC” shall have the meaning set forth in Section 6.4(a).

1.19 “[ * ]” shall mean [ * ] or [ * ]. For clarity, [ * ], is considered [ * ].

1.20 “[ * ] Plan” shall have the meaning set forth in Section 3.1(b)(ix).

1.21 “Commercially Reasonable Efforts” shall mean that level of efforts and resources, with respect to the applicable Party, at the relevant point in time, that is consistent with the efforts and resources that such Party, in the exercise of its reasonable scientific and business judgment relating to other prescription pharmaceutical products owned or licensed by such Party or to which it has exclusive rights, would normally devote to prescription pharmaceutical products having similar market or profit potential and at a similar stage of development or product life as the applicable Product, based on conditions then prevailing and taking into account [ * ] related to the Staccato Device and Product, issues related to safety and efficacy, product profile, [ * ], [ * ] or [ * ], marketplace competitiveness, the nature and extent of data exclusivity protection and/or market exclusivity protection (including patent coverage and regulatory exclusivity), the proprietary position of the Staccato Device and Product, [ * ], the regulatory structure involved, Regulatory Authority-approved labeling, the relative profitability of the Product (including, pricing and reimbursement status) and other relevant factors, including, comparative technical, legal, scientific, and/or medical factors.

1.22 “Commercialization Strategy” shall have the meaning set forth in Section 5.1(a).

1.23 “Commercialization Plan” shall have the meaning set forth in Section 5.1(b).

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.24 “Competitive Product” shall mean, with respect to the Product, a pharmaceutical product containing the Drug ([ * ]) as [ * ], which has obtained Regulatory Approval and is marketed by an entity other than Teva, its Affiliates, Distributors or Sublicensees in the Field. For clarity, “Competitive Product” does not include any Product licensed, manufactured or produced by or for Teva or any of its Affiliates or Sublicensees (i.e., an authorized generic product).

1.25 “Confidential Information” shall have the meaning set forth in Section 9.1.

1.26 “Confidentiality Agreement” shall mean that certain Confidentiality Agreement dated [ * ], between Alexza and Teva.

1.27 “Contractors” shall have the meaning set forth in Section 11.2(j)(i).

1.28 “Control” (including any variations such as “Controlled” and “Controlling”), in the context of intellectual property rights, Know-How and Confidential Information, shall mean possession (whether by license, other than pursuant to this Agreement, or ownership) by a Party or its Affiliates of the right to grant the other Party the applicable access, license, sublicense or other right under this Agreement, without violating the terms of any agreement or other arrangement, existing before, on, or after the Effective Date, with any Third Party. Notwithstanding anything to the contrary under this Agreement, with respect to any [ * ] that [ * ] of a Party [ * ] (including [ * ]), [ * ] of such [ * ] will be [ * ] hereunder by virtue of such [ * ] an [ * ] of such Party.

1.29 “Covers” shall mean, with respect to a product and a Patent, that, but for a license granted to a Person under a Valid Claim included in such Patent, such Person’s manufacture, use, sale, import, marketing, offer for sale or commercialization of the product would infringe such Valid Claim or in the case of a Patent that is a patent application, would infringe a Valid Claim in such patent application if it were to issue as a patent.

1.30 “Debarred Entity” shall have the meaning set forth in Section 11.1(d).

1.31 “Delivery Date” shall have the meaning set forth in Section 6.14(b)(iii).

1.32 “Development Plans” shall have the meaning set forth in Section 4.1.

1.33 “Disclosing Party” shall have the meaning set forth in Section 9.1.

1.34 “Distributor” shall mean a Third Party to whom Teva, an Affiliate of Teva or a Sublicensee has granted the right to market, promote, advertise, detail, sell and/or distribute Product in the U.S. without the control of Regulatory Filings for the Product in the U.S.

1.35 “DMF” or “Drug Master File” shall have the meaning set forth in Section 6.4(e).

1.36 “Drug” or “Loxapine” shall mean the compound with a structure set forth on Exhibit 1.36, or any [ * ] or [ * ] of such compound.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.37 “Effective Date” shall have the meaning set forth in the preamble of this Agreement.

1.38 “Failure Event” shall have the meaning set forth in Section 7.5.

1.39 “FACTA” shall have the meaning set forth in Section 17.5.

1.40 “FDA” shall mean the United States Food and Drug Administration, including all agencies under its control, and any successor agency thereto.

1.41 “FDA Mandated Studies” shall mean the human clinical trials conducted after the Regulatory Approval of a Product, which trials are conducted due to the requirement of the FDA, as listed on Exhibit 1.40 hereto.

1.42 “Field” shall mean all human pharmaceutical or [ * ] use.

1.43 “First Commercial Sale” shall mean the first bona fide arm’s length sale of the Product in the U.S. after the Effective Date to a Third Party by or on behalf of Teva or its Affiliates or Sublicensees for monetary value, for use or consumption by the end user of the Product. For greater certainty, sales of the Product for registration samples, clinical trial purposes or compassionate use sales, named patient use, test marketing, sampling and promotional uses, inter-company transfers to Affiliates of a Party and the like shall not constitute a First Commercial Sale.

1.44 “Force Majeure Event” shall have the meaning set forth in Section 16.1.

1.45 “Fully Burdened Manufacturing Cost” shall mean Alexza’s or its Affiliate’s fully burdened manufacturing cost of the Product (including packaging for shipment) calculated in conformity with GAAP and expressed on a per Unit manufactured basis, including the cost of:

(a) materials, including primary packaging and secondary packaging (to the extent done by Alexza) and labeling material;

(b) direct labor (including basic wages, labor and related payroll taxes and benefits) incurred or spent in the actual production, quality control, quality assurance, filling, packaging and labeling of the Product;

(c) overhead (including other manufacturing related operating expenses, such as, [ * ] and related [ * ] and [ * ], and [ * ]) incurred or spent in support of the actual [ * ] and [ * ] of the Product, [ * ], and [ * ] and costs of [ * ] to the Product within a [ * ], in each case, to the extent directly attributed to the Product. Overhead shall be allocated to production in a manner consistent with GAAP, proportionate to the total units of products manufactured in the facility. Overhead shall not include any (i) to the extent that the [ * ] is not [ * ] to Product, [ * ] or [ * ] of [ * ] or [ * ] to [ * ] and (ii) [ * ] and [ * ] activities such as [ * ] and [ * ];

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(d) interim transportation, or any related transportation costs including packaging and storage of the Product as incurred in connection with the supply of the Product pursuant to the terms of this Agreement; and

(e) to the extent that Alexza uses a Third Party contract manufacturer or supplier to manufacture and supply Product for Teva, the purchase price paid for the Product by Alexza to any such Third Party contract manufacturer or supplier, provided that in such event, [ * ] of the purchase price will be in lieu of items (a) through (d) above.

1.46 “Future Product-Specific Alexza Patents” shall have the meaning set forth in Section 10.2(a)(i).

1.47 “GAAP” shall mean generally accepted accounting principles of the U.S. from time to time in force and effect, applicable as of the date on which such accounting principles are to be applied or on which any calculation or determination is required to be made.

1.48 “Good Clinical Practices” or “GCP” shall mean the then-current standards, practices and procedures promulgated or endorsed by the FDA as set forth in the guidelines entitled “Guidance for Industry E6 Good Clinical Practice: Consolidated Guidance,” including related regulatory requirements imposed by the FDA and comparable regulatory standards, practices and procedures in jurisdictions outside the United States, as they may be updated from time to time.

1.49 “Good Laboratory Practices” or “GLP” shall mean the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, and comparable regulatory standards in jurisdictions outside the United States, as they may be updated from time to time.

1.50 “Good Manufacturing Practices” or “GMP” or “cGMP” shall mean the then-current good manufacturing practices required by the FDA, as set forth in the United States Federal Food, Drug and Cosmetic Act of 1938, as amended, and the United States Code of Federal Regulations, ICH Guideline Q7A as amended, and the regulations promulgated thereunder, for the manufacture and testing of pharmaceutical materials, and comparable laws or regulations applicable to the manufacture and testing of pharmaceutical materials in jurisdictions outside the United States, as they may be updated from time to time.

1.51 “ICH” shall mean the International Conference on Harmonization (of Technical Requirements for Registration of Pharmaceuticals for Human Use).

1.52 “IND” shall mean an Investigational New Drug application, as defined in 21 Code of Federal Regulations § 312.23, in accordance with the requirements of the United States Food, Drug, and Cosmetic Act of 1938, as amended, and the regulations promulgated thereunder, including all supplements and amendments thereto, filed with the FDA.

1.53 “Initial Launch Firm Commitment” shall have the meaning set forth in Section 6.14(b)(i).

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.54 “Inventions” shall mean any and all inventions, discoveries, improvements, processes, Know-How and techniques discovered, conceived or reduced to practice in the course of or as a result of activities under this Agreement, whether or not patentable or included in any claim of Patents, together with all intellectual property rights therein.

1.55 “Joint Inventions” shall mean any and all Inventions discovered, conceived or reduced to practice jointly by or on behalf Teva or its Affiliates, on the one hand, and by or on behalf of Alexza or its Affiliates, on the other hand.

1.56 “Joint Know-How” shall mean all Know-How included in Joint Inventions, other than any Joint Patents.

1.57 “Joint Patents” shall mean all Patents claiming any Joint Invention.

1.58 “JPT” shall have the meaning set forth in Section 3.2(a).

1.59 “JSC” shall have the meaning set forth in Section 3.1(a).

1.60 “Know-How” shall mean all tangible and intangible scientific, technical, clinical, regulatory, trade, marketing, commercial, financial or business information and materials, including ideas, concepts, inventions, discoveries, compounds, solid state forms, compositions of matter, formulations, assays, devices, designs, constructs, techniques, processes, methods, plans, trade secrets, formulae, practices, procedures, tests, data, results, analyses, documentation, reports, research, samples, and information, including, but not limited to: biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, non-clinical (including chemistry, manufacturing and control) information, safety, pre-clinical and clinical test design, methods, protocols, data, results, analyses, conclusions, quality assurance and quality control information, including study designs and protocols, regulatory documentation, information and submissions pertaining to, or made in association with, filings with a Regulatory Authority, knowledge, know-how, skill, and experience.

1.61 “Label Expansion Studies” shall mean clinical studies voluntarily conducted by Teva or its Affiliates or Sublicensees to seek Regulatory Approval for label expansion for the Product.

1.62 “Launch” shall mean the first bona fide arm’s length sale of a Product in the U.S. after the Effective Date to a Third Party by Teva or its Affiliates, Sublicensees or Distributors.

1.63 “Launch Forecast” shall have the meaning set forth in Section 6.12(a).

1.64 “Losses” shall have the meaning set forth in Section 12.1.

1.65 “Materials” shall have the meaning set forth in Section 6.13.

1.66 “Milestone Payment” shall have the meaning set forth in Section 8.3.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.67 “NDA” shall mean a New Drug Application as defined in Title 21 of the U.S. Code of Federal Regulations, §314.80 et seq., in accordance with the requirements of the United States Food, Drug, and Cosmetic Act of 1938, as amended, and the regulations promulgated thereunder, and all amendments and supplements thereto, filed with the FDA, including all documents, data, and other information that are necessary for gaining Regulatory Approval in the U.S., and all additions, supplements, extension and amendments thereto.

1.68 “Net Sales” shall mean the gross amounts invoiced or otherwise charged by or on behalf of Teva, its Affiliates or Sublicensees, for sale of a Product to Third Parties (other than other Affiliates or Sublicensees), less the following deductions to the extent actually incurred or accrued based on such sale, all determined in accordance with Teva’s standard practice for other pharmaceutical products, consistently applied:

(i) up to [ * ] of gross sales in the US to cover cash discounts given in the US;

(ii) except as otherwise provided in (i) above, cash discounts given off of the invoiced price;

(iii) reasonable estimates for any adjustments on account of price adjustments, shelf stock adjustments, promotional payments, and other similar allowances, reasonable estimate for chargebacks rebates administrative fee arrangements, reimbursements, commissions and similar payments to wholesalers and other distributors, buying groups, health care insurance carriers, pharmacy benefit management companies, health maintenance organizations, other institutions or health care organizations or other customers;

(iv) bad debt allowed and recognized by Teva for accounting purposes as not collectible not to exceed [ * ] of the gross sales; provided, however, that if a bad debt allowance is reduced in any subsequent Calendar Quarter, such reduced amount will be added back to the net sales amount for purposes of calculating Net Sales;

(v) reasonable estimates for amounts due to Third Parties on account of government-mandated rebate payments, including Medicaid rebates or other price reductions provided, based on sales by Teva and its Affiliates and Sublicensees to any governmental or Regulatory Authority in respect of state or federal Medicare, Medicaid, or similar programs;

(vi) reasonable estimates for allowances and credits to Third Parties on account of rejected, damaged, or returned Product;

(vii) any government mandated manufacturing tax, to the extent that such tax relates directly to Product sales and has not otherwise been previously paid by Alexza, including [ * ] tax imposed pursuant to the [ * ] (as amended or replaced);

(viii) tariffs, duties, excise, sales, value-added and other similar taxes (other than income taxes, franchise taxes or like taxes); and

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(ix) all freight, postage and insurance included in the invoice price;

provided that any of the items set forth above that would otherwise be deducted from the invoice price in the calculation of Net Sales but which are separately charged to Third Parties other than the Third Party being invoiced shall not be deducted from the invoice price in the calculation of Net Sales.

In no event shall any particular amount identified above be deducted more than once in calculating Net Sales (i.e., no “double counting” of deductions). Sales of the Product between Teva and its Affiliates or Sublicensees for resale shall be excluded from the computation of Net Sales. Notwithstanding anything to the contrary herein, the sale, disposal or use of the Product for marketing, regulatory, development or charitable purposes, such as clinical trials, preclinical trials, compassionate use, named patient use, or indigent patient programs, in each case without consideration, shall not be deemed a sale hereunder.

1.69 “Net Sales Milestone Event” shall have the meaning set forth in Section 8.3(b).

1.70 “Non-NDA Changes” shall have the meaning set forth in Section 6.4(b).

1.71 “Orange Book Patents” shall mean collectively the Orange Book Patents I and Orange Book Patents II.

1.72 “Orange Book Patents I” shall mean the Patents that (a) are listed during the Term in the FDA’s Approved Drug Products with Therapeutic Equivalent Evaluations (or successor thereto) with respect to the Product and (b) [ * ] to the [ * ], which Orange Book Patents I as of the Effective Date are set forth on Exhibit 1.72 hereto, which exhibit shall be updated from time to time upon the addition of any additional Patents as defined in this Section 1.72.

1.73 “Orange Book Patents II” shall mean the Patents that (a) are listed during the Term in the FDA’s Approved Drug Products with Therapeutic Equivalent Evaluations (or successor thereto) with respect to the Product and (b) [ * ] to the [ * ], which Orange Book Patents II as of the Effective Date are set forth on Exhibit 1.73 hereto, which exhibit shall be updated from time to time upon the addition of any additional Patents as defined in this Section 1.73.

1.74 “Party” shall mean Alexza or Teva individually, and “Parties” shall mean Alexza and Teva collectively.

1.75 “Patent(s)” shall mean (a) any and all national, regional and international patents, certificates of invention, applications for certificates of invention, priority patent filings and patent applications, including provisional patent applications, and (b) any renewal, divisional, continuation (in whole or in part), or request for continued examination of any of such patents, certificates of invention and patent applications, and any and all patents (including utility models, petty patents and design patents) or certificates of invention issuing thereon, and any and all reissues, reexaminations, extensions, divisions, renewals, substitutions, confirmations, registrations, revalidations, revisions, and additions of or to any of the foregoing.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.76 “Patent Term Extension” shall mean any term extensions, supplementary protection certificates, regulatory exclusivity and equivalents thereof offering patent protection beyond the initial term with respect to any issued Patents. For clarity, Patent Term Extension shall include an extension of exclusivity provided for the Product by listing of the Orange Book Patent.

1.77 “Person” shall mean any individual, corporation, partnership, limited liability company, trust, governmental entity, or other legal entity of any nature whatsoever.

1.78 “Planning Forecast” shall have the meaning set forth in Section 6.11.

1.79 “Prepackaged Form” shall mean the packaging of the Product as [ * ] in the form of [ * ] in a [ * ] related to the Product, [ * ] and the [ * ] as the [ * ] of the Product, but requiring [ * ] in the U.S. by Teva.

1.80 “Product” shall mean the drug-device combination product that is comprised of Loxapine delivered by the Staccato Device (or Staccato Loxapine), which has been or is during the Term approved by the FDA in the U.S., which form of product is currently designated as Adasuve®. For clarity, the Product, subject to Section 2.1(a), shall include [ * ] pursuant to this Agreement whether by or on behalf of Teva.

1.81 “Product-Specific Alexza Patents” shall mean those Alexza Patents in the U.S. that only Cover the Product. At the Effective Date, U.S. Patent [ * ] that is also [ * ].

1.82 “Purchase Order” shall have the meaning set forth in Section 6.14(b)(ii).

1.83 “Quality Agreement” shall have the meaning set forth in Section 6.3.

1.84 “Recalls” shall have the meaning set forth in Section 6.23(a).

1.85 “Receiving Party” shall have the meaning set forth in Section 9.1.

1.86 “Regulatory Approval” shall mean any and all approvals (including any applicable governmental price and reimbursement approvals), licenses, registrations or authorizations from any Regulatory Authority necessary for the manufacture, use, storage, import, export, distribution, transport, promotion, marketing, commercialization and/or commercial sale (including packaging and labeling) of the Product for human use, NDA filings (or any foreign equivalents thereof) for the Product, and product license applications of the Product.

1.87 “Regulatory Authority” means any federal, national, multinational, regional, state, provincial or local regulatory agency, department, bureau, commission, council or other governmental entity with authority to grant a Regulatory Approval or having jurisdiction over the manufacture, development or commercialization of the Product.

1.88 “Regulatory Filings” shall mean any and all applications, approvals, licenses, registrations, notifications, registrations, submissions and authorizations made to or received from the FDA necessary for the development, manufacture and/or commercialization of a Product, including any IND and NDA filings and foreign equivalents thereof.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.89 “Regulatory Milestone Event” shall have the meaning set forth in Section 8.3(a).

1.90 “Regulatory Requirements” shall mean data and application documents that meet the standard for obtaining Regulatory Approval.

1.91 “Royalty Rate” shall have the meaning set forth in Section 8.4(a).

1.92 “Royalty Term” shall have the meaning set forth in Section 8.4(b).

1.93 “SEC” shall have the meaning set forth in Section 9.5(a).

1.94 “Senior Executives” shall have the meaning set forth in Section 15.1.

1.95 “Shelf Life” of the Product as of a date means the number of months between the manufacture date and the expiration date of such Product based on the total period that the Product is approved for use in commerce according to the Product’s NDA.

1.96 “Specifications” means the specifications for the Product, as established by inclusion in any Regulatory Approval application filed for the Product and as required by FDA in the U.S. for approval and such other specifications, such as specifications for packaging, storage conditions and labeling of the Product, as agreed by the Parties in writing.

1.97 “Staccato Device” shall mean any hand-held, fixed-dosage device for the administration of API(s), which relies on [ * ], where the device is known as or based on, but may or may not be referred to, as the Staccato® system.

1.98 “Sublicensee” shall mean a Third Party, other than a Distributor, to whom Teva or an Affiliate of Teva has granted a sublicense under the Alexza Technology as permitted under Section 2.3(a) of this Agreement. For clarity, the term “Sublicensee” shall not include (i) any wholesalers or importers that are not granted any sublicense under the Alexza Technology under Section 2.3(a), or (ii) any contract manufacturers that are granted only the right to manufacture the Product in accordance with the terms and conditions herein for Teva or its Affiliates or Sublicensees for commercialization of the Product.

1.99 “[ * ] of the FDA Mandated Studies for a Product” shall mean the [ * ] FDA Mandated Studies, and [ * ] of such [ * ] FDA Mandated Studies.

1.100 “Supplier” shall have the meaning set forth in Section 6.7.

1.101 “Supply Forecast” shall have the meaning set forth in Section 6.12(b).

1.102 “Term” shall have the meaning set forth in Section 13.1.

1.103 “Teva Indemnitees” shall have the meaning set forth in Section 12.2.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.104 “Teva Know-How” shall mean all Know-How with respect to [ * ] that are generated by or on behalf of Teva or any of its Affiliates during the Term pursuant to this Agreement or otherwise in connection with the [ * ] and [ * ] of the Product.

1.105 “Teva [ * ] Inventions” shall have the meaning set forth in Section 10.1(b).

1.106 “Teva [ * ] Patents” shall mean all Patents that claim Teva [ * ] Inventions.

1.107 “Teva Patents” shall mean all Patents that claim Inventions with respect to [ * ] generated by or on behalf of Teva or any of its Affiliates during the Term pursuant to this Agreement or otherwise in connection with the [ * ] and [ * ] of the Product. For clarity, the Alexza Patents and Orange Book Patents shall not be considered Teva Patents.

1.108 “Teva Technology” shall mean all Teva Know-How and Teva Patents, including Teva’s interest in Joint Patents and Joint Know-How.

1.109 “Third Party” shall mean any Person other than Alexza, Teva and their respective Affiliates.

1.110 “Third Party Claim” shall have the meaning set forth in Section 12.1.

1.111 “Trademarks” shall mean trademarks, trade names, trade dress, service marks, domain names, logos, slogans and brandings, registered or unregistered, whether at common law or statutory, and all goodwill associated with the foregoing.

1.112 “Training Devices” shall have the meaning set forth in Section 6.2(b).

1.113 “Transfer Price” shall have the meaning set forth in Section 8.6.

1.114 “Unit” shall mean one complete and integrated unit of Product consisting of Staccato Device and Drug included as a single pack in a pouch and appropriately labeled.

1.115 “United States” or “U.S.” shall mean the United States of America and its territories, districts, commonwealths and possessions, including the Commonwealth of Puerto Rico and the District of Columbia.

1.116 “Valid Claim” shall mean: (a) an unexpired claim of an issued patent which has not been found to be unpatentable, invalid or unenforceable by a court, national or regional patent office, or other appropriate body that has competent jurisdiction in the subject country, from which decision no appeal is taken or can be taken (except for writ of certiorari); or (b) a pending claim of a pending patent application which has not been pending for more than [ * ] years since the date of its first substantive office action. For clarity, Valid Claim shall include any regulatory exclusivity granted, whether pursuant to supplementary protection certificate, data exclusivity or other similar intellectual property protection of the Product.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.117 “Wind-Down Period” shall mean any period after the effective date of termination of this Agreement, during which Parties are required to wind-down development activities pursuant to Section 14.2(a) or 14.3(a), as the case may be.

ARTICLE 2

GRANT OF LICENSE

2.1 Licenses to Teva Under Alexza Technology.

(a) Technology License to Teva. Subject to the terms and conditions of this Agreement, Alexza hereby grants and causes its Affiliates to grant to Teva and its Affiliates under the Alexza Technology in the U.S.:

(i) (A) an exclusive license (even as to Alexza and its Affiliates), with the right to sublicense in accordance with Section 2.3, to research, develop, import, use, market, sell, have sold, offer for sale and otherwise commercialize the Product in the Field in the U.S., and (B) a co-exclusive license (with Alexza and its Affiliates only), with the right to sublicense in accordance with Section 2.3, to manufacture and have manufactured the Product for the purposes of researching, developing, importing, using, marketing, selling, having sold, offering for sale and otherwise commercializing the Product in the Field in the U.S.; and

(ii) a non-exclusive and royalty-free license, with the right to sublicense, solely and to the extent needed to conduct clinical and non-clinical development activities with respect to the Product in the Field outside the U.S., in accordance with Section 2.1(c).

For clarity, the license to Teva to manufacture and have manufactured the Product as set forth in Section 2.1(a)(i)(B) above shall be limited to the right to complete or have completed secondary packaging and labeling unless and until such time as the rights of Teva under Sections 7.4, 7.5, or 8.6 come into effect.

For further clarity, the Parties acknowledge that an amendment to this Agreement may be required, and the Parties agree to negotiate in good faith such amendment, in order to [ * ] (e.g., [ * ], listing of additional Alexza Patents, [ * ]) specific to [ * ] for [ * ] this Agreement consistent with the general terms and intent of this Agreement; provided that in any event [ * ] shall be required [ * ] as part of any such amendment.

(b) Trademark License to Teva. Subject to the terms and conditions set forth herein, Alexza hereby grants and causes its Affiliates to grant to Teva and its Affiliates under the Alexza Trademarks:

(i) (A) a co-exclusive (with Alexza and its Affiliates only) and royalty-free license, with the right to sublicense, to use the “Adasuve” Trademark, and (B) a non-exclusive and royalty-free license, with the right to sublicense, to use the “Alexza” and “Staccato” Trademarks and Alexza Trademarks (excluding specifically the “Adasuve” Trademark), in each case for use solely with the Product in the U.S.; and

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(ii) (ii) a non-exclusive and royalty-free license, with the right to sublicense, to use the Alexza Trademarks solely with the Product in the conduct of clinical and non-clinical development activities in the Field outside the U.S., in accordance with Section 2.1(c) below. All usage by Teva of the Alexza Trademarks pursuant to this Section 2.1(b) shall be in accordance with Section 10.7.

(c) Limitation on Non-Exclusive Licenses Outside the U.S. The licenses granted to Teva under Section 2.1(a)(i)(B) and Sections 2.1(a)(ii) and 2.1(b)(ii) shall only include (subject to Sections 7.4, 7.5, and 8.6) the right to manufacture and have manufactured the Product worldwide and conduct clinical and non-clinical development activities worldwide, respectively, other than as prohibited under any Third Party license agreements outside of the U.S. solely and to the extent needed for the purpose of researching, developing, manufacturing, having manufactured, importing, using, selling, having sold, offering for sale and otherwise commercializing the Product in the Field in the U.S., provided that to the extent Alexza enters into any Third Party license agreements for [ * ] after the Effective Date, Alexza shall [ * ] to [ * ] for Teva to manufacture and have manufactured the Product, and conduct such clinical and non-clinical development activities, in [ * ]. To the extent not prohibited as set forth in this Section 2.1(c), in the event there is a Third Party licensee of the Product for any country outside of the U.S. in which Teva proposes to conduct clinical and non-clinical development activities, then Alexza shall promptly notify Teva of the identity of such Third Party licensee, and shall promptly notify the Third Party licensee that Teva will be conducting its proposed activities in such country. Teva agrees that it will [ * ] and [ * ] of such activities with such Third Party licensee, provided that any such Third Party licensee agrees that [ * ] of any clinical and non-clinical development activities conducted by the Third Party licensee for the Product [ * ], and should any such development activities take place in the U.S., such Third Party licensee will coordinate such development activities with Teva; provided, however, that in no event shall the [ * ] include [ * ] for [ * ]. Notwithstanding the foregoing, Teva will have the right to [ * ] the [ * ] of any such clinical and non-clinical development activities if Teva reasonably believes it will [ * ] activities under this Agreement, and Alexza shall similarly provide [ * ] to [ * ] the [ * ] of any clinical and non-clinical development activities if [ * ] reasonably believes it will [ * ] activities under its license agreement with Alexza.

2.2 Licenses to Alexza.

(a) Subject to the terms and conditions of this Agreement, Teva hereby grants and causes its Affiliates to grant to Alexza and its Affiliates a royalty-free, fully-paid, non-exclusive license, with the right to grant sublicenses, under Teva Technology for Alexza to manufacture, have manufactured, use, sell, have sold, offer for sale and import: (i) the Product other than [ * ] outside the Field in the U.S. and for any use outside the U.S.; and (ii) any other products containing the Staccato Device, provided such products do not include any Product; and

(b) Subject to the terms and conditions of this Agreement, Teva hereby grants and causes its Affiliates to grant to Alexza and its Affiliates a royalty-free, fully-paid, non-exclusive license, with the right to grant sublicenses under the Teva exclusive license pursuant to Section 2.1(a)(i)(A) solely to research, develop, import and use a Product other than [ * ] in the U.S. in accordance with the terms of Section 2.4, provided, however, that in the event Alexza, its

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Affiliate or its sublicensee proposes to conduct any clinical or non-clinical development activities for the Product in the U.S., Alexza shall promptly notify Teva, and Alexza, its Affiliate or its sublicensee agrees that it shall [ * ], and shall [ * ] of any such activities for the Product conducted in the U.S., unless Teva [ * ] based on [ * ] that they [ * ] under this Agreement.

2.3 Sublicensees; Distributors; Affiliates.

(a) Right to Sublicense. Teva and its Affiliates shall have the right to sublicense any of the rights or obligations of Teva and its Affiliates under this Agreement, including the licenses granted pursuant to Section 2.1(a) and Section 2.1(b). All sublicense agreements granted by Teva or its Affiliates shall be consistent with the terms and conditions of this Agreement, and shall provide that the Sublicensee shall be bound by and subject to all applicable terms and conditions of this Agreement in the same manner and to the same extent as Teva is bound hereby. Teva shall, within [ * ] days of entry into such sublicense agreement, provide a copy of each such sublicense agreement to Alexza, subject to redaction of financial terms and other provisions that do not relate to this Agreement. Teva shall remain responsible for the performance of its Sublicensees hereunder.

(b) Right to Engage Distributors. Teva, its Affiliates and its Sublicensees shall have the right to engage Distributors under this Agreement, provided that Teva shall remain fully responsible for the performance of the Distributors hereunder, including the compliance with Applicable Laws by such Distributors in connection with the storage and distribution of the Product hereunder. In the event of termination of this Agreement pursuant to Section 13.2(b) for breach by Teva, Alexza shall reasonably consider and discuss with each such Distributor potential continuation of the Distributor agreement directly with Alexza if such Distributor is not in breach of its Distributor agreement with Teva, its Affiliates or its Sublicensees.

(c) Affiliates. Teva shall identify in a written notice to Alexza which of Teva’s Affiliates is exercising rights or performing obligations pursuant to this Agreement which notice shall be delivered to Alexza within [ * ] days after expiration of the Calendar Quarter immediately following the Calendar Quarter during which such exercise or performance occurred, it being understood that no report shall be required hereunder if there has not been a change from the prior Calendar Quarter. In any event, Teva Pharmaceuticals USA, Inc. shall remain responsible for the performance of any of its Affiliates. In addition, Alexza shall identify in a written notice to Teva which of Alexza’s Affiliates is exercising rights or performing obligations pursuant to this Agreement which notice shall be delivered to Teva within [ * ] days after expiration of the Calendar Quarter immediately following the Calendar Quarter during which such exercise or performance occurred, it being understood that no report shall be required hereunder if there has not been a change from the prior Calendar Quarter. In any event, Alexza Pharmaceuticals, Inc. shall remain responsible for the performance of any of its Affiliates.

2.4 Rights Reserved. Except for the rights and licenses expressly granted in this Agreement, Alexza retains all rights under its intellectual property, including the Alexza Technology, and Teva retains all rights under its intellectual property, including Teva Technology, and no rights shall be deemed granted by one Party to the other Party by implication, estoppel or otherwise. Further, notwithstanding the grants of exclusive rights in

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Section 2.1, Alexza retains the right to: (a) perform or have performed all of its obligations under this Agreement, including, but not limited to, to manufacture and have manufactured the Product for supply to Teva as contemplated by Article 6; (b) manufacture and have manufactured the Product in the U.S. for the purpose of researching, developing, importing, using, selling, having sold and offering for sale the Product outside the U.S.; and (c) subject to Section 2.2(b), perform and grant licenses or sublicenses solely to conduct clinical and non-clinical development activities with respect to the Product in the U.S. solely for the purpose of researching, developing, importing, using, selling, having sold and offering for sale the Product outside of the U.S. or outside of the Field. For the avoidance of doubt, rights reserved by Alexza hereunder do not include any of Teva’s rights to [ * ], and the licenses granted to Teva under Section 2.1 do not confer any rights to Teva with respect to any product comprising the Staccato Device and any API other than Loxapine, or any product comprising the Staccato Device and two or more APIs that do not include Loxapine.

2.5 Assignment of NDA; Technology Transfer.

(a) As soon as practicable following the Effective Date, Alexza shall assign the NDA (including all related regulatory Know-How for the U.S.) for the Product to Teva, and Teva shall thereafter be responsible for the maintenance of the NDA at its sole cost and expense.

(b) The Parties shall regularly consult to facilitate the transfer of Alexza Know-How excluding manufacturing Know-How, except as provided in Sections 7.4, 7.5, and 8.6. In that respect, no later than [ * ] days after the Effective Date, Alexza shall make personnel of Alexza who are knowledgeable and experienced in the use of the Product available to Teva to facilitate the transfer of Alexza Know-How (other than manufacturing Know-How, except as provided in Sections 7.4, 7.5, and 8.6) existing as of the Effective Date with a goal to effect complete transfer of the NDA and related Alexza Know-How with respect to the Product within [ * ] days of the Effective Date, provided that should such transfer not be completed within such [ * ]-day period, such transfer shall be completed as soon as practicable thereafter. Teva shall reasonably cooperate with Alexza during such transfer and shall promptly undertake to reasonably assist in completing the transfer. During the Term, Alexza shall provide to Teva, at Teva’s reasonable request and sole cost and expense, any additional Alexza Know-How for the Product in the U.S. that has not previously been provided hereunder (other than manufacturing Know-How, except as provided in Sections 7.4, 7.5, and 8.6).

(c) In any event, Alexza shall have full access to all data and information in the NDA for the Product and Alexza shall be responsible for preparing the CMC portion of the NDA for the Product for Teva to file as part of the NDA in accordance with Section 6.4. Alexza shall have the right to share any such data and information from the NDA for the Product (other than [ * ]) with any Third Party licensee or prospective licensee of the Product outside of the U.S. under confidentiality obligations consistent with Article 9. Teva shall reasonably cooperate in the timely access and transfer of any data and information included in the NDA to Alexza during the Term.

(d) The transfer of Alexza Know-How with respect to manufacture of the Product shall be in accordance with Article 7 and Section 8.6.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2.6 Non-Competition.

(a) Non-Competition. During the Term, each Party hereby covenants not to research, develop, import, use, sell, have sold and/or offer for sale any Alternative Product in the U.S. so long as Teva or its Affiliate, Sublicensee or Distributor is developing and/or commercializing the Product in the U.S. For clarity, nothing herein shall be deemed to limit (i) the rights retained by Alexza pursuant to Section 2.4 with respect to the Product or an Alternative Product outside of the U.S., and (ii) Teva’s right to directly or indirectly research, develop, import, export, use, market, manufacture, have manufactured, sell, have sold, offer for sale and otherwise commercialize an Alternative Product outside the U.S.

(b) Acquisition of Alternative Product. Notwithstanding Section 2.6(a), in the event that (i) a Party obtains any Alternative Product being developed and/or commercialized in the U.S. as a result of a merger with, or acquisition of or by, any Third Party, and (ii) as of such time, Teva (or its Affiliate, Distributor or Sublicensee) is developing or commercializing the Product in the U.S., then the Party that obtained such an Alternative Product shall, within [ * ] days after the closing of such merger or acquisition, either: (A) upon the written election of either Party, enter into a binding written agreement whereby such Party grants an economic benefit to the other Party in exchange for any erosion of the market for the Product in the U.S., it being understood that neither Party shall be obligated to enter into such an agreement; provided that if the Parties fail to enter into such agreement within [ * ] days after delivery of such written election, then the Party acquiring such an Alternative Product shall comply with the terms of subsection (B) or (C); (B) enter into a binding written agreement to sell, transfer, assign or divest all of the acquiring Party’s rights in and to such Alternative Product to a Third Party and consummate such sale, transfer, assignment or divestiture of said rights not later than [ * ] year following the acquisition of such Alternative Product; or (C) terminate any development and/or commercialization of such Alternative Product within [ * ] days following the acquisition of the Alternative Product (unless and to the extent required to continue commercialization of such Alternative Product by a governmental authority, in which case the Parties shall enter into a mutually acceptable agreement of the type contemplated by the foregoing clause (A)).

2.7 [ * ]. During the Term, Teva may propose from time to time the [ * ] of [ * ] by written notice to Alexza. Promptly, and in any event within [ * ] days following written notice, the Parties shall meet and discuss the [ * ] and [ * ] issues related to the [ * ] of such [ * ] in sufficient detail to enable Teva to prepare a [ * ] plan [ * ] for such [ * ]. Teva shall [ * ] to prepare [ * ] and [ * ] with respect to the [ * ] and [ * ] of [ * ] (a “[ * ] Plan”) for presentation to the JSC for review pursuant to Section 3.1(b)(ix). Following approval of a [ * ] Plan by the JSC, Teva shall submit to Alexza the [ * ] Plan along with its commitment in writing to [ * ] Plan as approved if accepted by Alexza. Within [ * ] Business Days following submission by Teva, Alexza shall consider the specified efforts under the [ * ] Plan and notify Teva whether it will [ * ] to [ * ] and [ * ] efforts at the [ * ] as set forth in [ * ]. If Alexza does not agree to [ * ] and [ * ] or fails to timely respond to the submission, Teva will have the right to engage Third Parties [ * ] to provide support under the [ * ] Plan. In any event, the Parties will negotiate in good faith to conform the Agreement to the inclusion of the [ * ] Plan efforts, whether by Alexza or the Third Party [ * ] other than the [ * ], if applicable.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ARTICLE 3

GOVERNANCE

3.1 Joint Steering Committee.

(a) Establishment. Within [ * ] days following the Effective Date, Alexza and Teva shall establish a joint steering committee consisting of at least three (3) representatives from each Party (the “JSC”) for the Parties to provide all relevant information to the JSC in order for it to serve as a forum for the discussion and exchange of information and coordination of activities regarding the research, development, manufacturing, publications (by the Parties), non-clinical, clinical and regulatory strategy, and commercialization of the Product in the U.S., as well as for the Parties to provide all relevant information to the JSC in order for it to serve as a forum for global coordination and exchange of information regarding the Product worldwide. Such representatives shall be appropriately qualified and of appropriate seniority to discuss the related activities of the Parties with respect to the Product, and shall be responsible for coordinating communications to each Party. Each Party at any time may replace its representatives on the JSC on written notice to the other Party. Any member of the JSC may designate an appropriately qualified substitute to attend and perform the functions of that member at any meeting of the JSC. Each Party may, with the consent of the other Party, such consent not to be unreasonably withheld or delayed, invite non-member representatives of such Party to attend meetings of the JSC on a non-voting capacity; provided that any such non-member representative shall be bound by confidentiality, intellectual property rights and non-use obligations consistent with the terms of this Agreement.

(b) Responsibilities of JSC. The JSC will perform the following activities related to the Product in the U.S.:

(i) provide a forum for the Parties to discuss and exchange information regarding Teva’s clinical and regulatory strategies;

(ii) review and discuss periodic reports from JPTs regarding progress on the overall development, regulatory and commercialization strategies for the Product;

(iii) provide a forum for the Parties to discuss and exchange information regarding any aspect of the performance, progress and completion of the commercialization (including review of Teva’s Commercialization Strategy and Commercialization Plans) and manufacture of Product in the U.S.;

(iv) provide a forum for the Parties to discuss and exchange information regarding Teva’s Development Plans and any material changes to the Development Plans in the U.S.;

(v) provide a forum for the Parties to discuss and exchange information regarding material development, regulatory and manufacturing matters pertaining to the Product in the U.S. and outside the U.S.;

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(vi) provide a forum for the Parties to discuss and exchange information regarding Teva’s prelaunch, Launch and subsequent commercialization activities with respect to the Product in the U.S., and

(vii) pursuant to Section 4.5, provide a forum for Alexza to discuss and exchange information regarding any development and commercialization activities of Alexza and Alexza’s Affiliates and/or licensees pertaining to the Product outside the U.S.;

(viii) perform such other duties as are specifically assigned by the Parties to the JSC pursuant to this Agreement; and

(ix) provide a forum for the Parties to discuss Teva’s [ * ] Plan, including any request by Teva for Alexza to provide support under any [ * ] Plan at the [ * ] as set forth in [ * ], with comments and considerations by the JSC to occur within [ * ] days after Teva first submits a written draft of the [ * ] Plan to the JSC. Following review and approval of a [ * ] Plan, Alexza shall review and accept or decline participating in the [ * ] Plan in accordance with Section 2.7.

(c) Meetings. The JSC will meet once each Calendar Quarter during the first [ * ] months following the Effective Date; following the [ * ] anniversary of the Effective Date, the JSC will meet once every [ * ] for the next [ * ] months; and thereafter the JSC will meet [ * ]. The JSC will meet on such dates and at such times as the Parties agree and no less frequently than once every [ * ] months. The JSC will also hold additional meetings as promptly as practicable and reasonable if requested by one of its representatives. The JSC will have in person meetings at least once per [ * ], alternating each [ * ] between Teva and Alexza headquarters, but otherwise may meet by audio- or videoconference if all attendees can hear each other.

(d) No Authority. Teva shall retain the rights, powers and discretion granted to it under this Agreement to have exclusive and sole decision-making authority regarding commercialization of the Product, including any Development Plans, Commercialization Strategies, Commercialization Plans, and Label Expansion Studies, and no such rights, powers, or discretion shall be delegated to or vested in the JSC. Notwithstanding anything to the contrary in the foregoing but subject to Sections 7.4, 7.5, and 8.6, or as otherwise set forth in this Agreement, Alexza shall have exclusive and sole decision-making authority regarding manufacturing matters pertaining to the Product, and no such rights, powers, or discretion shall be delegated to or vested in the JSC. The JSC shall not have the authority to: (i) modify or amend the terms and conditions of this Agreement; (ii) waive either Party’s compliance with the terms and conditions of under this Agreement; or (iii) determine any such issue in a manner that would conflict with the express terms and conditions of this Agreement. For clarity, the rights, powers and discretion hereunder shall not include manufacture of the Product by or for Alexza as set forth in this Agreement.

(e) Minutes. Minutes for each of the JSC meetings shall be prepared by a Teva or an Alexza representative of the JSC on an alternating basis. The draft minutes shall be sent to all representatives of the JSC for comment promptly after each such meeting (but in no

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

event more than [ * ] days after each such meeting). All actions noted in the minutes shall be reviewed and approved at the immediately following meeting of the JSC; provided that if the Parties cannot agree as to the content of the minutes at the time the JSC next meets, such minutes shall be finalized to reflect any areas of disagreement.

3.2 Subcommittees—Initial Joint Project Teams.

(a) Formation and Purpose. Within [ * ] Business Days of the Effective Date, the Parties shall establish joint project teams (“JPTs”, or individually a “JPT”) to serve as a forum for the discussion and exchange of information regarding each of the development, commercialization and manufacturing functions for the Product. The general purpose of each JPT is to facilitate communication between the Parties regarding key functional areas for the Product in the U.S. For each JPT, each Party will designate two (2) representatives who are employees of such Party with appropriate expertise to serve as JPT members. JPT members may serve on more than one JPT as appropriate in view of the individual’s expertise. A Party may replace any of its JPT members at any time by giving written notice to the other Party. Each Party must promptly fill any vacancy on a JPT caused by the death, resignation or other incapacity of any of such Party’s representatives.

(b) Specific Responsibilities of the JPTs. Each of the following JPTs shall be formed to discuss and exchange information regarding the following activities for the Product in the U.S.:

(i) Development and Regulatory JPT. A JPT (the “Development JPT”) shall review and discuss reports, results and data from the Parties that result from their respective development activities to the extent such reports, results and data are generated by the Parties internally in the ordinary course of business, in advance of each JSC meeting as referenced in Section 3.1(c) above, including reports, results and data relating to the FDA Mandated Studies, Teva’s Development Plans, and Label Expansion Studies. In addition, the Development JPT shall receive from the Parties and discuss reports on communications, meetings and other interactions with the FDA and other Regulatory Authorities worldwide pertaining to INDs, NDAs, other Regulatory Approvals and Drug Master Files with respect to the Product;

(ii) Manufacturing and Quality JPT. A JPT (the “Manufacturing JPT”) shall coordinate the timely preparation of manufacturing and quality related activities for the Product and communicate information regarding the manufacture and delivery of Product among Teva, its Affiliates, Sublicensees and Distributors, and Alexza;

(iii) Commercialization JPT. A JPT (the “Commercialization JPT”) shall (A) review and discuss reports, results and data from Teva with respect to the Commercialization Plan, Launch and prelaunch activities to the extent such reports, results and data are generated customarily by Teva for internal use, in advance of each JSC meeting as referenced in Section 3.1(c) above, (B) discuss and exchange information regarding the Teva’s activities related to training, sales, marketing and other promotional activities for commercialization, and (C) review and discuss interactions with the FDA related to the Product.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

In any event, each JPT shall perform such other functions as the JSC may designate in writing.

(c) Meetings of each JPT. Each JPT will meet as frequently as it decides but no less frequently than once every [ * ] during the first [ * ] months following the Effective Date, and once every [ * ] thereafter, on such dates and at such times as it determines. Each JPT will also hold additional meetings as promptly as practicable if requested by one of its representatives. A JPT may meet by audio- or videoconference if both Parties consent and if all attendees can hear each other. The initial JPTs will hold their first meetings within [ * ] calendar days after the Effective Date in person at Alexza headquarters.

(d) No Authority. Teva shall retain the rights, powers, and discretion granted to it under this Agreement to have exclusive and sole decision-making authority regarding commercialization of the Product, and no such rights, powers, or discretion shall be delegated to or vested in any JPT. No JPT shall have the authority to: (i) modify or amend the terms and conditions of this Agreement; (ii) waive either Party’s compliance with the terms and conditions of this Agreement; or (iii) determine any such issue in a manner that would conflict with the express terms and conditions of this Agreement.

(e) Action Items. The agenda and action items for each of the JPT meetings shall be prepared by a Teva or an Alexza representative of the JPT on an alternating basis. The draft action items shall be sent to all representatives of the JPT for comment promptly after each such meeting (but in no event more than [ * ] days after each such meeting). All items noted in the action items shall be reviewed at the immediately following meeting of the JSC; provided that if the Parties cannot agree as to the content of the action items at the time the JSC next meets, such action items shall be finalized by the JPT to reflect any areas of disagreement.

3.3 Decision-Making. At all times, the representatives of each Party on the JSC and JPTs shall take into consideration the view of the representatives of the other Party regarding the matters under consideration by the JSC and JPT, and the objective of the JSC and JPT shall be to reach agreement by consensus on matters after reasonable and open discussion. Each Party’s representatives collectively shall each have one (1) vote, with at least one (1) representative from each Party participating in all matters coming before the JSC and JPTs. All JPT disputes shall be subject to determination by the JSC. In the event the JSC determines that it cannot reach an agreement regarding any decision within the JSC’s authority, then, within [ * ] Business Days after such determination, either Party may, by written notice to the other, have such issue referred to the Senior Executives for resolution. The Senior Executives shall meet promptly to discuss the matter submitted and to determine a resolution. If the Senior Executives are unable to determine a resolution in a timely manner, which shall in no case be more than [ * ] days after the matter was referred to them, then Teva may, in its discretion, determine the resolution of the matter for the JSC.

3.4 Expenses. Each Party shall bear its own costs, including expenses incurred by the representatives nominated by it, in connection with its activities as members of the JSC and JPT under this Article 3.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.5 Additional Subcommittees. From time to time, the JSC may establish, as well as terminate, additional JPTs to oversee particular projects or activities within the scope of authority of the JSC, as it deems necessary or advisable. Each JPT shall consist of such equal numbers of representatives of each Party as the JSC determines is appropriate from time to time and shall meet with such frequency as the JSC shall determine.

ARTICLE 4

DEVELOPMENT AND REGULATORY ACTIVITIES

4.1 Development Plans. During the Term, Teva shall have exclusive and sole decision-making authority regarding its development plans for the Product (the “Development Plans”), and shall disclose its then current Development Plans to Alexza to the extent such Development Plans are generated customarily by Teva for internal use. Teva shall disclose in advance any Development Plan it may implement in the U.S. for review by Alexza through the JSC, including updates as requested from time to time through the Development JPT. The JSC shall review and discuss Teva’s Development Plans and any changes thereto on an ongoing basis as set forth in Article 3, it being understood that Alexza shall have the opportunity to discuss with Teva such Development Plans.

4.2 Development Responsibilities. Teva shall have exclusive and sole decision-making authority regarding conducting and funding all development and regulatory activities (including making Regulatory Filings and paying fees for Regulatory Filings) associated with the Product in the U.S., including any FDA Mandated Studies and Label Expansion Studies. Teva shall use Commercially Reasonable Efforts to maintain Regulatory Approval of the Product in the U.S., and Teva shall at all times be responsible for communication, and shall have the sole right to communicate, with the FDA in connection with the development of, obtaining and maintaining Regulatory Approval for the Product in the U.S. Teva shall also investigate and consider whether to undertake activities for Label Expansion Studies and pursue approval for additional indications for the Product in the U.S. during the Term.

4.3 Conduct of Development Activities.

(a) Compliance with Development Plan and Applicable Laws. All development and regulatory activities for maintaining Regulatory Approval of the Product shall be conducted by and on behalf of Teva and its Sublicensees, in accordance with a Development Plan prepared by Teva and subject to the provisions of this Agreement. Teva shall conduct activities under its Development Plan in compliance in all material respects with all Applicable Laws and in accordance with GLP and GCP (when applicable). Teva may request, and Alexza shall reasonably consider, providing development support as a subcontractor of Teva from time to time during the Term, provided that any such subcontractor obligations shall be pursuant to a separate agreement and financial terms to be negotiated between the Parties. To the extent Alexza agrees to support Teva under any activities pursuant to this Agreement not otherwise provided for herein, Alexza agrees that the FTE rate shall be [ * ], plus annual increases in accordance with the then most recently published [ * ], [ * ], per full-time employee’s work time over a [ * ] month period (including vacations, sick days and holidays applicable to Alexza but in no event less than [ * ] hours per [ * ] month period) related directly to such activities.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b) Diligence. Teva shall use Commercially Reasonable Efforts to conduct and complete the studies and activities in its Development Plan in order to achieve the goals of the Development Plan in accordance with the timelines specified therein, including using its good faith efforts to allocate sufficient time, effort, equipment and facilities to such development activities and to use personnel with sufficient skills and experience as required to accomplish such studies and activities in accordance with such Development Plan and the terms of this Agreement.

(c) Information Regarding Development Activities. Teva shall maintain records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall fully and properly reflect all work done and results achieved by or on behalf of Teva in the performance of its development activities under this Agreement. Teva shall, through the Development JPT, keep the JSC appropriately informed of the status of clinical and preclinical studies and other activities with respect to the Product conducted with respect to the U.S. Upon request by the JSC, without limiting the foregoing, Teva shall promptly provide the JSC with summaries of data and results and, if requested by the JSC, all supporting data and results generated or obtained in the course of Teva’s performance of studies and activities under its Development Plan.

4.4 Regulatory Activities.

(a) Conduct of Regulatory Activities. Teva shall conduct its regulatory activities in compliance with this Agreement and Applicable Laws. Teva may request, and Alexza shall reasonably consider, providing regulatory support as a subcontractor of Teva from time to time during the Term, provided that any such subcontractor obligations shall be pursuant to a separate agreement and financial terms to be negotiated in good faith between the Parties on terms that are commercially reasonable and customary in the industry.

(b) Regulatory Communications. Teva shall timely inform Alexza of all of its scheduled meetings with the FDA in the U.S. for the Product and may, in its sole discretion, invite Alexza to attend such meetings as observers, provided that if such scheduled meeting involves manufacturing of the Product, Alexza shall be invited to attend. In the event that Teva reasonably believes that Alexza’s presence is required or would be useful at a scheduled meeting with the FDA, Alexza agrees to attend such meeting. If Alexza is not invited to attend a scheduled meeting, Teva shall provide Alexza with summaries of its meeting with the FDA promptly after each meeting through the Development JPT. In any event, Teva shall promptly provide the Development JPT with copies of all written communications and a summary of material oral discussions with the FDA with respect to the Product in the U.S. In addition to the information required to be provided to Alexza in other provisions of this Agreement, Teva shall promptly provide Alexza with summaries of any of its communications and correspondence with the FDA with respect to safety, efficacy and manufacturing issues related to the Drug, Staccato Device or Product in the U.S., and Alexza, itself and on behalf of any of its Affiliates and licensees, shall timely provide Teva with summaries of any of its or its Affiliates or licensees communications and correspondence with any Regulatory Authority with respect to safety, efficacy and manufacturing issues related to the Drug, Staccato Device or Product anywhere in the world.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(c) Mutual Right to Reference or Access Regulatory Filings. Alexza (its Affiliates and licensees) shall have the right to reference or access the Regulatory Filings (including all data, documentation and information included in such Regulatory Filings) in the U.S. owned by Teva in connection with any Regulatory Approvals or Regulatory Filings that Alexza or Alexza’s licensees may seek to obtain for the Product for any use outside of the U.S., provided, however, that in no event shall such right to reference or access include any Regulatory Filings or Regulatory Approvals for [ * ] except as expressly agreed in writing by Teva. Teva and its Sublicensees shall have the right to reference or access any Regulatory Approvals or Regulatory Filings (including all data, documentation and information included in such Regulatory Filings) outside the U.S. owned or Controlled by Alexza or its Affiliates in connection with any Regulatory Approvals or Regulatory Filings that Teva or its Sublicensees may seek to obtain for the Product for any use in the U.S.

(d) Pharmacovigilance. Regardless of Alexza having entered into or entering into a collaboration with a Third Party licensee for the development and/or commercialization of the Product outside the U.S. or outside of the Field, Alexza shall be responsible for maintaining the global safety database for the Product at its sole cost and expense. At all times, Teva shall conduct pharmacovigilance activities in the U.S. and promptly provide to Alexza all safety information in the possession of Teva that is necessary or useful for maintaining the global safety database for the Product. Each Party shall cooperate, and shall cause its Affiliates, licensees, distributors and sublicensees to cooperate, in implementing a pharmacovigilance mutual alert process with respect to the Product to comply with all applicable legal obligations of FDA. The Parties shall promptly, but in any event no later than First Commercial Sale, enter into a pharmacovigilance agreement on terms no less stringent than those required by ICH guidelines, including (i) providing detailed procedures regarding the maintenance of core safety information and the exchange of safety data relating to the Product worldwide within appropriate timeframes and in an appropriate format to enable each party to meet both expedited and periodic regulatory reporting requirements; (ii) ensuring compliance with the reporting requirements of the FDA and all applicable Regulatory Authorities on a worldwide basis for the reporting of safety data in accordance with standards stipulated in the ICH guidelines, and all applicable regulatory and legal requirements regarding the management of safety data; and (iii) a process and procedure for sharing adverse event information for the Product on a worldwide basis. Also, upon execution of this Agreement, each Party shall assign a representative to ensure such a pharmacovigilance agreement is adopted as set forth in this Section 4.4(d). Pending adoption of such pharmacovigilance agreement, the Parties shall, as soon as practicable, implement a transition plan for exchange of any and all information concerning adverse events related to use of the Product regardless of source, and the Parties shall ensure compliance with Applicable Laws in their respective territories. In any event, Alexza shall provide Teva access to all safety database information maintained by Alexza, subject to any confidentiality or privacy obligations required in connection with access to such information.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

4.5 Global Coordination. Alexza agrees and acknowledges that it is in the Parties’ mutual interests to coordinate on a global basis the development, regulation, manufacturing, publication and commercialization of the Product. To facilitate such coordination, at least once each [ * ] during the Term, representatives from Teva, Alexza and Alexza’s Affiliates the Field and/or outside the U.S. shall meet to discuss matters related to the development, regulation, manufacturing, publication and commercialization of the Product on a global basis. Alexza’s licensees shall also be invited by Alexza to any such meetings in an effort to facilitate the coordination of such activities among Teva, Alexza and Alexza’s Affiliates and licensees. The location of such meetings shall rotate among locations designated by Teva and Alexza. In addition to these [ * ] meetings, Alexza shall keep Teva informed, through the JSC, as to the efforts of Alexza or its Affiliates or licensees in developing and commercializing the Product for use outside the Field and/or the U.S., and Alexza shall use reasonable efforts to share and discuss information regarding such efforts prior to Alexza or its Affiliates or licensees taking any actions related thereto. Any such disclosures shall be subject to Alexza’s obligations with its Third Party licensee(s) to maintain the confidentiality of such information, provided that any such information shall be deemed Alexza’s Confidential Information hereunder.

ARTICLE 5

COMMERCIALIZATION AND SUPPORT

5.1 Commercialization of Product.

(a) Teva’s Commercialization Rights. Teva shall have exclusive and sole decision-making authority with respect to commercialization of the Product and shall use Commercially Reasonable Efforts to: (i) establish the strategy for the commercialization of the Product in the U.S. (the “Commercialization Strategy”), and (ii) commercialize the Product in the Field in the U.S. It is anticipated that Teva may enter into distribution and supply agreement(s) with its Affiliate(s) or Third Parties for the commercialization of the Product in the Field in the U.S.

(b) Commercialization Coordination. Within [ * ] days of the Effective Date, Teva shall prepare and submit to the Commercialization JPT for review and discussion an initial draft and subsequent drafts, in each case subject to further internal review and approval by Teva, of a commercialization plan setting forth the goals, Commercialization Strategies and plans for Teva’s prelaunch activities, Launch and subsequent commercialization of the Product in the U.S., and the level of anticipated sales force and promotion efforts dedicated to the Product, together with the budget in connection therewith (the “Commercialization Plan”). Teva shall use Commercially Reasonable Efforts to conduct the commercialization activities in accordance with its Commercialization Plan, which may be amended from time to time at Teva’s sole discretion. For clarity, Teva shall have exclusive and sole decision-making authority with respect to all aspects of the Commercialization Plan, including prelaunch and Launch activities, sales force training policies and procedures, copy approval, compliance regimens, sales, marketing and other promotional activities. Teva shall consult with and provide regular updates to Alexza through the Commercialization JPT and JSC regarding the execution of the Commercialization Strategy and shall discuss with Alexza coordination of commercial activities in the U.S. with activities in the rest of the world pursuant to Section 4.5.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(c) Commercialization and Support Activities. Teva will use Commercially Reasonable Efforts to provide the following commercialization support for the Product:

(i) [ * ] and [ * ] in a [ * ] position for at least [ * ].

(ii) [ * ] a [ * ] consisting of [ * ] sufficient to [ * ] and at least [ * ].

(iii) Apply such [ * ], [ * ] and [ * ] at Launch as Teva considers appropriate under the circumstances.

(iv) Complete [ * ] and initiate [ * ] at [ * ] within [ * ].

(v) Develop and implement [ * ] as Teva deems appropriate as part of the [ * ].

(vi) Implement the [ * ] approved by [ * ].

(vii) Continue [ * ] and conduct [ * ] pursuant to [ * ] and for the [ * ] of the [ * ].

(viii) Provide such [ * ] for [ * ] and [ * ] as Teva considers appropriate.

(ix) Include [ * ] at such [ * ] as Teva deems relevant.

5.2 Territory Compliance. Alexza and its Affiliates and licensees (i) shall not, directly or indirectly, commercialize the Product in the Field in the U.S., and (ii) shall promptly cease selling or distributing the Product to any Third Party, or otherwise assisting any Third Party, if any of Alexza, its Affiliates, or licensees are aware that such Third Party is commercializing or attempting to commercialize or distribute the Product in the Field in the U.S. Teva and its Affiliates, Distributors and Sublicensees (x) shall not, directly or indirectly, commercialize the Product outside the Field in the U.S. or for any use outside the U.S., and (y) shall promptly cease selling or distributing the Product to any Third Party, or otherwise assisting any Third Party, if any of Teva or its Affiliates, Distributors and Sublicensees are aware that such Third Party is commercializing or attempting to commercialize or distribute the Product outside the Field in the U.S. or for any use outside the U.S.

ARTICLE 6

MANUFACTURING

6.1 Supply and Purchase of the Product. Subject to the terms of this Agreement, during the Term, Alexza shall manufacture and supply the Product exclusively to Teva (including its Sublicensees and Distributors) for use in the Field in the U.S., and Teva

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

shall purchase exclusively from Alexza, all of Teva’s and its Sublicensees’ and Distributors’ requirements of the Product (and Staccato Devices for samples and demonstration only) for use in the Field in the U.S. in such quantities as Teva shall order pursuant to and in accordance with this Article 6.

6.2 Manufacture of Product; Training Devices.

(a) Alexza shall manufacture or have manufactured the Product to meet the Specifications, Quality Agreement and Regulatory Requirements, as then in effect for use, commercialization, importation and sale in the U.S.

(b) Alexza shall manufacture and have manufactured the Staccato Device or other non-active ingredient components of the Product (“Training Devices”) in accordance with applicable Regulatory Requirements in the U.S., as then in effect for use by Teva (and its Affiliates, distributors or licensees) for [ * ] purposes. All Training Devices shall be provided at [ * ] as soon as practicable following written order from Teva specifying the quantity and specifications for such Training Devices.

(c) The Product, Staccato Device, clinical trial supplies, placebo and other components of the Product listed in the NDA shall be manufactured by or for Alexza only in the manufacturing facilities identified in the applicable NDA or other Regulatory Approval of the Product for the U.S., which facility is located at 2091 Stierlin Court, Mountain View, California, or such other facility mutually agreed to by the Parties (the “Approved Facility”).

(d) Alexza covenants that it will at all times throughout the Term, have the requisite expertise, experience and skill to perform its obligations hereunder, and that the Approved Facility shall conform throughout the Term, in all respects to Applicable Laws governing the Approved Facility.

6.3 Quality Agreement. Not later than [ * ] days following the Effective Date, Alexza and Teva shall enter into a quality agreement (“Quality Agreement”) setting forth in detail the Specifications, quality assurance arrangements and procedures with respect to the manufacture of the Product, reporting of customer complaints and conducting of timely investigations; such Quality Agreement shall be incorporated herein by reference following execution by both Parties. In the event of a conflict between any provision of this Agreement and the Quality Agreement, this Agreement shall govern except with respect to quality issues, which shall be governed by the Quality Agreement. For the avoidance of doubt, if any financial terms in the Quality Agreement are in conflict with this Agreement, this Agreement shall control with respect to such financial terms.

6.4 CMC Information; Drug Master File.

(a) Alexza shall be responsible for compiling the required chemistry, manufacturing, and controls information pertaining to the Product (“CMC”) and shall promptly provide such information at Teva’s request to allow Teva to obtain and maintain Regulatory Approvals in the U.S. or to communicate with FDA in the U.S. about the Product.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b) Alexza shall be permitted, without further approval or authorization from Teva, to continue its process and CMC improvements in effect or in place as of the Effective Date, including capacity improvements by Suppliers. Subject to the foregoing sentence, Alexza shall not, without the prior written consent of Teva, make any changes to the CMC (including any changes to the CMC included in a DMF) that would require [ * ] or other [ * ] in the U.S., or require the [ * ] or [ * ] in the U.S., or have [ * ] on [ * ] hereunder, including any changes which would [ * ] or other [ * ] of [ * ]; provided that, if Alexza provides Teva with any such proposed changes, and if Teva has not (i) responded to such changes or (ii) acknowledged the receipt of the proposed change within [ * ] Business Days and indicated that the expected response date shall be within a [ * ] Business Day period after such acknowledgement, then Teva shall be deemed to have consented to such changes. If Teva believes that a response is not practicable within such [ * ]-Business Day period, Teva shall notify Alexza in writing within such [ * ]-Business Day period of Teva’s belief, and the Parties shall then promptly discuss and agree upon the timing for review of such proposed change. For all other changes to the CMC (the “Non-NDA Changes”), Alexza shall promptly notify Teva and such changes shall be governed by the procedures to be adopted by the Manufacturing JPT and the Quality Agreement. For clarity, in the event that any NDA or Non-NDA Change is made in accordance with this Section 6.4(b), then Teva shall use Commercially Reasonable Efforts to complete and file any documentation requested by Alexza or required to be filed with the FDA as soon as practicable.

(c) In the event a change in the CMC is requested or required by the FDA, or any other Regulatory Authority that could result in a change by the requirements of the FDA, Alexza shall, at its expense and subject to Section 6.18(a) amend the CMC and provide to Teva a draft of the corresponding amendment to the CMC in the format reasonably requested by Teva and provide all necessary technical assistance and services to Teva for Teva to obtain all Regulatory Approvals of such amendment to the CMC as soon as practicable.

(d) If a change in the CMC is requested by Teva and such change is not requested or required by the FDA, Alexza shall in good faith make such change (unless such change would materially impact the cost or regulatory or commercial status of the Product outside the Field or U.S.) and Teva shall bear any and all of the costs and expenses resulting from any such change requested or required by Teva pursuant to this Section 6.4(d). Teva shall take all necessary or appropriate actions agreed upon by the Parties to seek the Regulatory Approval of such CMC modifications and shall be responsible for related communication with the FDA; provided that Alexza shall provide all necessary actions to assist Teva in obtaining such Regulatory Approval as soon as practicable, including preparing the draft amendment to the CMC section and participating in Teva’s communications with the FDA.

(e) Alexza may, at its option and expense and to the extent permitted by law, file and maintain a drug or device master file in the U.S. containing CMC information for the Product (or a component thereof) (a “DMF” or “Drug Master File”), which shall be owned by Alexza; provided that Alexza shall make available complete and accurate copy of CMC information to Teva in the format reasonably requested by Teva for Teva to obtain and maintain its Regulatory Approval for the Product in the U.S., and shall provide technical assistance and associated services that are reasonably necessary to enable Teva to obtain and maintain its Regulatory Approval for the Product in the Field in the U.S. Teva shall have a letter of authorization to access those portions of the DMF relating to the Product for Teva to prepare the CMC information for the Product or to fully exercise its rights under this Agreement.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

6.5 Compliance Audits and Audit Reports.

(a) Alexza’s Facility. At any time during the Term, during normal business hours and upon reasonable prior notice (in no event less than [ * ] hours’ notice), Teva may send a reasonable number of qualified representatives of Teva and/or its Affiliates to inspect those portions of the Approved Facility as well as any other locations of Alexza where and when the Product is being manufactured (or where any individual part of the manufacturing is being performed) and/or where materials, components and/or supplies are being stored, and to review the records, facilities, and operations relating to the manufacture (or any individual part of the manufacturing) of Product (including the records of materials, components and/or supplies of the Product) by Alexza to ensure compliance with the relevant Regulatory Requirements and the terms of the Quality Agreement. Except for any “for cause” audits, such audits shall occur no more than once per [ * ]. Alexza shall reasonably cooperate with any such audit by such representatives of Teva and/or its Affiliates. For purposes of clarity, any information obtained by Teva during such visits shall be treated as Confidential Information of Alexza in accordance with Article 9 of this Agreement.

(b) Facilities of Suppliers. Alexza shall notify Teva in writing [ * ] days (or, if not practicable, as soon as Alexza informs such Supplier of an inspection) prior to any inspection by Alexza of the facility of any Supplier. Upon Teva’s reasonable request, Alexza shall exercise its right for cause under Alexza’s agreement with a Supplier to inspect and to permit representatives of Teva to attend such inspections of the facility of any Supplier, subject to terms and conditions set forth in such agreement. For purposes of clarity, any information obtained by Teva during such visits shall be treated as Confidential Information of Alexza in accordance with Article 9 of this Agreement.

(c) Definition of “for cause”. For purposes of Sections 6.5(a) or 6.5(b), “for cause” shall mean (i) the occurrence or existence of a condition or event relating to the manufacture of Product which constitutes a [ * ], (ii) Teva’s or Alexza’s receipt of a deficiency or warning letter related to the manufacture of the Product or any components of the Product listed in the NDA from the FDA, (iii) a [ * ] of the Product, (iv) a [ * ] of any Regulatory Requirements in the manufacture of the Product, (v) follow up to a prior audit where substantive violations of the Quality Agreement or the relevant Regulatory Requirements were identified and not rectified to the reasonable satisfaction of Teva, or (vi) the commencement of any [ * ] based on the manufacture of the Product or any components of the Product listed in the NDA by Alexza, which, in any case, could reasonably be expected to materially affect the Product, any components of the Product listed in the NDA or the ability of Alexza or Teva to exercise its rights or perform its obligations under this Agreement.

(d) Fully Burdened Manufacturing Costs. As soon as reasonably practicable, but in any event not later than [ * ] days (subject to extension required to obtain agreement with the Auditor on a nondisclosure agreement in accordance with this Section 6.5(d)) following written notice from Teva, Alexza shall permit an independent, reputable, certified

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

public accountant selected by Teva and reasonably acceptable to Alexza (provided that such accounting firm shall not be retained or compensated on a contingency basis and provided further that such independent, certified public accountant shall, at a minimum, be knowledgeable of and have experience in auditing pharmaceutical companies), which acceptance will not be unreasonably withheld or delayed (for the purposes of this Section 6.5(d), the “Auditor”), at reasonable times and upon reasonable notice, to audit or inspect those books or records as the Auditor deems necessary or appropriate for the purpose of verifying the calculation and reporting of Alexza’s Fully Burdened Manufacturing Cost of the Product. As a condition to examining any records of Alexza, such Auditor will sign a nondisclosure agreement reasonably acceptable to Alexza in form and substance. Any and all records examined by such Auditor will be deemed Alexza’s Confidential Information. The Auditor shall disclose to Teva the accuracy of calculations of Alexza’s Fully Burdened Manufacturing Cost of the Product. The Auditor shall send a copy of the report to Alexza at the same time it is sent to Teva. Such inspections may be made no more than once each [ * ] and during normal business hours. Inspections conducted under this Section 6.5(d) shall be at the expense of Teva. If, as a result of such audit report, it is shown that Alexza’s Fully Burdened Manufacturing Cost of the Product were not calculated properly by Alexza, the Parties shall discuss in good faith the mechanism for resolving the difference between the amounts paid by Teva and the amounts that should have been paid. If either Party in good faith disputes any conclusion of the accounting firm under this Section 6.5(d), then such Party shall so inform the other Party by written notice within [ * ] days of receipt of a copy of the audit report in question, specifying in detail such dispute. The Parties shall promptly thereafter meet and negotiate in good faith a resolution to such dispute. In the event that the Parties are unable to resolve such dispute within [ * ] days after such notice, the matter shall be resolved pursuant to the terms set forth in Article 15, and any interest shall be payable on any disputed amounts determined to be due in the same manner as provided for in Section 8.14.

(e) Audit Reports.

(i) Teva shall deliver to Alexza, as soon as reasonably practicable but in no event later than [ * ] days after the completion of any audit conducted by Teva or its Affiliates pursuant to Section 6.5(a), a written report setting forth in reasonable detail any failure of Alexza to comply with the term of this Agreement, the Quality Agreement, or any Regulatory Requirements discovered during the audit. Within [ * ] days after receipt of that report, Alexza shall provide, in writing, to Teva a reasonably detailed timetable for responding to any such failure.

(ii) Alexza shall deliver to Teva, as soon as reasonably practicable but in no event later than [ * ] days after the completion of any audit conducted by Alexza pursuant to Section 6.5(b), a written report setting forth in reasonable detail any failure of the Supplier to comply with the terms of this Agreement, the Quality Agreement, or any Regulatory Requirements discovered during the audit and a reasonably detailed timetable for responding to any such failure.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(iii) Alexza shall complete, and shall use Commercially Reasonable Efforts to cause the Supplier to complete implementation of any such changes or corrections within the period set forth in the timetable and shall provide to Teva documentation reasonably satisfactory to Teva evidencing such timely implementation. Alexza’s implementation of such changes and corrections shall not affect Teva’s rights hereunder with respect to any breach by Alexza of its obligations under this Agreement.

6.6 Regulatory Inspections and Inquiries.

(a) Regulatory Inspections. Alexza shall be responsible for handling and responding to any inspections by FDA with respect to the manufacture of the Product (or a component thereof) by Alexza, its Affiliates or Third Parties during the Term. Alexza shall provide any information requested by FDA in connection with any such inspection by FDA related to the manufacture of the Product. Alexza shall promptly, but in no case later than [ * ] Business Days after receipt or notice, advise Teva of any requests for or notices of inspections by FDA concerning the manufacture of the Product. Alexza shall furnish to Teva, as promptly as practicable but in any event within [ * ] Business Days of receipt, a copy of any report or other communication received from FDA relating to such inspection. Alexza shall advise Teva of any change relating to Alexza’s performance of its obligations hereunder made necessary by any such inspection.

(b) Regulatory Inquiries. Alexza shall notify Teva and if applicable, provide Teva with copies of any investigation, inquiry, regulatory action, or other material notice or communication from FDA related to the Product (or any component thereof) or the manufacturing, promptly, but in no case later than [ * ] Business Days after Alexza becomes aware of such investigation, inquiry, regulatory action, notice or communication. Alexza shall comply in a timely manner with any request for information received from FDA relating to the manufacture of the Product or components of the Product.

6.7 Suppliers. The significant suppliers of Alexza are set forth on Exhibit 6.7 (“Suppliers”); the list may be amended from time to time by Alexza, including promptly upon reasonable request by Teva for an updated list. Alexza shall be responsible for inbound quality assurance practices in accordance with cGMP for all Materials received from Suppliers for use in the Product. During the Term, Alexza shall use Commercially Reasonable Efforts to maintain in full force and effect the supply agreements for Materials with Suppliers for the Product in the U.S. Alexza shall not (i) commit any acts or omissions that would cause the diminishment of rights under or the intentional breach or termination of any such supply agreements for Materials with Suppliers, or (ii) amend or otherwise modify or waive any rights of Alexza in a manner that would result in a material adverse effect on the rights of Teva with respect to the Product, it being understood that changes in compensation paid to such Suppliers shall not be deemed to have a material adverse effect on Teva, provided that [ * ] by such changes. Alexza shall notify Teva promptly (no later than [ * ] Business Days) upon its receipt of any written notice from any Supplier notifying Alexza of any alleged, threatened or actual breach of or such Supplier’s exercise of its termination right under the applicable supply agreement for Materials. In addition, Alexza shall notify Teva promptly (no later than [ * ] Business Days) if any Supplier is in breach of such Supplier’s obligations under a supply agreement for Materials. Alexza shall also notify Teva promptly (no later than [ * ] Business Days in the event Alexza is notified (in writing or otherwise) of any claim of infringement

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

against a Supplier by a Third Party related to the Materials supplied to Alexza. Within [ * ] days of the Effective Date, Alexza shall provide their Suppliers with a written request to copy Teva on any notices from the Supplier to Alexza related to any breach or termination event under an applicable supply agreement for Materials, or any claim of infringement against a Supplier by a Third Party related to the Materials supplied to Alexza, to the extent such communications relate to the Product. Notwithstanding anything to the contrary herein, a Supplier of Materials pursuant this Section 6.7 may be removed from the list of Suppliers along with the obligations pursuant to this Section 6.7 at such time as Alexza has a qualified alternative source of supply for the applicable Materials.

6.8 Product Manufacturing Permits and Approvals. Alexza shall maintain, and to the extent applicable, shall require each of its Suppliers to maintain, (a) its DMFs, if any (but not CMC in a Regulatory Approval owned by Teva), and (b) all permits, licenses, approvals, registrations, certifications, exemptions or other authorizations that are necessary for the manufacture of the Product by Alexza for Teva pursuant to the terms of this Agreement, including and to the extent required by the applicable Regulatory Requirements, an establishment registration and product listing with the FDA. Alexza shall use Commercially Reasonable Efforts to cause each Supplier to obtain and maintain during the Term any required permits, licenses, approvals, registrations, certifications, exemptions or other authorizations required under any applicable Regulatory Requirements for the Supplier’s facility.

6.9 Compliance with Other Applicable Laws.

(a) Teva’s Obligations. Teva also shall maintain, or shall cause to be maintained, in full force and effect its Regulatory Approvals and any other permits, licenses, approvals, registrations, certifications, exemptions or other authorizations required by any Regulatory Requirements and Applicable Laws in the U.S. to carry out its duties and obligations under this Agreement or the activities undertaken by it pursuant hereto or with respect to the Product. Teva shall comply with all Regulatory Requirements and any Applicable Laws in performing its duties and obligations under this Agreement and with respect to its use, sale and disposition of the Product after purchase. Teva shall promptly provide to Alexza any information or data that Alexza has requested in writing and that is reasonably required to fulfill its reporting and other obligations under Applicable Laws in the U.S.

(b) Alexza’s Obligations. In addition to its obligations under Section 6.8, Alexza also shall maintain, or shall cause to be maintained, in full force and effect any other necessary licenses, permits and other authorizations required by any Applicable Laws in the U.S. to carry out its duties and obligations under this Agreement or the activities undertaken by it pursuant hereto. Alexza shall promptly provide to Teva any information or data that Teva has requested in writing and reasonably requires to fulfill its reporting and other obligations under Applicable Laws in the U.S.

6.10 Form of Product. Alexza shall deliver the Product to Teva in accordance with the Specifications in Prepackaged Form unless otherwise agreed by the Parties. Teva shall be responsible for any costs and expenses incurred in labeling the Product for use or sale in the U.S. If the Parties are required by any Regulatory Requirements or the FDA, or Teva

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

desires to make a change to the artwork or component artwork in the U.S., following Regulatory Approval and such change does not constitute a change to the Specifications, then in each case Teva shall be responsible for the incremental costs and expenses incurred in implementing such change if and to the extent such change also causes an incremental change to the cost of manufacturing the Product, as supported by documented evidence.

6.11 Planning Forecast. Within [ * ] months after the Effective Date, and continuing to be updated on or before January 1 of each [ * ] thereafter, Teva shall provide Alexza with a written [ * ] year sales Unit forecast, by [ * ], of Teva’s requirements for the Product (the “Planning Forecast”). This forecast shall be for capacity planning purposes only and shall not constitute a firm order or have any binding effect. The Parties shall review the forecast on not less than a [ * ] basis to assess the available manufacturing capacity of Alexza (currently estimated at approximately [ * ] Units worldwide). To the extent that the aggregate worldwide forecast quantities of Product are expected to exceed the then existing available capacity of Alexza at its facility in [ * ] months, the Parties shall meet and discuss in good faith whether to discuss Alexza’s plans to expand the then current manufacturing capacity or to identify and engage a Third Party manufacturer for the Product. In any event, to the extent reasonably practicable Teva shall notify Alexza at least [ * ] months in advance with respect to any material increase of its demand forecast and Alexza shall not be deemed in breach of this Agreement for its inability to supply such increased amount of Product due to the capacity constraints which Alexza had less than [ * ] months’ notice of any material increase of Teva’s supply forecast that would impact capacity planning as long as Alexza is using Commercially Reasonable Efforts to address supply constraints based on Teva’s original planning forecast.

6.12 Rolling Forecast.

(a) Launch Forecast. Within [ * ] days of the Effective Date, Teva shall provide Alexza with its initial [ * ] month forecast (“Launch Forecast”), of which the first [ * ] months shall constitute a mutually binding commitment. No later than [ * ] Business Days after Alexza’s receipt of the Launch Forecast, the Manufacturing JPT membership shall be designated with the responsibility to oversee the supply of the Product under this Agreement, and the representatives of each Party on the Manufacturing JPT shall meet and shall work collaboratively to prepare and adopt a supply plan for the Launch of the Product in the U.S. The Launch Forecast shall be a best estimate, as of the time such Launch Forecast is delivered, of the initial rolling forecast to be delivered pursuant to Section 6.12(b), and Teva shall not deviate from such estimate without any commercial rationale for the decision.

(b) Rolling Forecast. Within [ * ] Business Days of the end of each calendar month following delivery of the Launch Forecast, Teva shall provide Alexza with an updated [ * ] month rolling forecast of the quantities of the Product required by Teva and its Sublicensees and Distributors (each such subsequent forecast or the initial forecast, a “Supply Forecast”). Alexza shall notify Teva as promptly as practicable but in any event within [ * ] Business Days after Alexza’s receipt of any update to a Supply Forecast of any inability of Alexza to supply to Teva any quantities of the Product that Alexza is expected to ship to Teva pursuant to any such Supply Forecast received from Teva.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(c) Initial [ * ] Month Binding Commitment. Each of the first [ * ] months of each Supply Forecast shall constitute a mutually binding commitment to order and supply the total quantity of Product set forth in the Supply Forecast for such period. Each commitment shall be represented by a Purchase Order delivered in accordance with Section 6.14. The monthly purchase quantity for each of the first [ * ] months set forth in such Purchase Order shall not be less than [ * ] percent ([ * ]%) or more than [ * ] percent ([ * ]%) of the average monthly purchase quantity for such [ * ] months based on the quantities for such period set forth in such Purchase Order.

(d) Permitted Modifications to Supply Forecasts. Projections for months [ * ] through [ * ] of each rolling Supply Forecast and each month thereafter shall be made in good faith and shall constitute Teva’s best estimates of future orders but shall not be binding on Teva or Alexza, provided that (i) the Supply Forecast for any month in the [ * ] ([ * ]) through [ * ] ([ * ]) months of any Supply Forecast may vary from the Supply Forecast made for that calendar month when it was the [ * ] calendar month in a Supply Forecast by an amount that does not exceed [ * ] percent ([ * ]%) of the forecasted quantity for that calendar month and (ii) (A) prior to obtaining a [ * ] months expiration dating of the Product, the Supply Forecast for any month in the [ * ] ([ * ]) through twelfth ([ * ]) months of any Supply Forecast may not be less than [ * ] and not more than [ * ] of the quantity set forth in the Supply Forecast made for that calendar month when it was the [ * ] calendar month in such Supply Forecast and (B) after obtaining a [ * ] months expiration dating of the Product, the Supply Forecast for any month in the [ * ] through [ * ] months of any Supply Forecast may vary from the Supply Forecast made for that calendar month when it was the [ * ] calendar month in such Supply Forecast by an amount that does not exceed [ * ] of the forecasted quantity for that calendar month.

(e) Remaining Forecast. The forecast, if any, for any calendar month after any Supply Forecast may vary from the forecast made for that calendar month in the previous Supply Forecast consistent with Teva’s good faith estimates for its requirements for that calendar month.

(f) Excess Orders. Teva may deliver to Alexza a Purchase Order for Product volumes in excess of those specified in any prior Supply Forecast and/or in excess of the percentage variances permitted in Section 6.12(d). Alexza shall provide notification to Teva as soon as practicable but in any event within [ * ] Business Days after the delivery of such Supply Forecast, of any excess that Alexza determines it will deliver to Teva. Alexza shall use Commercially Reasonable Efforts to manufacture any quantity of the Product ordered by Teva in excess of [ * ] of the committed quantity determined in accordance with Section 6.12(c), but in any event Alexza’s failure to manufacture any such excess quantity shall not be a breach of this Agreement. Teva shall bear any reasonable increase in the manufacturing costs of the Product supplied in excess of the quantities accepted by Alexza under Section 6.12(c); provided that such increase shall be approved by Teva prior to Alexza’s undertaking the manufacture of such excess quantity and incurring such increase.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

6.13 Materials; Safety Stock. Teva acknowledges that Alexza may stock the Drug, Staccato Device components, other components, containers, labels, packaging materials and related items necessary for the manufacture of the Product (“Materials”) based on the rolling forecasts provided by Teva pursuant to Section 6.12. Alexza shall maintain at all times an inventory of Materials necessary for manufacturing such quantity of the Product that is equal to, at a minimum, the average monthly forecasted quantity of the Product for the upcoming [ * ]-month period based on the then-current Supply Forecast provided by Teva; provided that after the Launch and before the end of the [ * ] months after such Launch, the Manufacturing JPT shall discuss and recommend an increase to such required minimum quantity of safety stock to the Parties for the Parties to decide.

6.14 Orders.

(a) Clinical Supplies. For clinical supplies, Teva shall deliver to Alexza a Purchase Order for the required quantities of the Product. The Parties will mutually agree on a delivery date of clinical supplies, which will depend on the special requirements (e.g., dose strength, labeling, and packaging) and Teva’s demand priority with respect to then-existing Teva orders under this Section 6.14.

(b) Commercial Supplies.

(i) Delivery of Launch Purchase Order. Teva shall deliver to Alexza writing within [ * ] days after the Effective Date, a firm purchase order for the initial quantities of the Product having the applicable Shelf Life set forth in Section 6.22 to be purchased for the initial [ * ] months period for the Launch of the Product (the “Initial Launch Firm Commitment”).

(ii) Purchase Orders. In each month following the Launch Purchase Order pursuant to Section 6.12(b)(i), Teva shall submit to Alexza a monthly firm Purchase Order to purchase the Product having the applicable Shelf Life set forth in Section 6.22 (together with the Launch purchase order, each, a “Purchase Order”) not less than [ * ] Business Days prior to each month of each [ * ]-month commitment period in the rolling forecast. Each Purchase Order shall not be for less than [ * ] Units (in [ * ] Unit increments) unless otherwise agreed in writing by Alexza.

(iii) Terms. Each Purchase Order shall specify the quantity ordered, the required delivery date (which shall not be less than [ * ] following the date of any Purchase Order other than the initial Purchase Order) (the “Delivery Date”) and any special instructions or invoicing information. Alexza shall acknowledge and accept the Purchase Order from Teva made in accordance with Section 6.14(b)(i) or Section 6.14(b)(ii) within [ * ] Business Days of receipt, and any terms or conditions of such purchase order which conflict or are inconsistent with the terms of the Agreement shall be void and rejected. Alexza may not reject the quantity of the Product in any Purchase Order unless, subject to Sections 6.12(f), the quantity set forth in the Purchase Order is less than [ * ] of or in excess of [ * ] of the committed quantity determined in accordance with Section 6.12(c) and the variance permitted under Section 6.12(d). In the event of excess quantity ordered, the rejection shall only apply with respect to such excess quantity.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

6.15 Variances in Quantities Delivered. Quantities of the Product actually delivered by Alexza may vary from the quantities specified in a Purchase Order by [ * ]. Teva shall be invoiced only for the quantity of the Product actually delivered to and received by Teva and upon Teva’s request, Alexza shall promptly deliver quantities of any shortfall as soon as practicable. In any event, Alexza shall use Commercially Reasonable Efforts to achieve a monthly delivery variance of less than [ * ] for the initial [ * ] months after the Launch and (b) less than [ * ] thereafter.

6.16 Delivery and Acceptance.

(a) Delivery Date. Subject to the terms and conditions of this Agreement, Alexza shall deliver all of the Product ordered by Teva on or before the requested Delivery Date set forth on the applicable Purchase Order, and no earlier than [ * ] days before and no later than [ * ] days after such Delivery Date; provided that such Delivery Date meets the applicable minimum lead time requirement set forth in Section 6.14(b)(iii) and such Purchase Order is within the permitted variance of Teva’s binding Supply Forecast quantities.

(b) Shipping Terms.

(i) The Product ordered by Teva pursuant to this Agreement shall be shipped to Teva for delivery ex works (EXW) (INCOTERMS 2010) Alexza manufacturing facility for pick-up by common carrier selected by Teva at Teva’s expense and title to, ownership of, and risk of loss of, the Product shall transfer from Alexza to Teva at the Alexza manufacturing facility shipping dock.

(ii) Teva may specify in a Purchase Order that it wishes to have the Product shipped by air freight. In such event, Teva shall select the freight carrier and pay for, or reimburse Alexza for, the cost and expense of such air shipment. All of the Product shipped by air shall be shipped to Teva, ex works (EXW) (INCOTERMS 2010) Alexza manufacturing facility for pick-up by common carrier selected by Teva. Title to, ownership of, and risk of loss of, the Product shipped by air shall pass from Alexza to Teva at the Alexza manufacturing facility shipping dock.

(iii) Teva shall be responsible for obtaining all licenses or other authorizations for the shipment of the Product from the delivery location. Alexza shall cooperate with Teva, at Teva’s expense, in obtaining any licenses, permits or additional documents necessary for shipment and delivery of the Product to the U.S.

(iv) Alexza and Teva shall cooperate with and assist each other in all aspects of the shipment and delivery process in order to ensure the expeditious delivery of the Product, including assisting in obtaining any documents that may be required. Alexza and Teva shall coordinate and consult with one another with regard to any communications with the FDA regarding any shipment of the Product.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(c) Country of Origin. Alexza shall be responsible for providing accurate and timely information pertaining to the country and site of manufacture for each lot of Product shipped for purposes of both export declaration and contracting with U.S. government agencies. In addition, Alexza agrees to comply with all applicable export and re-export control laws and regulations of the U.S., including the Export Administration Regulations maintained by the U.S. Department of Commerce and trade and economic sanctions maintained by the Treasury Department’s Office of Foreign Assets Control. Specifically, Alexza shall not, directly or indirectly, purchase, sell, export, re-export, transfer, divert, or otherwise dispose of any Products from or to any destination, entity, or person prohibited by Applicable Laws or regulations of the U.S., without obtaining prior authorization from the relevant government authorities as required by those Applicable Laws and regulations.

(d) Certificate of Analysis. Alexza shall perform on each batch of the Product all tests specified in the Specifications and Regulatory Requirements before delivery of the Product from that batch to Teva. Alexza shall deliver to Teva, by facsimile or by electronic mail on or before the date of shipment of the Product, a Certificate of Analysis for each batch of the Product in that shipment of the Product, certifying that the Product conforms to the Specifications, along with the results of such analysis and any supporting data, and a Certificate of Conformance to state that the batch has been manufactured, packaged and tested according to the terms of cGMP and the approved processes. If there is a disagreement in connection with a Certificate of Analysis or the Certificate of Conformance, such dispute shall be resolved with a submission to an independent testing laboratory in a procedure substantially in the manner set forth in Section 6.16(e)(i).

(e) Acceptance. Teva shall be under no obligation to accept any shipment of the Product for which Alexza has not provided a Certificate of Analysis and a Certificate of Conformance. Teva shall inspect all shipments of the Product promptly upon receipt, and Teva may reject all or any portion of any such shipment that is nonconforming. In order to reject delivery of a shipment of the Product, Teva must give written notice to Alexza of Teva’s rejection of any delivery specifying in reasonable detail the reasons for such rejection within [ * ] days after Teva’s receipt of the shipment of Product and the corresponding Certificate of Analysis and Certificate of Conformance. If no such notice of rejection is received, Teva shall be deemed to have accepted such Product on the [ * ] day after delivery of the Product.

(i) After timely notice of rejection is received by Alexza, Teva shall cooperate with Alexza in determining whether rejection is appropriate or justified. Alexza will evaluate process issues and other reasons for any alleged nonconformity. Alexza shall notify Teva as promptly as reasonably practicable whether it accepts Teva’s basis for any rejection. If Alexza agrees with Teva’s determination that the rejected Product is nonconforming, promptly on receipt of a timely notice of rejection of a shipment of Product and no later than [ * ] days after receipt of such notice, Alexza shall replace such rejected Product with conforming Product. If Alexza disagrees with Teva’s determination that certain Product is nonconforming, promptly upon receipt of a notice of rejection of a shipment of the Product and no later than [ * ] days after receipt of such notice, at Teva’s request, Alexza shall replace such rejected Product and the rejected Product shall be submitted to a mutually acceptable independent Third Party laboratory, which shall determine whether such Product is nonconforming. The Parties agree that such independent Third Party laboratory’s determination shall be final and binding on the Parties. The Party against whom the independent Third Party laboratory rules shall bear the reasonable

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

costs of the Third Party testing. If the independent Third Party laboratory rules that the Product in question is nonconforming, then Alexza shall, if Teva has not already requested shipment of replacement Product, at its cost and expense deliver replacement Product for such nonconforming Product. Notwithstanding anything contained herein to the contrary, Teva shall in no event pay the Transfer Price for any such nonconforming Product. If the independent Third Party laboratory rules that the Product in question is not nonconforming, Teva shall purchase the rejected Product at the Transfer Price, irrespective of whether Alexza has provided replacement Product, provided that in such event Teva shall also pay the Transfer Price for any replacement Product delivered if not previously paid.

(ii) Teva shall not destroy any rejected Product until it receives written notification from Alexza that Alexza does not dispute that the rejected Product is nonconforming. At Alexza’s election and upon instruction from Alexza, Teva shall either (a) destroy the Product received in the rejected delivery promptly at Alexza’s cost and provide Alexza with certification of such destruction, or (b) return such Product to Alexza at Alexza’s cost.

6.17 Latent Defect. Teva shall notify Alexza within [ * ] days of discovery of a latent defect (as defined in the Quality Agreement) of any Product delivered, and promptly on receipt of timely notice but in any event no later than [ * ] days after receipt of such notice, Alexza shall replace such Product with conforming Product.

6.18 Change in Specifications; Other Modifications.

(a) Changes in Specifications.

(i) Alexza may, without Teva’s approval, but in any event with notification to Teva, change the Specifications to reflect any changes currently in process as of the Effective Date. Thereafter, Alexza may request a change in the Specifications; provided that, Alexza shall not make any changes to the Specifications without Teva’s prior written approval, which approval shall not be unreasonably withheld or delayed. In the event that such proposed change requires the [ * ] of the [ * ], the Parties shall coordinate and collaborate in [ * ] and Alexza shall not implement any such change unless and until [ * ] is [ * ]. Notwithstanding the foregoing, if any change to the Specification requested by Alexza would not require any change to the Product NDA or any Regulatory Approvals in the U.S. or require the submission of a Regulatory Approval application supplement in the U.S., Alexza shall promptly notify Teva of such change through the Manufacturing JPT. [ * ] shall be solely responsible for all costs (including both implementation and [ * ] costs and expenses) incurred in connection with any changes requested by Alexza, except to the extent otherwise agreed by the Parties.

(ii) Each Party shall promptly notify the other Party of any change of the Specifications that is required by the FDA or in order to comply with any Regulatory Requirement applicable to the Product for use or sale in the Field in the U.S. Any such changes shall be implemented at Teva’s sole expense unless such Specification changes are also CMC changes and such CMC changes would apply to other APIs and not the Drug specifically, in which case, such CMC changes shall be implemented at Alexza’s sole expense. In consultation

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

with Teva, Alexza shall, promptly make all such regulatory required changes to the Specifications and the Parties shall coordinate and collaborate in making all necessary Regulatory Filings with the FDA to effect such change. Alexza shall compile and provide to Teva the necessary information required to support any such Regulatory Filing in the format reasonably requested by Teva, and shall provide all necessary technical assistance and services to Teva. Teva shall be responsible for making such Regulatory Filing and paying filing fees required for such Regulatory Filing.

(b) Other Modifications. If any changes to the Product by Alexza do not change the Specifications and do not require FDA approval, Alexza shall promptly notify Teva and such modification shall be governed by the procedures to be adopted by the Manufacturing JPT and the Quality Agreement. For clarity, Alexza shall be solely responsible for [ * ] in connection with such modification requested by Alexza.

(c) Teva Requested Non-Regulatory Changes. If Teva seeks any change to the Specifications or any other modifications to the manufacturing process and such change or modification is not required by FDA, it shall notify Alexza of such proposed change in reasonable detail and Alexza shall consider such proposal in good faith. The Parties shall negotiate in good faith to implement any such change at Teva’s sole cost.

6.19 Records. Alexza shall keep complete, accurate and authentic accounts, notes, data and records pertaining to the manufacture and supply of each batch of the Product, for the minimum period provided in 21 CFR Part 211, or longer if required by Regulatory Requirements in the U.S. or country of manufacture, and upon Teva’s reasonable request and at its expense, shall make available to Teva copies of or access to such records. In any event, Alexza shall notify the Manufacturing JPT of the timing of the destruction prior to destruction of any of such accounts, notes, data and records pertaining to the manufacture and supply of each batch of the Product. After such time period, Alexza shall notify Teva prior to the destruction of any records retained under this Section 6.19 and, at Teva’s request and expense, shall provide copies of such records to Teva. Notwithstanding the foregoing, Alexza shall at all times maintain such records and systems for the Parties to investigate causes of a Recall of the Product and conduct a Recall of the Product in compliance with all Applicable Laws.

6.20 Complaints Handling and Reporting.

(a) Promptly following the Effective Date, the Parties shall coordinate to ensure that Teva shall be solely responsible in the U.S. for (i) receiving all Product complaints and reports of Product adverse events and malfunctions, and all communications with complainants and (ii) filing all required regulatory reports for the Product or the Regulatory Approvals in the U.S., including any medical device reports or other adverse event reports relating to the Product. To the extent either Party has or receives any information regarding any complaints or reports of adverse events or malfunctions relating to the Product, each Party shall provide the other Party with all such information in accordance with Section 4.4(d).

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b) Promptly following Teva’s notification and documentation of a complaint or report related to the manufacture of the Product to Alexza, Alexza shall conduct an investigation for any complaint or report of the Product’s adverse event or malfunction that relates to the manufacture of the Product by Alexza in accordance with the Quality Agreement and cGMP. Alexza shall use Commercially Reasonable Efforts to provide Teva with a written report of investigation within [ * ] days, or other timeframe as agreed upon by both Parties. If Alexza is not able to complete the investigation within [ * ] days due to technical issues related to the investigation (e.g., extended testing of the complaint sample), Alexza shall issue an interim investigation report to Teva within [ * ] days (or other agreed timeframe), summarizing the investigation findings to date and plans to complete the investigation, including an estimated timeline.

6.21 Stability Samples; Retained Samples. Alexza shall, during the Term, establish and maintain appropriate stability studies, in each case to support the claimed Shelf Life for the Product delivered to Teva. In addition, Alexza shall retain sufficient number of Units of the Product from each batch for at least [ * ] year after the shipment of such batch to Teva or its designee or such longer period required by the applicable Regulatory Requirements for record keeping, testing and regulatory purposes or as specified in the Quality Agreement.

6.22 Shelf Life.The supply of Product delivered by Alexza to Teva hereunder shall have a minimum Shelf Life at the time when the title to, ownership of, and risk of loss of the Product is passed from Alexza to Teva in accordance with Section 6.16(b) of this Agreement as follows:

(a) With respect to initial commercial supply of the Product and for the [ * ]-month period thereafter, such Product shall have expiration dating of [ * ] months, with a minimum Shelf Life of not less than [ * ] months; provided that on a case-by-case basis, Teva shall reasonably consider and may accept Product with a Shelf Life between [ * ] and [ * ] months.

(b) Thereafter and until the approval obtained under subsection (c) below, such Product shall have expiration dating of [ * ] months, with a minimum Shelf Life of not less than [ * ] months; provided that on a case-by-case basis, Teva shall reasonably consider and may accept Product with a Shelf Life between [ * ] and [ * ] months.

(c) Upon approval by the FDA of expiration dating of [ * ] months, such Product shall have a minimum Shelf Life of not less than [ * ] months; provided that on a case-by-case basis, Teva shall reasonably consider and may accept Product with a Shelf Life between [ * ] months and [ * ] months.

(d) Clinical trial material shall have a Shelf Life as mutually agreed by the Parties.

6.23 Recalls.

(a) Recalls. Alexza and Teva each agree to notify the other within [ * ] hours if either Party discovers any issue that it reasonably believes could lead to a Product recall, product withdrawal, field correction or other related action (collectively, “Recalls”). If

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

practicable, the Parties shall promptly following notification discuss the plans for a Recall, provided that, subject to Section 6.23(b), Teva shall have responsibility for determining whether a Recall is necessary and whether to cease shipping the Product. If Teva decides that a Product Recall in the U.S. is necessary pursuant to this Section 6.23(a), the Parties shall work together to develop and implement a Recall plan. Teva shall have the final decision on the Recall plan and for determining the nature and urgency of any Product Recall. In any event, Teva shall have the responsibility for any and all communications with the FDA in the U.S. related to any Recall.

(b) Alexza’s Right to Request A Recall. Alexza shall have the right to require Teva to initiate a Recall of the Product that arises from any manufacturing defect in the Product or defect of the Drug or other components of the Product supplied to Teva by Alexza by written notice to Teva. In the event a Recall is initiated by Teva pursuant to an Alexza request, the Parties shall work together to develop and implement a Recall plan and effectuate the Recall but Alexza shall have the responsibility for any and all communications with the FDA in the U.S. related to any such Recall.

6.24 Recall Costs and Expenses. All costs and expenses associated with implementing a Recall of a Product in the U.S. shall be allocated between Alexza and Teva as follows: (i) In the event, and to the extent, that the Recall arises out of the negligence or willful misconduct of Teva, a material breach of this Agreement by Teva, or the promotion, marketing, distribution or selling of a Product by Teva, then Teva shall bear the costs and expenses of the Recall (including any out-of-pocket expenses reasonably incurred by Alexza in connection with such Recall); (ii) in the event, and to the extent, that the Recall arises out of the negligence or willful misconduct of Alexza, a material breach of this Agreement by Alexza, or the manufacture of the Product, the Staccato Device, Drug or other component of the Product, then Alexza shall bear the costs and expenses of the Recall (including any out-of-pocket expenses reasonably incurred by Teva in connection with such Recall); and (iii) in the event, and to the extent, that the Recall does not arise out of any of the circumstances described in clause (i) or (ii) above, then the Parties shall share on a 50:50 basis the total costs and expenses of the Recall.

ARTICLE 7

SECURITY OF SUPPLY

7.1 Risk Mitigation Plan. Teva understands and acknowledges that Alexza does not currently and does not plan to manufacture all components of the Product, but instead works with one or more Suppliers to obtain certain components necessary to manufacture the Product and is bound by the terms of the agreements with vendors, including Suppliers. Alexza shall use Commercially Reasonable Efforts to (a) minimize any vendor or Supplier delays or disruptions, (b) identify appropriate measures to respond to potential catastrophic events, and (c) prepare a risk mitigation plan for manufacture of the Product under this Agreement. The Manufacturing JPT shall conduct annual review and assessment of the risk mitigation plan and the implementation and compliance thereof. In addition, identification of critical components that could potentially create significant manufacturing delays will be reviewed by the Manufacturing JPT.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

7.2 Allocation. If Alexza experiences a shortage of the Product and is unable to supply the full quantity of Product ordered pursuant to this Agreement, Alexza shall allocate available Product based on [ * ] allocation of the Product based on [ * ] (i.e., [ * ]) of [ * ] and [ * ] for the Product with respect to available Product. Alexza shall use Commercially Reasonably Efforts to meet Teva’s supply needs for the Product during the period that any Product shortage conditions exist. In addition, the Manufacturing JPT shall convene and manage jointly the allocation and commercial effort expectations for supply of the Product during the shortage period.

7.3 Cooperation. In the event Alexza determines that shortage conditions will occur, or in the event of a Force Majeure Event (including Supplier delay that gives rise to shortage conditions), Alexza will promptly notify Teva of such conditions and the Parties shall discuss in good faith appropriate mechanisms to address such shortage conditions.

7.4 Additional Manufacturing. At any time after the [ * ] anniversary of the Effective Date, Teva shall have a right, upon written notification to Alexza, to elect to have a Third Party manufacturer that is selected by Teva and reasonably acceptable to Alexza, qualified to manufacture the Product (an “Additional Manufacturer”). Alexza shall thereafter prepare an estimated reasonable budget and implementation plan for approval by Teva to enable such Additional Manufacturer to manufacture the Product. Upon approval by Teva of the implementation plan and budget, Alexza shall enter into an agreement with such Additional Manufacturer to conduct Alexza manufacturing Know-How transfer to enable the Additional Manufacturer to manufacture the Product. All costs and expenses in engaging and qualifying the Additional Manufacturer shall be borne by Teva. The agreement with the Additional Manufacturer shall provide that any time prior to the [ * ] anniversary of the First Commercial Sale, only upon the written notice from Teva (copied to Alexza) of the occurrence of a Failure Event (as defined below in Section 7.5) shall the Additional Manufacturer manufacture Product for Teva. For clarity, Teva shall not initiate or permit any manufacturing by a Third Party or Additional Manufacturer prior to the [ * ] anniversary of the First Commercial Sale, except as provided in Section 7.5. Notwithstanding the foregoing, if Teva desires to serve as the Additional Manufacturer, Alexza and Teva shall discuss in good faith whether Teva should be chosen pursuant to this Section 7.4 as the “Additional Manufacturer” instead of a Third Party manufacturer.

7.5 Failure Event. At any time after the first [ * ] months following Launch if either: (i) for [ * ] successive [ * ]-month periods, Alexza fails to meet at least [ * ] of its aggregate supply obligation (excluding excess order supply) in Article 6 for such [ * ] month periods, or (ii) in such month when it becomes mathematically impossible, based on shortfalls in deliveries by Alexza in successive preceding months for Alexza and the outstanding Purchase Orders and Supply Forecast, for Alexza to avoid the event specified in clause (i) above, then a “Failure Event” shall be deemed to have occurred. For clarity, in calculating what percentage of Alexza’s supply obligation has been met, only Units of the Product that have been received and not rejected by Teva pursuant to Section 6.16 shall be included. Upon a Failure Event, Teva shall have the right, within [ * ] Business Days after such Failure Event upon written notice to Alexza, to elect to make or have made the Product (including the Staccato Device and other components of the Product). To the extent that an Additional Manufacturer has not been

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

qualified or is not available, within [ * ] days after Teva’s notice to Alexza, the Parties shall agree upon a transition plan to minimize any disruption to the supply of the Product. The transition plan shall include a mutually agreed-upon schedule for transition activities, including transfer of manufacturing Know-How. To enable exercise of the manufacturing rights of Teva under this Section 7.5 upon a Failure Event, Alexza agrees at no additional cost, to provide Teva or one (1) Third Party manufacturer designated by Teva with technical assistance in the manner designed to enable Teva or such Third Party manufacturer to manufacture the Product for Teva. In addition, Alexza shall use Commercially Reasonable Efforts to obtain the consent of Third Party suppliers, including Suppliers, of the Materials for the Product to provide, upon the exercise of Teva’ rights under this Section 7.5, Teva or a Third Party manufacturer with the right to receive such Materials on the same terms in effect for Alexza for use in the manufacture of the Product for use and sale in the U.S.

7.6 Additional Manufacturing Capacity. At any time after a Calendar Year in which the [ * ] for sale of the Product [ * ] of Alexza to manufacture, Alexza shall notify Teva and undertake a process to expand existing facility capacity or identify and qualify a Third Party to manufacture the Product in a manner designed to meet the Product supply requirements of Teva, Teva’s Affiliates, Sublicensees, and Distributors, Alexza and Alexza’s licensees.

7.7 Implementation and Transition. In the event that Teva or a Third Party manufacturer shall have the rights to manufacture the Product pursuant to Sections 7.4, 7.5 or 7.6, the Parties shall conduct transition activities pursuant to the transition plan. In addition, Alexza shall use Commercially Reasonable Efforts to supply Teva and its Affiliates, Sublicensees and Distributors with their requirements of the Product, pursuant to this Agreement until such time as Teva or a Third Party manufacturer engaged by Teva is capable of supplying the Product.

ARTICLE 8

PAYMENTS

8.1 Initial Payment. In consideration for the licenses and rights granted to Teva hereunder, Teva shall pay to Alexza a one-time, non-refundable payment in the amount of Forty Million Dollars (US$40,000,000) by wire transfer of immediately available funds into an account designated by Alexza within [ * ] Business Days after the Effective Date.

8.2 Convertible Note. Within[ * ] Business Days of the Effective Date, the Parties shall enter into the Convertible Promissory Note and Agreement to Lend substantially in the form attached hereto as Exhibit 8.2 (“Note Purchase Agreement”) under which Teva provides an unsecured credit facility to Alexza in an aggregate principal amount not to exceed Twenty Five Million Dollars (US$25,000,000) for a period of two (2) years from the Effective Date.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

8.3 Milestone Payments. In further consideration for the licenses and rights granted to Teva hereunder, Teva shall pay to Alexza the milestone payments set out below following the first achievement of the corresponding milestone. Teva shall notify Alexza in writing within [ * ] days after the achievement of each milestone event, and Alexza shall invoice Teva at the time of or following such notice for the applicable milestone payment. Teva shall pay to Alexza the amounts set forth below within [ * ] days after its receipt of Alexza’s invoice.

(a) Regulatory Milestones for Product. Teva shall pay to Alexza a one-time, non-refundable, non-creditable payment upon the achievement of the following regulatory milestone event (“Regulatory Milestone Event”). For clarity, the Milestone Payment amount for the Regulatory Milestone Event is payable to Alexza only once (regardless of the number of Products developed or commercialized, number of approved indications for the Products, or any other event).

Regulatory Milestone Event	Milestone Payment
[ * ] of the FDA Mandated Studies for a Product.	US$	[ * ]

(b) Sales Milestones. Teva shall pay to Alexza a one-time, non-refundable, non-creditable payment upon the first achievement of Net Sales of the Products in the U.S. in a Calendar Year as set forth in the table below (“Net Sales Milestone Event”). For clarity, the Milestone Payment amount for each Net Sales Milestone Event is payable to Alexza only once (regardless of the number of Products developed or commercialized, number of approved indications for the Products, or any other event):

Net Sales Milestone Event in any Calendar Year	Milestone Payment
Net Sales greater than [ * ]	US$	[ * ]
Net Sales greater than [ * ]	US$	[ * ]
Net Sales greater than [ * ]	US$	[ * ]

As set forth above, any Milestone Payment payable by Teva pursuant to this Section 8.3 shall be made no more than once with respect to the achievement of each such milestone event.

8.4 Royalty Payments.

(a) Subject to the other terms of this Section 8.4, Teva shall make royalty payments to Alexza based on Net Sales of all Products in the U.S. in a Calendar Year by Teva, its Affiliates, Distributors and Sublicensees, at the applicable Royalty Rates set forth below:

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Net Sales of Products in the U.S. in any Calendar Year by Teva, its Affiliates and/ or Sublicensees	Royalty Rate (Percentage of Net Sales)
Portion of Net Sales of Products which are less than or equal to [ * ] Dollars (US[ * ])	[ * ] Percent ([ * ]%)
Portion of Net Sales of Products which are more than [ * ] Dollars (US$[ * ]) but less than or equal to [ * ] Dollars (US$[ * ])	[ * ] Percent ([ * ]%)
Portion of Net Sales of Products which are more than [ * ] Dollars (US[ * ])	[ * ] Percent ([ * ]%)

(b) Subject to Section 8.4(c) below, royalties for Products ([ * ]) as set forth in Section 8.4(a) will be payable by Teva on a Product-by-Product basis (aggregated for purposes of the royalty rate tiers described above), and the period of time during which royalties are payable on a Product shall commence on the First Commercial Sale of such Product and shall continue until the later of (i) the expiration of the last-to-expire Valid Claim under the Alexza Patents and/or Joint Patents that Covers such Product in the U.S., and (ii) twelve (12) years after the First Commercial Sale of such Product in the U.S. Such period of time during which Teva is required to pay Alexza a royalty, pursuant to this Section 8.4(b), on the sales of such Product in the U.S. is referred to as the “Royalty Term” for such Product.

(c) If, during the Royalty Term for a Product, one or more Competitive Products to such Product is/are sold in the U.S. by a Third Party, then the Royalty Rate (at the then-current aggregate tier as set forth in Section 8.4(a)) to be paid by Teva to Alexza on Net Sales for such Product shall thereafter during the Royalty Term be reduced by [ * ]. Further, Teva’s obligation to pay royalties under Section 8.4(a) on Net Sales for such Product shall terminate with respect to the U.S. if, at any time following the sale of such Competitive Product(s) in the U.S., Net Sales of the Product in a Calendar Quarter decreases by at least [ * ] in the U.S. in comparison to the Net Sales for such Product in the corresponding [ * ] in the U.S.

(d) In the event that Teva [ * ] to obtain one or more licenses under any Patent(s) from Third Parties in order to research, develop, manufacture, have manufactured, import, use, market, sell, have sold, offer for sale or otherwise commercialize a Product as delivered by Alexza in the U.S. (hereinafter “Third Party Licenses”), then [ * ] of any royalty consideration (for clarity, excluding upfront payments, licenses fees, and milestone payments) actually paid by Teva under such Third Party Licenses in connection with such Third Party Licenses shall be borne by Alexza and shall be deducted from royalties otherwise payable by Teva to Alexza under this Section 8.4.

(e) If a Product is sold in [ * ], Net Sales of [ * ] shall be determined by [ * ] during the applicable Royalty Term [ * ] is the [ * ] of the [ * ] in the [ * ] and [ * ] is the [ * ] of the [ * ] in the [ * ] when [ * ] in the [ * ], in each case during the applicable Royalty Term in the U.S., or if [ * ] and the [ * ] did not occur in such period, then in the most recent Royalty Term in which [ * ] in the U.S. In the event that [ * ] for the [ * ] included in [ * ], then the Parties shall [ * ] and [ * ] that [ * ] of the [ * ] to the [ * ] of the [ * ].

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(f) All royalties due from Teva to Alexza under this Section 8.4 are subject to the following conditions: (i) no royalties shall be due upon the sale or other transfer among Teva and its Affiliated, Distributors or Sublicensees, but royalties shall be due and calculated upon Teva’s or its Affiliate’s, Distributor’s or Sublicensee’s Net Sales to the first independent Third Party; (ii) no royalties shall accrue on the sale or other disposition of the Product for use in a clinical or non-clinical activities conducted by Teva or its Affiliates or Sublicensees; and (iii) no royalties shall accrue on the disposition of the Product in reasonable quantities by Teva or its Affiliates or Sublicensees as samples (promotion or otherwise) or as donations or for compassionate use, including to non-profit institutions or government agencies for a non-commercial purpose.

8.5 Obligations under Existing Third Party Agreements. Alexza shall be solely responsible for any and all payments, fees or other costs payable under its agreements with Third Parties existing as of the Effective Date.

8.6 Purchase Price for Clinical and Commercial Supply. Teva shall pay to Alexza for each Unit of Product delivered in Prepackaged Form to Teva or its Affiliates, Distributors or Sublicensees, as follows: at Alexza’s Fully Burdened Manufacturing Cost, until such Fully Burdened Manufacturing Cost reaches [ * ] per Unit, at which point Teva shall pay to Alexza [ * ] per Unit for such supply by Alexza (the “Transfer Price”). Within [ * ] days prior to the [ * ] anniversary of the First Commercial Sale, the Parties shall meet and share cost and pricing information to discuss in good faith the then applicable Transfer Price. If the Parties are unable to agree on an adjustment Transfer Price within [ * ] days of such meeting, then Teva shall have the right to solicit a Third Party manufacturer price, including from an Additional Manufacturer (other than Teva), for the same estimated Units, and if such Third Party manufacturer price is lower than the Transfer Price, then Alexza shall either match the proposed Third Party manufacturer price or effect transfer of Alexza Know-How with respect to the manufacture of the Product to permit the manufacture of the Product for Teva by such Third Party manufacturer or as directed by Teva. If at any time after the [ * ] anniversary of the First Commercial Sale, Alexza is still manufacturing for Teva, and Teva obtains a bona fide, arm’s length Third Party offer for a price to manufacture the Product, for the same number of Units, for less than the then current Transfer Price, Alexza shall either match the offered price within [ * ] Business Days of notice (and documentation verifying such Third Party manufacturer and its offered price) from Teva, or effect transfer of Alexza Know-How with respect to manufacture of the Product to such Third Party manufacturer or as directed by Teva. For clarity, if Alexza elects to match the proposed Third Party manufacturer price, the applicable price adjustment to the Transfer Price in response to the Third Party manufacturer bid shall be effective for Product beginning at the time such Third Party manufacturer would otherwise be able to deliver Product if such Third Party bid had been accepted.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

8.7 Payments; Reports.

(a) Teva shall pay Alexza royalties due under Section 8.4 within [ * ] days following the end of each [ * ] commencing with the initial [ * ] following the First Commercial Sale of a Product. With such payment, Teva shall furnish to Alexza a reasonably detailed report showing the following information: (i) the gross invoiced amount (net of any on invoice allowances) for each Product during the reporting period sold by Teva or its Affiliates, Distributors or Sublicensees to the first unrelated Third Party; (ii) the deductions taken in calculating Net Sales for each Product during such reporting period, and the Net Sales for each such Product; (iii) the exchange rates used, if any, in determining the amount due or performing any necessary currency conversion; (iv) the royalties payable with respect to such Net Sales; and (v) any withholding taxes required by Applicable Laws to be paid from such royalties. Notwithstanding the foregoing, a preliminary draft of the reasonably detailed report described above will be provided to Alexza within [ * ] days after the end of each [ * ] following the First Commercial Sale of a Product.

(b) Alexza shall invoice Teva or its Affiliates, Distributors or Sublicensees in respect of a shipment of the Product at the time of shipment in an amount equal to the total Transfer Price for the quantity of the Product actually included in such shipment. All payments for Product will be due and payable to Alexza [ * ] days after receipt of Alexza’s invoice, unless such shipment is rejected under Section 6.16(e), in which event no payment shall be due for such rejected Product, and Teva Affiliates, Distributors or Sublicensees, as applicable, shall make payment to Alexza: (i) for any replacement Product within [ * ] days after Teva accepts the replacement Product; or (ii) for such original shipment (after deduction of the number of Units that have been replaced) within [ * ] days should a Third Party laboratory, pursuant to Section 6.16(e)(i), confirm that the Product originally delivered complies with the Specifications and are not subject to rejection.

(c) True-Up.

(i) Within [ * ] days after the end of each Calendar Year during a Royalty Term, Teva shall perform a “true-up” reconciliation (and shall provide Alexza with a written report of such reconciliation) of the deductions outlined in subsections (iii), (v), and (vi) in the definition of “Net Sales.” The reconciliation shall be based on actual cash paid or credits issued plus an estimate for any remaining liabilities incurred related to the Product, but not yet paid. If the foregoing reconciliation report shows an underpayment then Teva shall pay the amount of the difference to the other Party within [ * ] days after the date of delivery of such report. If the foregoing reconciliation report shows an overpayment then Teva shall offset such overpayment against the next royalty payment due to Alexza pursuant to Section 8.4(a).

(ii) Within [ * ] months after the termination of this Agreement, Teva shall perform a “final true-up” reconciliation (and shall provide Alexza with a written report of such reconciliation) of the items comprising deductions from Net Sales for returns as outlined in subsection (vi) in the definition of Net Sales. The reconciliation shall be based on actual cash paid or credits issued for returns, through the [ * ] month period following the termination or expiration of this Agreement. If the foregoing reconciliation report show either an underpayment of an overpayment between the Parties, the Party owing payment to the other Party shall pay the amount of the difference to the other Party within the [ * ] days after the date of delivery of such report. Notwithstanding the foregoing, for each [ * ] the Shelf Life of the Product is extended, the period of time within which the “final true-up” reconciliation will occur will also be extended by [ * ].

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(iii) In the event that any “true-up” reconciliation performed pursuant to (i) above, shows an underpayment by Teva for such Calendar Year in an amount greater than [ * ] of the total amount payable to Alexza for such Calendar Year, then Teva shall pay to Alexza any payment owned pursuant to (i) above, together with interest calculated from the [ * ] day of the Calendar Year to which such payment applies, in the matter provided in Section 8.14.

8.8 Payments. All payments to Alexza under this Agreement shall be made by bank wire transfer in immediately available funds to an account in the name of Alexza designated in writing by Alexza. Payments hereunder shall be considered to be made as of the day on which they are received by Alexza’s designated bank. All amounts specified to be payable under this Agreement are in United States Dollars and shall be paid in United States Dollars.

8.9 Right of Offset. Without limiting any of Teva’s other rights or remedies, Alexza hereby agrees that Teva shall be permitted to reduce any amount owed by Teva to Alexza pursuant to this Agreement by any amount owed by Alexza and not timely paid to Teva in accordance with the terms of the Note Purchase Agreement.

8.10 Taxes. Teva will prepare and file all sales and use tax returns and related filings in respect of Products and will pay all taxes payable for such purposes. All payments of any amounts pursuant to this Agreement must comply with applicable tax withholding obligations. Each Party has the right to withhold any amounts required to be withheld by any Applicable Laws from amounts payable to the other Party. A Party withholding such amounts will provide the other Party with all relevant information and documentation with respect to the amounts withheld. For clarity, in no event shall either Party shall be responsible for the payment of taxes levied on the income of the other Party pursuant to this Section 8.10.

8.11 Records. Teva shall keep, and require its Affiliates, Distributors and Sublicensees to keep, complete, true and accurate books of accounts and records for the purpose of determining the amounts payable to Alexza pursuant to this Agreement. Such books and records shall be kept for such period of time required by Applicable Laws, but no less than at least [ * ] years following the end of the [ * ] to which they pertain. Such records shall be subject to inspection in accordance with Section 8.12.

8.12 Audits. As soon as reasonably practicable, but in any event not later than [ * ] days (subject to extension required to obtain agreement with the Auditor on a nondisclosure agreement in accordance with this Section 8.12) following written notice from Alexza, Teva shall permit an independent, reputable, certified public accountant selected by Alexza and reasonably acceptable to Teva (provided that such accounting firm shall not be retained or compensated on a contingency basis and provided further that such independent, certified public accountant shall, at a minimum, be knowledgeable of and have experience in

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

auditing pharmaceutical companies), which acceptance will not be unreasonably withheld or delayed (for the purposes of this Section 8.12, the “Auditor”), at reasonable times and upon reasonable notice, to audit or inspect those books or records as the Auditor deems necessary or appropriate for the purpose of verifying the calculation and reporting of Net Sales for the sole purpose of verifying (a) the amount and calculation of Net Sales and royalties payable with respect to such Net Sales, (b) the withholding taxes, if any, required by Applicable Laws to be deducted as a payment by Teva or its Affiliates or Sublicensees in respect of such Net Sales and (c) the exchange rates used in determining the amount of United States dollars. As a condition to examining any records of Teva or its Affiliates or Sublicensees, such Auditor will sign a nondisclosure agreement reasonably acceptable to Teva in form and substance, and shall not disclose to Alexza, its Affiliates or any Third Party any information that is Teva’s or its Affiliate’s or Sublicensee’s confidential customer information regarding pricing or other competitively sensitive proprietary information. Any and all records examined by such Auditor will be deemed Teva’s Confidential Information. The Auditor shall disclose to Alexza only the amount and accuracy of calculations and payments reported and actually paid or otherwise payable under this Agreement. The Auditor shall send a copy of the report to Teva at the same time it is sent to Alexza. Such inspections may be made no more than once each [ * ] (unless a previous audit resulted in a variation or error resulting in Teva having to bear the costs of such audit, in which event the frequency may occur twice each [ * ]) and during normal business hours. Such records for any particular [ * ] shall be subject to no more than one inspection unless the true up in Section 8.7 has not occurred for such [ * ]. Inspections conducted under this Section 8.12 shall be at the expense of Alexza, unless a variation or error producing an underpayment in amounts payable exceeding an amount equal to [ * ] of the amount paid for a period covered by the inspection is established, in which case all reasonable costs relating to the inspection for such period and any unpaid amounts that are discovered shall be paid by Teva. Adjustments identified prior to the completion of the true-up under Section 8.7(c) are not qualified as variation or errors for this purpose. Alexza shall endeavor in such inspection not to disrupt the normal business activities of Teva, or its Affiliates or Sublicensees. Promptly after receiving the audit report, Teva shall submit to Alexza any underpayment discovered in such audit, together with interest accrued in accordance with Section 8.14. If, as a result of such audit report, it is shown that Teva’s or its Affiliate’s or Sublicensee’s payments under this Agreement were greater than the royalty amount that should have been paid, Teva shall credit such amount against future royalty payments due under Section 8.4(a) equal to the difference between the amounts paid by Teva and the royalty amounts that should have been paid. If either Party in good faith disputes any conclusion of the accounting firm under this Section 8.12, including that Teva or its Affiliates or Sublicensees owes additional amounts, then such Party shall so inform the other Party by written notice within [ * ] days of receipt of a copy of the audit report in question, specifying in detail such dispute. The Parties shall promptly thereafter meet and negotiate in good faith a resolution to such dispute. In the event that the Parties are unable to resolve such dispute within [ * ] days after such notice, the matter shall be resolved pursuant to the terms set forth in Article 15, and interest shall be payable on any disputed amounts determined to be due in the same manner as provided for in Section 8.14.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

8.13 Financial Reporting and Auditing Cooperation. In the event that Teva and/or any of its Affiliates determine, based on its analysis and subsequent discussions with their auditors, that Teva or any one of its Affiliate is required to consolidate Alexza under Teva’s accounting procedures, Alexza shall, for so long as Teva or its Affiliate is required to so consolidate, (a) provide to Teva and its Affiliate all financial information customarily prepared by Alexza in the preparation of its GAAP reporting that Teva determines is necessary in order for Teva to prepare such consolidated financial statements, in each case within a time period sufficient to permit Teva and its Affiliate to consolidate the financial results, and (b) collaborate in good faith with Teva and its Affiliate to provide additional information as is reasonably necessary (including by permitting Teva to use or disclose to its lenders Alexza’s financial information and financial statements under appropriate confidentiality agreements) to enable Teva and its Affiliate to determine its compliance with any other covenants under their credit agreements with their lenders and to comply with any other covenants under such credit agreements if such covenants become applicable to Alexza as a result of such consolidation requirement, provided that in no event shall any such other accommodation restrict Alexza’s ability to conduct its operations in the normal course of business and provided further that Teva shall engage in good faith negotiations with its lenders to exempt and waive compliance with such requirement.

8.14 Late Payment. Any amounts not paid within [ * ] days after the date due under this Agreement shall be subject to interest from the foregoing date through and including the date upon which payment is received, calculated at the interest rate equal to [ * ] over the “bank prime loan” rate, as such rate is published in the Federal Reserve Bulletin H.15 or successor thereto on the last Business Day of the applicable [ * ] prior to the date on which such payment is due, calculated daily on the basis of a 365-day year, or, if lower, the highest rate permitted under applicable law.

ARTICLE 9

CONFIDENTIALITY

9.1 Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, the Parties agree that the receiving Party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any confidential or proprietary information and materials, patentable or otherwise, in any form (written, oral, photographic, electronic, visual or otherwise) which is disclosed to it by the other Party (the “Disclosing Party”) including, but not limited to, all information concerning the Staccato Device and/or Product, information disclosed by one Party to the other pursuant to the Confidentiality Agreement and any other technical or business information of whatever nature (collectively, “Confidential Information”).

9.2 Exceptions. Notwithstanding Section 9.1 above, the obligations of confidentiality and non-use shall not apply to Confidential Information that, in each case as demonstrated by competent evidence:

(a) was already known to the Receiving Party or any of its Affiliates, other than under an obligation of confidentiality, at the time of disclosure;

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b) was generally available to the public or was otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure by the Disclosing Party and other than through any act or omission of the Receiving Party or any of its Affiliates in breach of this Agreement;

(d) was subsequently lawfully disclosed to the Receiving Party or any of its Affiliates without obligation of confidentiality by a Person other than the Disclosing Party, and who, to the best knowledge of the Receiving Party, did not receive such information directly or indirectly from the Disclosing Party under an obligation of confidence; or

(e) was independently developed by the Receiving Party or its Affiliate without access to, use of or reference to any proprietary information or materials disclosed by the Disclosing Party.

9.3 Permitted Disclosures. Notwithstanding the provisions of Section 9.1, each Party may disclose Confidential Information belonging to the other Party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:

(a) filing or prosecuting Patents as permitted by this Agreement;

(b) prosecuting or defending litigation as permitted by this Agreement;

(c) complying with applicable court orders or governmental regulations;

(d) to receiving Party’s directors, officers, employees, consultants, advisors and agents, and with respect to Teva, any contract sales organization it engages to promote the Product, as may be reasonably necessary or appropriate for the receiving Party to satisfy its obligations under this Agreement; and

(e) disclosure to Third Parties in connection with due diligence or similar investigations by or on behalf of a Third Party in connection with a potential license to, distribution agreement with or collaboration with such Third Party (including entry into any such agreement), or a potential merger or acquisition by such Third Party, and disclosure to potential Third Party investors in confidential financing documents, provided, in each case, that any such Third Party agrees to be bound by similar terms of confidentiality and non-use at least as stringent as those set forth in this Article 9.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 9.3(b) or 9.3(c), it shall, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as such Party would use to protect its own Confidential Information, but in no event less than reasonable efforts; provided, however, that any Confidential Information so disclosed shall still be subject to the restrictions on use set forth in this Article 9. In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

9.4 Confidentiality of this Agreement and its Terms. Except as otherwise provided in this Article 9, each Party agrees not to disclose to any Third Party the existence of this Agreement or the terms of this Agreement without the prior written consent of the other Party hereto, except that each Party may disclose the terms of this Agreement that are not otherwise made public as contemplated by Section 9.5 and as permitted under Section 9.3.

9.5 Public Announcements.

(a) As soon as practicable following the Effective Date, the Parties shall issue a mutually agreed to press release announcing the existence of this Agreement substantially in the applicable form attached hereto as Exhibit 9.5(a). Except as required by Applicable Law (including, disclosure requirements of the U.S. Securities and Exchange Commission (“SEC”), the NASDAQ stock exchange or any other stock exchange on which securities issued by a Party or its Affiliates are traded), neither Party shall make any other public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other Party. In the event of a required public announcement, to the extent practicable under the circumstances, the Party making such announcement shall provide the other Party with a copy of the proposed text of such announcement sufficiently in advance of the scheduled release to afford such other Party a reasonable opportunity to review and comment upon the proposed text; provided, however, that the Party making such announcement shall make every effort not to disclose any of the other Party’s Confidential Information.

(b) The Parties shall coordinate in advance with each other in connection with the filing of this Agreement (including redaction of certain provisions of this Agreement) with the SEC, the NASDAQ stock exchange or any other stock exchange or governmental agency on which securities issued by a Party or its Affiliate are traded, and each Party shall use reasonable efforts to seek confidential treatment for the terms proposed to be redacted; provided, however, that each Party shall ultimately retain control over what information it must disclose to the SEC, the NASDAQ stock exchange or any other stock exchange or governmental agency, as the case may be, and provided, further, that the Parties shall use their reasonable efforts to file redacted versions with any governing bodies which are consistent with redacted versions previously filed with any other governing bodies and shall make every effort not to disclose any of the other Party’s Confidential Information. Other than such obligation, neither Party (nor its Affiliates) shall be obligated to consult with or obtain approval from the other Party with respect to any filings to the SEC, the NASDAQ stock exchange or any other stock exchange or governmental agency.

9.6 Publication of the Product Information. Publication of any new (i.e., not already in existence and under review as of the Effective Date) non-public scientific or technical information related to the Product by a Party pursuant to the activities under this Agreement, including any and all Inventions, shall be subject to prior review and approval by the JSC, as follows: at least [ * ] days prior to (a) submission of an original manuscript for publication, (b) abstract submission for poster or podium presentation, (c) an oral or poster

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

presentation, or (d) any other publication the Party requesting publication shall provide to the JSC a draft copy thereof for review (unless such Party is required by law to publish such information sooner, in which case such Party shall provide such draft copy to the JSC as much in advance of such publication as possible). The Party requesting publication shall consider in good faith any comments provided by the other Party during such time period, but in no event shall the Party requesting publication have authority to publish without the prior written approval of the JSC. In addition, the Party requesting publication shall, at the other Party’s reasonable request, remove therefrom any of the other Party’s Confidential Information. The contribution of each Party shall be noted in all publications or presentations by acknowledgment or co-authorship, whichever is appropriate. In addition, Alexza shall use its Commercially Reasonable Efforts to provide Teva a reasonable opportunity to review and comment on any publications relating to the Product anywhere in the world pursuant to activities outside this Agreement by Alexza, its Affiliates or its licensees.

9.7 Prior Non-Disclosure Agreements. As of the Effective Date, the terms of this Article 9 shall supersede any prior non-disclosure, secrecy or confidentiality agreement between the Parties (or their Affiliates) dealing with the subject of this Agreement, including the Confidentiality Agreement. Any information disclosed under such prior agreements shall be deemed disclosed under this Agreement.

ARTICLE 10

PATENT PROSECUTION AND ENFORCEMENT

10.1 Ownership of Intellectual Property.

(a) Alexza Technology and Teva Technology. Alexza has, and shall retain all right, title and interest in and to, the Alexza Technology. Teva has, and shall retain all right, title and interest in and to, the Teva Technology.

(b) Inventions. A Party shall have and retain all right, title and interest in all Inventions which are made, conceived, reduced to practice or generated solely by one or more employees or agents of such Party and/or its Affiliates, licensees or sublicensees, or other Persons acting under its authority in the course of or as a result of this Agreement. Inventorship shall be determined in accordance with the Applicable Laws of the U.S., including U.S. patent law, as of the Effective Date, irrespective of where such Invention occurs. The Parties shall jointly own all right, title and interest in all Joint Inventions and Joint Patents resulting therefrom. Subject to the rights and licenses granted under this Agreement, each Party can use, and grant licenses to use, any Joint Invention and Joint Patent [ * ] and [ * ] for such use or license, and each Party [ * ] under the laws of any country [ * ].

Notwithstanding the foregoing, any Inventions made solely or jointly by a Party or any of their Affiliates, licensees or sublicensees in the course of activities under the [ * ] Plan or otherwise in connection with the [ * ] and [ * ] of [ * ] shall be solely owned by Teva (“Teva [ * ] Inventions”), and Alexza and its Affiliates and licensees hereby assign all right, title and interest in and to any such Teva [ * ] Inventions to Teva. For clarity, Teva [ * ] Inventions are limited to Inventions that [ * ]. For additional clarity, notwithstanding the foregoing assignment by Alexza and its Affiliates and licensees of any Teva [ * ] Inventions, any Teva [ * ] Patents shall be subject to milestone payments and royalties payable by Teva under Article 8.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

10.2 Patent Prosecution and Maintenance.

(a) Alexza Patents.

(i) Initial Responsibility.

(1) Alexza shall be responsible for the preparation, filing, prosecution and maintenance of all Alexza Patents other than the Product-Specific Alexza Patents [ * ], and Teva shall be responsible for the preparation, filing, prosecution and maintenance of all Product-Specific Alexza Patents [ * ]. As used herein, the responsibilities for the preparation, filing, prosecution and maintenance of such Patents include the responsibility for any interferences, reexaminations, inter partes review, post grant review, reissues, oppositions, revocation actions and the like, and gaining patent term restorations, supplemental protection certificates or their equivalents, and patent term extensions related thereto, unless otherwise set forth in this Agreement. Alexza shall keep Teva informed in a timely manner, but not less frequently than once per [ * ], of progress with regard to the preparation, filing, prosecution and maintenance of Alexza Patents (other than the Product-Specific Alexza Patents) in the U.S., and Teva shall keep Alexza informed in a timely manner, but not less frequently than once per [ * ], of progress with regard to the preparation, filing, prosecution and maintenance of the Product-Specific Alexza Patents. Alexza shall consider in good faith and not unreasonably reject the comments, requests and suggestions of Teva with respect to strategies for filing and prosecuting Alexza Patents (other than the Product-Specific Alexza Patents) in the U.S. that are relevant to the Product, provided that Alexza shall not in any event take actions with respect to the preparation, filing, prosecution and maintenance of such Alexza Patents that could negatively impact the Product or Teva’s rights hereunder.

(2) In addition, Alexza, upon Teva’s written request, shall promptly file new Product-Specific Alexza Patents (e.g., a U.S. continuation, continuation-in-part or divisional application of such Alexza Patent) (the “Future Product-Specific Alexza Patents”) claiming priority to any Alexza Patents having a specification that could [ * ] and enable a composition-of-matter claim, manufacturing claim, process claim or a method-of-use claim in each case Covering only a Product, and Teva shall be responsible for the preparation, filing, prosecution and maintenance of such Future Product-Specific Alexza Patents on behalf of Alexza at Teva’s sole cost and expense. Teva shall consult with Alexza in preparing Future Product-Specific Alexza Patent applications and shall consider in good faith Alexza’s comments and suggestions prior to the filing of any Future Product-Specific Alexza Patent application. Thereafter, Teva shall keep Alexza informed in a timely manner, but not less frequently than once per [ * ], of progress with regard to the preparation, filing, prosecution and maintenance of the Future Product-Specific Alexza Patents, and Teva shall consider in good faith and not unreasonably reject the comments, requests and suggestions of Alexza with respect to strategies for filing and prosecuting the Future Product-Specific Alexza Patents in the U.S., in the event Alexza communicates to Teva that such actions would negatively impact any existing Alexza Patents or other products Covered by such Alexza Patents. Upon the issuance of such Future Product-Specific Alexza Patent, such Alexza Patent shall be deemed a Product-Specific Alexza Patent.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(ii) Cooperation. Alexza shall make its employees (including inventors employed by Alexza) and use Commercially Reasonable Efforts to make its agents and consultants, reasonably available to Teva (or to its authorized attorneys, agents or representatives), to the extent reasonably necessary to enable Teva to undertake the preparation, filing, prosecution and maintenance of all Product-Specific Alexza Patents, and will also make available to Teva such copies of material correspondence as may be reasonably requested by Teva, which are in Alexza’s possession, respecting the Product-Specific Alexza Patents. Each such Product-Specific Alexza Patent will also remain an Alexza Patent hereunder, and this Agreement will continue to apply thereto. Teva shall be responsible for the preparation, filing, prosecution and maintenance of all such Product-Specific Alexza Patents at Teva’s sole cost and expense, as set forth in Section 10.2(a)(i).

(iii) Orange Book Patents. Teva shall have the sole right to list any Alexza Patents issued or filed after the Effective Date with respect to the Product in the U.S. as additional Orange Book Patents. Alexza’s efforts shall include meeting any submission deadlines to the extent required or permitted by Applicable Laws. In addition, Alexza agrees that it will not allow any Orange Book Patent references for any Product not licensed hereunder to Teva, including any Alternative Product, in the U.S., but Alexza retains the right to list and reference any Orange Book Patents (other than Teva Patents listed pursuant to Section 10.2(b)(ii)) for itself, its Affiliates and its licensees with respect to any other product in the U.S., except an Alternative Product.

(iv) Option of Teva to Prosecute, Maintain and Enforce. In the event that Alexza desires to abandon or cease prosecution and/or maintenance of any Alexza Patent in the U.S., Alexza shall provide reasonable prior written notice to Teva of such intention to abandon (which notice shall, to the extent possible, be given no later than [ * ] calendar days prior to the next deadline for any action that must be taken with respect to any such Alexza Patent). In such case, at Teva’s sole discretion, upon written notice from Teva, Teva may elect to continue prosecution and/or maintenance of any such Alexza Patent at its own expense, and Alexza shall cooperate in a timely manner to allow Teva to continue prosecution and maintenance of any such Alexza Patent. For clarification, a determination by Alexza to (i) abandon a patent application in favor of a continuation or divisional application or the like, or (ii) narrow the scope of the claimed subject matter, shall not be deemed a determination to cease prosecution and/or maintenance.

(b) Teva Patents and Teva [ * ] Patents.

(i) Teva Responsibility. Teva shall be responsible for the preparation, filing, prosecution and maintenance, including being responsible for any interferences, reexaminations, inter partes review, post grant review, reissues, oppositions, revocation actions and the like, and gaining patent term restorations, supplemental protection certificates or their equivalents, and patent term extensions with respect thereto, unless otherwise

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

set forth in this Agreement, of Teva Patents and Teva [ * ] Patents, at Teva’s sole expense. Teva shall keep Alexza informed in a timely manner, but not less frequently than once per [ * ], of progress with regard to the preparation, filing, prosecution and maintenance of Teva Patents and Teva [ * ] Patents in the U.S. Teva will consider in good faith the requests and suggestions of Alexza with respect to strategies for filing and prosecuting Teva Patents and Teva [ * ] Patents claiming the Product in the U.S.

(ii) Orange Book Patents. Teva shall have the sole right to reference any Teva Patents and Teva [ * ] Patents with respect to the Product in the U.S., including listing Teva Patents as Orange Book Patents. Alexza shall cooperate with Teva’s reasonable requests in connection therewith, including meeting any submission deadlines to the extent required or permitted by Applicable Laws or regulations.

(iii) Option of Alexza to Prosecute, Maintain and Enforce. In the event that Teva desires to abandon or cease prosecution and/or maintenance of any Teva Patent in the U.S. Covering the Product or any Product-Specific Alexza Patent, Teva shall provide reasonable prior written notice to Alexza of such intention to abandon (which notice shall, to the extent possible, be given no later than [ * ] calendar days prior to the next deadline for any action that must be taken with respect to such Teva Patent or Product-Specific Alexza Patent). In such case, at Alexza’s sole discretion, upon written notice from Alexza, Alexza may elect to continue prosecution and/or maintenance of any such Teva Patent or Product-Specific Alexza Patent at its own expense, and Teva shall cooperate in a timely manner to allow Alexza to continue prosecution and maintenance of any such Teva Patent or Product-Specific Alexza Patent, as applicable. For clarification, a determination by Teva to (i) abandon a patent application in favor of a continuation or divisional application or the like, or (ii) narrow the scope of the claimed subject matter, shall not be deemed a determination to cease prosecution and/or maintenance. The exercise by Alexza of its rights pursuant to this Section 10.2(b)(iii) shall not affect the licenses granted to Teva in Article 2 of this Agreement.

(c) Joint Patents.

(i) Initial Responsibility. Teva shall be responsible for the preparation, filing, prosecution and maintenance of Joint Patents worldwide, including being responsible for any interferences, reexaminations, reissues, oppositions, revocation actions and the like, and gaining patent term restorations, supplemental protection certificates or their equivalents, and patent term extensions with respect thereto, unless otherwise set forth in this Agreement, and subject to the remainder of this Section 10.2(c). Teva shall be responsible for activities related to preparing, filing, prosecuting and maintaining all Joint Patents, at Teva’s cost and expense, provided that during the period when Teva is conducting such activities at its sole expense, Alexza shall not grant a license to any Third Party for any Joint Inventions, including Joint Patents, except with respect to the Product (but not [ * ]) outside of the U.S. In the event Alexza wishes to grant a license to a Third Party for any Joint Invention other than the Product, Alexza shall first negotiate an exclusive license to such rights with Teva in good faith, to the extent such rights are not already exclusively licensed hereunder. In the event the Parties cannot agree on the terms of the exclusive license for such rights, or Teva does not desire such exclusive license, Alexza shall reimburse Teva [ * ] of all future costs and expenses incurred by Teva in

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

preparing, filing, prosecuting and maintaining all Joint Patents, and Alexza shall no longer be restricted under this Section 10.2(c)(i) from granting licenses to any such Joint Inventions to a Third Party. For clarity, the Parties will from that point forward equally share all costs and expenses for the preparation, filing, prosecution and maintenance of Joint Patents not exclusively licensed by Teva from Alexza.

(ii) Cooperation. Teva shall consult with Alexza in preparing Joint Patent applications and shall consider and adopt in good faith Alexza’s comments and suggestions prior to the filing of any Joint Patent application. Teva shall keep Alexza fully informed of progress with regard to the preparation, filing, prosecution and maintenance of the Joint Patents worldwide, as follows:

(1) provide Alexza with a copy of the final draft of any proposed application at least [ * ] days prior to filing the same in any patent office worldwide, unless otherwise agreed by patent counsel for both parties, and Teva shall consider in good faith any comments or revisions suggested by Alexza or its counsel;

(2) promptly provide Alexza with a copy of each patent application as filed, together with a notice of its filing date and serial number;

(3) provide Alexza with a copy of any action, communication, letter, or other correspondence issued by the relevant patent office within at least [ * ] month of receipt thereof, and Teva shall consult with Alexza regarding responding to the same and shall consider in good faith any comments, strategies, and the like proposed by Alexza;

(4) provide Alexza with a copy of any response, amendment, paper, or other correspondence filed with the relevant patent office within [ * ] days of Teva’s receipt of the as-filed document; and

(5) promptly notify Alexza of the allowance, grant, or issuance of such Joint Patents.

(iii) Orange Book Patents. Teva shall have the sole right to reference any Joint Patents with respect to the Product (but shall not limit Alexza’s right to reference such Joint Patents for other products pursuant to Section 10.2(c)(i)) in the U.S., including listing Joint Patents as Orange Book Patents. Alexza shall cooperate with Teva’s reasonable requests in connection therewith, including meeting any submission deadlines to the extent required or permitted by Applicable Laws or regulations.

(iv) Option of Alexza to Prosecute, Maintain and Enforce. In the event that Teva desires to abandon or cease prosecution and/or maintenance of any Joint Patent, Teva shall provide reasonable prior written notice to Alexza of such intention to abandon (which notice shall, to the extent possible, be given no later than [ * ] calendar days prior to the next deadline for any action that must be taken with respect to such Joint Patent in the relevant patent office). In such case or if Teva refuses to pay the costs and expenses related to any such Joint Patent, at Alexza’s sole discretion, upon written notice from Alexza, Alexza may elect to

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

continue prosecution and/or maintenance of any such Joint Patent at its own expense, and Teva shall follow Alexza’s instructions and cooperate in a timely manner to allow Alexza to continue prosecution and maintenance of any such Joint Patent. For clarification, a determination by Teva to (i) abandon a patent application in favor of a continuation or divisional application or the like, or (ii) narrow the scope of the claimed subject matter, shall not be deemed a determination to cease prosecution and/or maintenance.

(v) A Party Declines Responsibility. If a Party refuses to pay its share of costs related to any Joint Patent, upon written notice from the other Party, the declining Party shall assign its entire right, title, and interest in and to any such Joint Patent to the Other Party. Any Patents so assigned shall no longer be considered Joint Patents and shall become Patents of such Party.

10.3 Infringement by Third Parties.

(a) Notice. In the event that either Alexza or Teva becomes aware of any infringement or threatened infringement by a Third Party of any Patents that are subject to the prosecution, maintenance or enforcement by a Party under this Agreement, it will notify the other Party in writing to that effect. Any such notice shall include evidence to support an allegation of infringement or threatened infringement by such Third Party.

(b) Orange Book Patents II and Product-Specific Alexza Patents. Subject to this Section 10.3(b), Teva shall have the first right, as between Alexza and Teva, to bring and control any action or proceeding with respect to infringement of any Orange Book Patent II or Product-Specific Alexza Patent in the U.S., at its own expense and by counsel of its own choice; provided that Teva shall not enter into any settlement agreement with respect to such infringement without the prior written consent of Alexza. Alexza shall render, at Teva’s expense, all reasonable assistance as requested by Teva in connection with any such action initiated, conducted or prosecuted by Teva, including the right to join Alexza as plaintiff as necessary for Teva to bring and conduct such action or proceeding and, in case of joining, Alexza agrees to give Teva reasonable assistance and authority to file and to prosecute same. Alexza shall have the right, at its own expense, to be represented in any such action by counsel of its own choice, provided that Teva shall at all times retain control of such action or proceeding, and Teva and its counsel shall reasonably cooperate with Alexza and its counsel in strategizing, preparing and presenting any such action or proceeding. If Teva fails to bring an action or proceeding with respect to infringement of any Orange Book Patent II or Product-Specific Alexza Patent as set forth in this Section 10.3(b) within (i) [ * ] days following the notice of alleged infringement or (ii) [ * ] days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, Alexza shall have the right, but not the obligation (i.e., it has the right to indulge such infringement), to bring and control any such action at its own expense and by counsel of its own choice. Upon Alexza’s request, Teva shall timely join as party-plaintiff in any such litigation and cooperate with Alexza in connection with such infringement action, including timely filing such action in Teva’s name if required. Except as otherwise agreed to by the Parties as part of a cost-sharing arrangement, any recovery or damages realized as a result of such action or proceeding shall be used first to reimburse the Parties’ documented out-of-pocket legal expenses relating to the action or proceeding, and any

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

remaining damages relating to the Product (including lost sales or lost profits with respect to the Product) shall be retained by the Party bringing suit, and if such Party is Teva, such remaining damages shall be deemed Net Sales subject to applicable milestone payments and royalties payable under Sections 8.3 and 8.4.

(c) ANDA Litigation. Notwithstanding the foregoing, in the event Teva decides not to bring an action or proceeding with respect to infringement of any Orange Book Patent II or Product-Specific Alexza Patent described in Section 10.3(b), and such infringement is the result of a submission to the FDA of an application under Section 505(j) or Section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act, Teva shall so notify Alexza at least [ * ] days before the time limit for bringing such action or proceeding, and the Parties shall discuss in good faith the reasons for Teva’s decision within [ * ] Business Days of Alexza receiving such notice. In the event after such discussion Alexza disagrees with Teva’s decision, within [ * ] Business Days of such discussion Alexza may refer the matter to the Senior Executives of both Parties for resolution. The Senior Executives shall meet promptly to discuss such matter and determine a resolution, and such resolution may include the Senior Executives agreeing to allow Alexza to bring such action or proceeding. If the Senior Executives are unable to determine a resolution in a timely manner, which shall in no event be more than [ * ] Business Days after such matter was referred to them, then Teva shall have the sole and exclusive authority to determine when and whether to initiate an action or proceeding with respect to such infringement, and Alexza will not have any right to initiate an action or proceeding related thereto.

(d) Orange Book Patents I. Until the [ * ] ([ * ]) anniversary of the Effective Date, Teva shall notify Alexza that it requests the right to bring and control any action or proceeding with respect to infringement of any Orange Book Patent I in the U.S., at its own expense and by counsel of its own choice, and the Parties shall discuss in good faith the reasons for Teva’s request within [ * ] Business Days of Alexza receiving such notice. In the event after such discussion Alexza disagrees with Teva’s request, within [ * ] Business Days of such discussion Alexza may refer the matter to the Senior Executives of both Parties for resolution. The Senior Executives shall meet promptly to discuss such matter and determine a resolution, provided, however, that if the Senior Executives are unable to determine a resolution in a timely manner, which shall in no event be more than [ * ] Business Days after such matter was referred to them, then Teva shall have the right to bring and control any action or proceeding with respect to infringement of any Orange Book Patent I. Teva shall not enter into any settlement agreement with respect to such infringement without the prior written consent of Alexza. Alexza shall render, at Teva’s expense, all reasonable assistance as requested by Teva in connection with any such action initiated, conducted or prosecuted by Teva, including the right to join Alexza as plaintiff as necessary for Teva to bring and conduct such action or proceeding and, in case of joining, Alexza agrees to give Teva reasonable assistance and authority to file and to prosecute same. Alexza shall have the right, at its own expense, to be represented in any such action by counsel of its own choice, provided that Teva shall at all times retain control of such action or proceeding, and Teva and its counsel shall reasonably cooperate with Alexza and its counsel in strategizing, preparing and presenting any such action or proceeding. Except as otherwise agreed to by the Parties as part of a cost-sharing arrangement, any recovery or damages realized as a result of such action or proceeding shall be used first to reimburse the Parties’ documented out-of-

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

pocket legal expenses relating to the action or proceeding, and any remaining damages relating to the Product (including lost sales or lost profits with respect to the Product) shall be retained by Teva, and such remaining damages shall be deemed Net Sales subject to applicable milestone payments and royalties payable under Sections 8.3 and 8.4.

(e) Orange Book Patents I and Alexza Patents. At any time after the period set forth in Section 10.3(d), Teva may request the right to bring and control any action or proceeding with respect to infringement of any Alexza Patent that is an Orange Book Patent I or that is not a Product-Specific Alexza Patent in the U.S., wherein such infringement is related to the Product, provided that for any Orange Book Patent I. In the event Alexza does not permit Teva to bring and control any such action or proceeding at Teva’s sole expense, and Alexza itself does not bring any such action or proceeding at Alexza’s sole expense, then Alexza will timely provide Teva with a notification of such determination, in any event no later than [ * ] days after such request, and [ * ] under this Agreement shall [ * ] to enforce such Alexza Patent has on the Product. Should Alexza permit Teva to bring and control such action or proceeding, it shall be conducted in accordance with the provisions of Section 10.3(b). In the event Alexza brings such action or proceeding, Alexza shall not enter into any settlement agreement with respect to such infringement without the prior written consent of Teva, such consent not to be unreasonably withheld. Alexza shall consult with Teva in connection with any such action or proceeding, and Teva shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Any recovery or damages realized as a result of such action or proceeding brought under this Section 10.3(e) shall be used first to reimburse the Parties’ documented out-of-pocket legal expenses relating to the action or proceeding, and any remaining damages shall be retained by the Party bringing suit.

(f) Teva Patents. Subject to this Section 10.3(f), Teva shall have the right (but not the obligation), to bring and control any action or proceeding with respect to infringement of any Teva Patent Covering the Product worldwide, at its own expense and by counsel of its own choice and the right to retain all damages resulted from its enforcement action.

(g) Joint Patents. Any action or proceeding with respect to infringement of any Joint Patent worldwide may only be brought by both Parties, with the costs to be shared equally between the Parties. Except as otherwise agreed to by the Parties as part of a cost-sharing arrangement, any recovery or damages from an action or proceeding relating to Joint Patents shall be shared equally between the Parties.

(h) Related Litigation. Alexza agrees that, in the event Alexza considers bringing or brings any action or proceeding with respect to infringement of any Orange Book I or Alexza Patent against a Third Party related to a product other than a Product, Alexza shall promptly notify Teva thereof in writing. Alexza agrees that in the event Alexza brings any action or proceeding described in the preceding sentence, Alexza shall: (i) provide to Teva drafts of all official papers or other statements (whether written or oral) prior to their submission in the action or proceeding, in sufficient time to allow Teva to review, consider, and substantively comment thereon; (ii) reasonably consider taking action to incorporate Teva’s comments on all such official papers and statements, including comments related to claim construction, validity

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

and infringement; (iii) use Commercially Reasonable Efforts to allow Teva the opportunity to participate in preparation of witnesses or other participants in the action or proceeding (subject to any obligations of confidentiality to Third Parties with respect to such other product); (iv) not enter into any settlement with respect to such infringement without providing Teva advance notice of such settlement proposal, and reasonably considering Teva’s comments on such proposal; and (v) not enter into any covenant not to sue on such Orange Book I or Alexza Patent without the prior written consent of Teva, such consent not to be unreasonably withheld.

(i) Cooperation. In the event a Party brings an infringement action in accordance with this Section 10.3(i), the other Party shall cooperate fully, including, if required to bring such action, the furnishing of a power of attorney or being named as a party to such action.

10.4 Infringement of Third Party Rights. Each Party shall promptly notify the other in writing of any allegation by a Third Party that the activity of either of the Parties pursuant to this Agreement infringes or may infringe the intellectual property rights of such Third Party. Teva shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by Teva’s activities at its own expense and by counsel of its own choice, and Alexza shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Alexza shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by Alexza’s activities at its own expense and by counsel of its own choice, and Teva shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. In the event a Party brings an infringement action in accordance with this Section 10.4, the other Party shall cooperate fully, including, if required to bring such action, the furnishing of a power of attorney or being named as a party to such action.

10.5 Consent for Settlement. Neither Party shall enter into any settlement or compromise of any action or proceeding under this Article 10 which would materially alter, diminish, or be in derogation of the other Party’s rights under this Agreement without the prior written consent of such other Party, which consent shall not be unreasonably withheld or delayed.

10.6 Patent Term Extensions. The Parties shall discuss and recommend for which, if any, of the Patents within the Alexza Patents and Teva Patents the Parties should seek Patent Term Extensions in the U.S. after the Effective Date; provided that Teva shall have the final decision in the case of a disagreement. The Party that does not apply for an extension hereunder shall cooperate fully with the other Party in making such filings or actions, for example and without limitation, making available all required regulatory data and information and executing any required authorizations to apply for such Patent Term Extension. All expenses incurred in connection with activities of each Party with respect to the Patent(s) for which such Party seeks Patent Term Extensions pursuant to this Section 10.6 shall be entirely borne by such Party. Notwithstanding the foregoing, with respect to the application for Patent Term Extension for U.S. Patent [ * ], Alexza shall consider in good faith and not unreasonably reject the comments, requests and suggestions of Teva with respect to strategies for prosecuting such application for Patent Term Extension, and in the event Alexza decides that it no longer wishes to pursue such application, Teva may assume control of such application at its sole expense.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

10.7 Trademarks. The Product (other than [ * ]) shall be sold in the U.S. under the Alexza Trademark Adasuve® unless at any time Adasuve® is determined to be unacceptable to the FDA in the U.S. Teva shall prominently display on the Product sold in the U.S. the Alexza Trademarks Staccato® and Adasuve®, as applicable unless such Alexza Trademarks are determined to be unacceptable to the FDA in the U.S. Alexza will have the right to use the Alexza and Staccato Trademarks and any Teva Trademarks used with the Product in connection with Alexza’s activities related to commercialization of the Product in the U.S. In any event, Alexza shall be able to use any Alexza Trademark other than Adasuve® for any other product for any purpose, and shall use the Alexza Trademark Adasuve® for sale of the Product outside of the U.S. Teva shall use Alexza Trademarks only in accordance with Alexza’s written guidelines therefor to ensure the integrity and quality of the Alexza Trademarks, and shall not use such Alexza Trademark in connection with the using, promotion, marketing, distributing, selling or offering for sale of any product other than the Product. Alexza shall use the Teva Trademarks only in accordance with Teva’s written guidelines therefor to ensure the integrity and quality of the Teva Trademarks, and shall not use such Teva Trademark in connection with the using, promotion, marketing, distributing, selling or offering for sale of any product other than the Product. For clarity, nothing in this Section 10.7 shall restrict Teva or its Affiliates or Sublicensees from having the rights to market and sell authorized generics of the Product in the U.S.

ARTICLE 11

REPRESENTATIONS AND WARRANTIES; LIMITATION OF LIABILITY

11.1 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party, as of the Effective Date, as follows:

(a) Duly Organized. Such Party is a corporation with restricted liability, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and failure to have such would prevent such Party from performing its obligations under this Agreement.

(b) Due Authorization; Binding Agreement. The execution, delivery and performance of this Agreement by such Party have been duly authorized by all necessary corporate or organizational action. This Agreement is a legal and valid obligation binding on such Party and enforceable in accordance with its terms and does not (i) to such Party’s knowledge and belief, violate any law, rule, regulation, order, writ, judgment, decree, determination or award of any court, governmental body or administrative or other agency having jurisdiction over such Party or (ii) conflict with, or constitute a default under, any agreement, instrument or understanding, oral or written, to which such Party is a party or by which it is bound.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(c) Consents. No government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any applicable laws, rules or regulations currently in effect, is or will be necessary for, or in connection with, the transaction contemplated by this Agreement or any other agreement or instrument executed in connection herewith, or for the performance by it or its obligations under this Agreement and such other agreements.

(d) No Debarment. Such Party is (a) not and during the Term shall not be a Debarred Entity; and (b) not currently using, and will not in the future use, in any capacity, in connection with the performance of its duties or obligations hereunder, the services of any person or entity debarred or subject to debarment under 21 U.S.C. § 335a or otherwise disqualified or suspended from performing services or otherwise subject to any restrictions or sanctions by the FDA(a “Debarred Entity”). Such Party shall immediately notify the other Party in writing if either such Party or any person or entity who is performing services on its behalf hereunder is or becomes a Debarred Entity or if any action, claim, investigation, or other legal or administrative proceeding is pending or, to the best of such Party’s knowledge, threatened, that would make the other Party or any person or entity performing services hereunder a Debarred Entity;

(e) No Adulteration. Such Party will not take or permit its Affiliates, licensees, Sublicensees or Distributors to take, any action to make the Product unfit for commerce under any Regulatory Requirements in the U.S. where the Product is approved for sale (including, but not limited to, not being adulterated or misbranded as defined under the FD&C Act or becoming an article that may not, under the FD&C Act, be introduced into interstate commerce); and

(f) No Third Party Rights. Such Party will not knowingly infringe any valid and enforceable patent, trademark, copyright or other intellectual property rights or confidential information of a Third Party in performing its obligations and exercising its rights hereunder to which it does not own or does not possess a license.

11.2 Additional Representations and Warranties of Alexza. As used in this Section 11.2, “best of its knowledge” means, as applied to Alexza, those [ * ] with knowledge of a particular fact or other matter or should have knowledge based on their position. Alexza represents and warrants to Teva that as of the Effective Date:

(a) Right to Grant License. (i) Alexza is the sole and exclusive owner of or Controls the Alexza Technology free and clear of all encumbrances; (ii) Alexza has not previously assigned, transferred, licensed, conveyed or otherwise encumbered or granted, and will not during the Term assign, transfer, license, convey or otherwise encumber its right, title and interest in any of the Alexza Technology or any rights granted to Teva hereunder for the development or commercialization of the Product in the U.S.; (iii) specifically, there are no existing agreements, options, commitments, or rights, with, of or to any person to acquire or obtain any rights to, any of the Alexza Technology for the development or commercialization of the Product in the U.S. and (iv) no royalties, license fees or other payments or consideration are

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

required to be paid by Alexza or its Affiliates to any Third Party in connection with the execution, delivery and performance of this Agreement, or in connection with the research, development, manufacture, having manufactured, import, use, sell, have sold, offer for sale or otherwise commercialize the Staccato Device or Products.

(b) Scope of License. Exhibit 1.5 and Exhibit 1.7 set forth true and complete lists of all Alexza Patents and Trademarks in the U.S. Controlled by Alexza or its Affiliates as of the Effective Date. The Alexza Patents and Alexza Know-How constitute all intellectual property Controlled by Alexza and its Affiliates that is [ * ] for the research, development, manufacture, having manufactured, import, use, sell, having sold, offer for sale or otherwise commercialize the Product(s) in the U.S. and to the best of its knowledge, there is not any other Patent necessary for such purposes that is not Controlled by Alexza (including any intellectual property Controlled by any Third Party supplier of the Staccato Device, Drug or Product).

(c) Alexza Technology Status. To the best of its knowledge, (i) all issued Patents and Trademarks listed on Exhibit 1.5 and Exhibit 1.7 are in full force and effect, valid, subsisting and enforceable, have been properly assigned to Alexza or its Affiliates, and inventorship of each Patent is properly identified on such Patents; (ii) none of the Patents and Trademarks listed on Exhibit 1.5 and Exhibit 1.7 is currently involved in any interference, reissue, reexamination, opposition, challenge or litigation proceeding, and neither Alexza nor any of its Affiliates has received any written notice from any person, or has knowledge, of such actual or threatened proceeding; (iii) no Alexza Technology rights have been found by a court or administrative body of competent jurisdiction to be invalid or unenforceable; (iv) Alexza and any other Third Party having responsibility for prosecuting any of the Alexza Technology rights have filed and prosecuted the Patents and Trademarks in good faith and in compliance with all applicable rules, policies, and procedures of the U.S. Patent and Trademark Office and all foreign patent offices, as applicable, in all material respects, and are subsisting; (v) Alexza has not committed any act, or failed to commit any required act, that would reasonably be expected to cause any Alexza Technology rights to expire prematurely or be declared invalid or unenforceable, or that estops the enforcement of such rights against any Third Party; (vi) all application, registration, maintenance and renewal fees in respect of the Alexza Technology rights finally due in the U.S. prior to the Effective Date, and all necessary documents and certificates relating to the prosecution of the Alexza Patents required to have been filed in the U.S. before the Effective Date to prevent abandonment of any Alexza Patents in the U.S., have been paid or filed, respectively, by Alexza with the relevant agencies for the purpose of maintaining the Alexza Technology rights in the U.S.

(d) Third Party Licenses. As of the Effective Date, Alexza has disclosed to Teva the existence of all of Alexza’s Third Party license agreements related to the Product worldwide and has provided true and complete copies of such license agreements available or identified their availability in publicly available filings.

(e) Accuracy. To the best of its knowledge, none of the information, data or materials provided to Teva prior to the Effective Date by or on behalf of Alexza related to the Alexza Technology and/or the Drug, Staccato Device and Product is inaccurate in any material respect, and there is no data or information that Alexza considers material that is within Alexza’s or its Affiliate’s possession that causes, due to lack of disclosure, specific data or other information disclosed by Alexza to Teva relating to the Drug, Staccato Device or Product or Alexza Technology to be misleading in any material respect.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(f) Non-Infringement by Third Parties. To the best of its knowledge, there are no activities by Third Parties that would constitute infringement of the Alexza Patents or misappropriation of the Alexza Know-How.

(g) Non-Infringement of Third Party Rights. To the best of its knowledge, the research, development, manufacture, having manufactured, import, use, sale, having sold, offer for sale or otherwise commercialize the Staccato Device, Drug and the Product(s) in the U.S. as of the Effective Date will not infringe or misappropriate any Patent or other intellectual property Controlled by a Third Party. For the avoidance of doubt, to the best of its knowledge, Alexza is not aware of any Patent which is Controlled by a Third Party and with respect to which a claim of patent infringement could reasonably be asserted if a person not licensed by the Third Party engaged in the manufacture, use, or sale of the Product in the U.S. Alexza has not received any written notice from any Person, nor has knowledge of, any actual or threatened claim or assertion that the use or practice of the Alexza Patents or Alexza Know-How infringes or misappropriates any intellectual property rights of a Third Party.

(h) Non-Action or Claim. To the best of its knowledge, there are no actual, pending, alleged or threatened adverse actions, suits, claims, interferences or formal governmental investigations (i) involving the Staccato Device or Product, including in connection with the conduct of any clinical trials or manufacturing activities by Alexza, its Affiliates or licensees, or (ii) questioning the validity of this Agreement or any action taken by Alexza in connection with the execution of or activities under this Agreement, in each case, by or against Alexza or any of its Affiliates or licensees in or before any court, FDA or other governmental authority. There are no material unsatisfied judgments or outstanding orders, injunctions, decrees, stipulations, settlements or awards (whether rendered by a court, an administrative agency or an arbitrator) against Alexza with respect to any Alexza Technology, the Drug, the Staccato Device or the Product.

(i) No Encumbrances. Assuming the payment in full by Teva, any Product supplied under this Agreement will be free and clear of liens and other encumbrances.

(j) Additional Legal Compliance.

(i) To the best of its knowledge, Alexza and its Affiliates and any outsourcing company and contract research organization to which Alexza or its Affiliates have subcontracted activities in connection with the Drug, Staccato Device and Product (the “Contractors”) have complied with all Applicable Laws, permits, governmental licenses, registrations, approvals, concessions, franchises, authorizations, orders, injunctions and decrees in the research, development, manufacture, use and import of the Drug, Product and Staccato Device, and neither Alexza nor any of its Affiliates or its Contractors has received any written notice from any governmental authority claiming that any such activities as conducted by them are not in such compliance.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(ii) No governmental authority has commenced or, to the best of its knowledge, threatened to initiate any action to enjoin production of the Drug, Staccato Device or Product at any facility, nor has Alexza or any of its Affiliates or, to the best of its knowledge, any of its Contractors, received any notice to such effect since January 1, 2005.

(iii) All development activities conducted by Alexza and its Affiliates and Contractors relating to the Drug, Product and/or Staccato Device have been conducted in compliance with all GCPs, GLPs and GMPs when applicable.

(iv) To the best of its knowledge, no employee or agent of Alexza or any of its Affiliates or Contractors has made an untrue statement of a material fact to any governmental authority with respect to the Drug, Product and/or Staccato Device (whether in any Regulatory Filings or otherwise), or failed to disclose a material fact to any governmental authority required to be disclosed with respect to the Drug, Product and/or Staccato Device.

(v) Alexza has made available to Teva a true and complete copy of (A) all submissions associated with the Product NDA, (B) all correspondence with FDA regarding the Product NDA, and (C) all minutes of meetings and telephone conferences with FDA with respect to the Product NDA or the Product.

(vi) To the best of its knowledge and except as separately disclosed to Teva in writing, Alexza is not aware of any Patent which discloses the concept of delivering loxapine into the lungs, wherein said Patent was (a) filed prior to May 13, 2002, and (b) Controlled by a Third Party at the time of filing. Except as expressly disclosed in the prosecution of an Alexza Patent existing as of the Effective Date, to the best of its knowledge, Alexza is not aware of any publication which discloses the concept of delivering loxapine into the lungs, wherein said publication became publicly available prior to May 13, 2002.

(vii) To the best of its knowledge, all of Alexza’s employees and consultants and all contract research organizations with whom Alexza has contracted to perform any activities on Alexza’s behalf in connection with Alexza’s development of the Product have assigned to Alexza all of their rights in any Patents arising from the performance of such activities.

(viii) Alexza is not aware of any material fact that would lead a reasonable person to believe that Alexza will not fulfill its manufacturing obligations under this Agreement.

(k) Experience. As of the Effective Date, Alexza has the requisite expertise, experience and skill to perform its obligations hereunder.

(l) Approved Facility. As of the Effective Date, the Approved Facility conforms in all respects to all Applicable Laws governing the Approved Facility.

(m) Material Agreements. As of the Effective Date, Alexza has disclosed to Teva the existence of all of Alexza’s supply agreements for Materials related to the Product worldwide and made copies of such agreements available or identified their availability in

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

publicly available filings and all such other agreements that could material affect the transaction contemplated under this Agreement, which are true and complete copies of such agreements or publicly available filings. To the best of its knowledge, Alexza is not in breach or default of any material agreement with a Third Party that is [ * ] for the research, development, manufacture, use, sale or importation of the Staccato Device or Product in the U.S., nor has Alexza waived or allowed to lapse or terminate any of its rights under such material Third Party agreements.

11.3 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, OR ANY OTHER AGREEMENT CONTEMPLATED HEREUNDER, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, THE REPRESENTATIONS AND WARRANTIES AND DISCLAIMERS DESCRIBED IN THIS ARTICLE 11 ARE EXCLUSIVE AND SUPERSEDE ANY OTHER WARRANTY LIMITATIONS AND DISCLAIMERS GIVEN BY EITHER PARTY, WHETHER WRITTEN OR ORAL. SPECIFICALLY FOR ALEXZA, EXCEPT FOR THE EXPRESS WARRANTIES IN SECTIONS 11.1 AND 11.2 OF THIS AGREEMENT, ALEXZA MAKES NO WARRANTIES OF ANY KIND WITH RESPECT TO THE PRODUCT OR ANY COMPONENT THEREOF AND EACH PARTY EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE OR USE, NON-INFRINGEMENT, VALIDITY AND ENFORCEABILITY OF PATENTS, OR THE PROSPECTS OR LIKELIHOOD OF DEVELOPMENT OR COMMERCIAL SUCCESS OF THE PRODUCT.

11.4 Limitation of Liability. EXCEPT FOR LIABILITY FOR BREACH OF ARTICLE 9 (CONFIDENTIALITY), GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT, NEITHER PARTY OR ANY OF ITS AFFILIATES SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, INDIRECT, AGGRAVATED, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING LOST PROFITS, BUSINESS OR GOODWILL) IN CONNECTION WITH THIS AGREEMENT, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT. THE FOREGOING SENTENCE SHALL NOT LIMIT THE OBLIGATIONS OF EITHER PARTY OR ITS AFFILIATES TO INDEMNIFY AN INDEMNIFIED PARTY FROM AND AGAINST THIRD PARTY CLAIMS UNDER ARTICLE 12. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, THE TOTAL AGGREGATE LIABILITY OF ALEXZA AND ITS AFFILIATES UNDER THIS AGREEMENT RESULTING FROM A FAILURE TO SUPPLY THE PRODUCT (OTHER THAN A FAILURE DUE TO ALEZXA’S GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT) SHALL NOT EXCEED AMOUNTS PAID TO ALEXZA IN THE MOST RECENTLY COMPLETED CALENDAR YEAR.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ARTICLE 12

INDEMNIFICATION; INSURANCE

12.1 Indemnification of Alexza. Teva shall indemnify and hold harmless each of Alexza and its Affiliates, and the directors, officers, stockholders and employees of such entities and the successors and assigns of any of the foregoing (the “Alexza Indemnitees”), from and against any and all losses, liabilities, damages, penalties, fines, costs and expenses (including reasonable attorneys’ fees and other expenses of litigation) (“Losses”) from any claims, actions, suits or proceedings brought by a Third Party (a “Third Party Claim”) incurred by any Alexza Indemnitee, arising from, or occurring as a result of (a) the alleged or actual gross negligence or willful misconduct of Teva, its Affiliates, Sublicensees, Distributors or other subcontractors; (b) any breach by Teva of any of its representations, warranties or obligations pursuant to this Agreement; and (c) the research, development, regulatory, and commercialization activities relating to the Product conducted by or on behalf of Teva, its Distributors or Sublicensees (other than Alexza and its Affiliates and licensees); except to the extent such Third Party Claims fall within the scope of the indemnification obligations of Alexza set forth in Sections 12.2(a) and (b).

12.2 Indemnification of Teva. Alexza shall indemnify and hold harmless each of Teva and its Affiliates and the directors, officers, shareholders, employees and agents of such entities and the successors and assigns of any of the foregoing (the “Teva Indemnitees”), from and against any and all Losses from any Third Party Claims incurred by any Teva Indemnitee, arising from, or occurring as a result of (a) the alleged or actual gross negligence or willful misconduct of Alexza, its Affiliates, licensees or other subcontractors; (b) any breach by Alexza of any of its representations, warranties or obligations pursuant to this Agreement; (c) the research, development, regulatory, and commercialization activities relating to the Product conducted by or on behalf of Alexza and its Affiliates and licensees (other than Teva and its Affiliates and Sublicensees); and (d) any alleged Product defect or manufacturing defect from the manufacture of the Product by or on behalf of Alexza; except to the extent such Third Party Claims fall within the scope of the indemnification obligations of Teva set forth in Sections 12.1(a) and (b).

12.3 Procedure. A Party that intends to claim indemnification under this Article 12 shall promptly inform the indemnifying Party in writing of any Third Party Claim, in respect of which the indemnitee intends to claim such indemnification. The indemnified Party shall provide the indemnifying Party with reasonable assistance, at the indemnifying Party’s expense, in connection with the defense of the Third Party Claim for which indemnity is being sought. The indemnitee may participate in and monitor such defense with counsel of its own choosing at its sole expense; provided, however, the indemnitor shall have the right to assume and conduct the defense of the Third Party Claim with counsel of its choice. The indemnitor shall not settle any Third Party Claim without the prior written consent of the indemnified Party, not to be unreasonably withheld or delayed, unless the settlement involves only the payment of money. So long as the indemnitor is actively defending the Claim in good faith, the indemnitee shall not settle any such Third Party Claim without the prior written consent of the indemnifying Party. If the indemnitor does not assume and conduct the defense of the Third Party Claim as provided above, (a) the indemnitee may defend against, and consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim in any manner the indemnitee may deem reasonably appropriate (and the indemnitee need not consult with, or obtain any consent from, the indemnitor in connection therewith), and (b) the

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

indemnitor will remain responsible to indemnify the indemnitee as provided in this Article 12. The failure to deliver written notice to the indemnitor within a reasonable time after the commencement of any action with respect to a Third Party Claim shall only relieve the indemnitor of its indemnification obligations under this Article 12 if and to the extent the indemnitor is actually prejudiced thereby.

12.4 Insurance. Each Party, at its own expense, shall maintain a program of insurance in amounts and types consistent with industry standards for a company in a similar position to such Party during the Term, and which shall include unless otherwise agreed in writing by the Parties, but not be limited to the following minimum required insurance: (a) as of the Effective Date, the following: (i) product liability insurance, in the minimum amount of [ * ] per occurrence and in the aggregate, including clinical trial insurance, and (ii) general liability insurance, in the minimum amount of [ * ] per occurrence and in the aggregate, and which includes coverage for contractual liability; and (b) not less than [ * ] days prior to Launch of the Product, the following: (i) product liability and clinical trial insurance, in the minimum aggregate amount of [ * ], with a per occurrence minimum of [ * ] (for purposes of this Section 12.4, the “Additional Insurance”), and (ii) general liability insurance, in the minimum amount of [ * ] per occurrence and in the aggregate, and which includes coverage for contractual liability. These specified dollar limits may be fulfilled through a combination of primary and umbrella/excess insurance in one or more separate policies. Furthermore, either Party may fulfill these requirements through the purchase of commercial insurance, through self-insurance, or through a combination of both. Should either Party purchase insurance that is written on a claims made policy form, that Party shall ensure continuity of coverage for claims which may be presented following the Term. In the event Alexza does not obtain the Additional Insurance within the timeframe set forth in (b) above, Alexza will obtain in favor of Teva a performance bond in the amount of [ * ] until such time as the Additional Insurance is procured. Further, in the event that the amount of insurance maintained by Alexza at any time prior to it obtaining the Additional Insurance is insufficient to cover any claim, demand, suit or judgment for which Teva has a right of indemnification by Alexza hereunder, Teva shall have the right to adjust, settle, or compromise any such claim, demand, suit and/or judgment upon such performance bond without notice to Alexza. Each Party shall provide the other Party with written notice within [ * ] Business Days of becoming aware of any material change in its insurance program which prevents compliance with the insurance terms set forth herein. With respect to the minimum required insurance, each Party shall include the other Party as an additional insured with respect to such minimum required insurance. It is agreed that each Party’s additional insured status shall be limited to claims for which that Party is entitled to insurable indemnification pursuant to the terms of this Agreement. Each Party shall provide a certificate of insurance evidencing such minimum required coverage to the other Party upon request. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Agreement.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ARTICLE 13

TERM AND TERMINATION

13.1 Term. This Agreement shall commence on the Effective Date, and unless terminated earlier as provided in this Article 13, shall continue in full force and effect until the expiration of the Royalty Term in the U.S. (the “Term”). Upon expiration (but not an earlier termination) of this Agreement in the U.S. with respect to a Product, Teva shall have a perpetual, exclusive, fully paid-up, royalty-free license under the Alexza Technology to research, develop, manufacture, have manufactured, import, use, sell, have sold and offer for sale such Product in the Field in the U.S.

13.2 Early Termination. Each Party shall have the right to terminate this Agreement in its entirety before the end of the Term:

(a) by mutual written agreement of the Parties;

(b) upon written notice by either Party, if the other Party is in material breach of this Agreement and has not cured such breach within [ * ] days [ * ] days with respect to any payment breach) after notice from the terminating Party requesting cure of the breach. Any such termination shall become effective at the end of such [ * ]-day period [ * ]-day period with respect to any payment breach) unless the breaching Party has cured any such breach or default prior to the end of such period, provided that if there is a dispute as to whether a material breach has been cured or is incurable, such matter shall be first referred for resolution pursuant to Article 15 and termination shall be stayed pending resolution of such proceedings; or

(c) upon the bankruptcy or insolvency of, or the filing of an action to commence insolvency proceedings against the other Party, or the making or seeking to make or arrange an assignment for the benefit of creditors of the other Party, or the initiation of proceedings in voluntary or involuntary bankruptcy, or the appointment of a receiver or trustee of such Party’s property, in each case that is not discharged within [ * ] days.

13.3 Teva Termination Right. Teva may terminate this Agreement in its entirety:

(a) upon [ * ] days written notice to Alexza if the FDA requires withdrawal from the market or suspension of marketing and sales of the Product in the U.S. for a period exceeding [ * ] ([ * ]) months due to safety reasons, but in any event not as a result of unauthorized promotion or other contravention of Applicable Laws by Teva; or

(b) at any time after the [ * ] ([ * ]) anniversary of the Effective Date, upon [ * ] days written notice to Alexza, with or without cause, provided that no such notice may be given if Teva has previously received a notice of material breach pursuant to Section 13.2(b).

ARTICLE 14

EFFECT OF EXPIRATION OR TERMINATION

14.1 Accrued Obligations. The expiration or termination of this Agreement, in whole or part, for any reason shall not release either Party from any liability which, at the time of such expiration or termination, has already accrued to such Party or which

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

is attributable to a period prior to the effective date of such expiration or termination, nor will any expiration or termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to breach of this Agreement. In particular, in the event this Agreement is terminated for any reason after the achievement of a particular milestone event, then Teva shall have the obligation to make the milestone payment corresponding to such milestone event to Alexza, regardless of whether the due date of such milestone payment occurs prior to, on or after the effective date of such termination.

14.2 Effects of Termination by Teva. In the event this Agreement is terminated by Teva pursuant to Section 13.3:

(a) Winding-Down of Development Activities. In the event there are any on-going clinical trials of the Product in the U.S.:

(i) The Parties shall negotiate in good faith and adopt a plan to wind-down the development activities in an orderly fashion, with due regard for patient safety and the rights of any subjects that are participants in any clinical trials of the Product and take any actions it deems reasonably necessary or appropriate to avoid any human health or safety problems and in compliance with all Applicable Laws, in a timely manner (the “Wind-Down Period”);

(ii) Each Party shall perform its outstanding non-cancellable obligations with respect to the Product that existed or accrued prior to the date of termination; and

(iii) All costs and expenses incurred from the effective date of the termination notice during the Wind-Down Period with respect to the Product shall be [ * ] in the event the agreement is terminated by Teva pursuant to Section 13.3(a) or without cause pursuant to Section 13.3(b).

(b) Teva Regulatory Filings (including Regulatory Approvals). Upon Alexza’s request and to the extent permitted by Applicable Laws, Teva, its Affiliates, Sublicensees and Distributors shall as soon as practicable transfer to Alexza or its designee any and all Regulatory Filings (including Regulatory Approvals) that are owned by Teva, its Sublicensees and Distributors for the Product. [ * ] shall be responsible for any out-of-pocket costs incurred by Teva or its Affiliates, Sublicensees and Distributors in effecting such transfer.

(c) License Grant by Teva to Alexza; Transfers. Teva hereby grants Alexza and its Affiliates, effective upon the effective date of such termination, a fully-paid, royalty-free, non-exclusive license, with the right to grant sublicensees, under the Teva Patents and Teva Know-How, and a covenant not to use or permit any Third Party to use the Teva Patents and Teva Know-How, but only to the extent such Teva Patents and Teva Know-How are (i) required for the manufacture, have manufactured, use, sell, have sold, offer for sale, commercialize and import of the Product at the time of such termination, or (ii) directly incorporated into the Product at the time of such termination, in order for Alexza and its

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Affiliates to manufacture, have manufactured, use, sell, have sold, offer for sale, commercialize and import the Product in the U.S. In addition, Teva shall as soon as practicable transfer to Alexza and its Affiliates the right to control the preparation, filing, prosecution and maintenance of the Orange Book Patents and Product-Specific Alexza Patents. Teva shall promptly transfer to Alexza all Teva Know-How and Joint Know-How then in Teva’s possession, to the extent directly incorporated into the Product at the time of such termination.

(d) Supply. Teva shall have the right to cancel any order of the Product from Alexza and Alexza may purchase back from Teva any remaining clinical or commercial supply of the Product at the same Transfer Price paid by Teva.

14.3 Effects of Termination for Cause by Alexza. Upon the early termination of this Agreement by Alexza under Section 13.2(b) or 13.2(c), the following shall apply:

(a) Winding Down of Development Activities. In the event there are any on-going clinical trials of the Product in the U.S.:

(i) The Parties shall work together in good faith to adopt, and Alexza shall have the final decision-making power with respect to, a plan to wind-down the development activities in an orderly fashion, with due regard for patient safety and the rights of any subjects that are participants in any clinical trials of the Product and take any actions it deems reasonably necessary or appropriate to avoid any human health or safety problems and in compliance with all Applicable Laws, in the Wind-Down Period;

(ii) Teva shall perform its outstanding non-cancellable obligations under the Development Plan and Commercialization Plan, as applicable, that existed or accrued prior to the notice date of termination; and

(iii) All costs and expenses incurred from the effective date of the termination notice during the Wind-Down Period with respect to the Product shall be [ * ] notwithstanding that Article 4 provides otherwise.

(b) Inventory. Teva, its Affiliates, Distributors and Sublicensees shall continue, to the extent that Teva, its Affiliates, Distributors and Sublicensees continue to have stocks of usable Product, to fulfill orders received from customers for the Product in the U.S. for not more than [ * ] days after the date of notice of termination. Any unused Product shall not be subject to return or refund, notwithstanding any other agreement to the contrary.

(c) Assignment of Regulatory Filings (including Regulatory Approvals). At Alexza’s option, which shall be exercised by written notice to Teva, to the extent permitted under Applicable Laws, Teva shall assign or cause to be assigned to Alexza or its designee (or to the extent not so assignable, Teva shall take all reasonable actions as soon as practicable to make available to Alexza or its designee the benefits of) all Regulatory Filings (including Regulatory Approvals) for the Product in the U.S., including any such Regulatory Filings made or owned by its Affiliates or Sublicensees in the U.S. Alexza shall notify Teva before the effective date of termination, whether the Regulatory Filings should be assigned to Alexza or its designee, and if the latter, identify the designee, and provide Teva with all necessary details to enable Teva to effect the assignment (or availability).

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(d) License Grant by Teva to Alexza; Transfers. Teva hereby grants Alexza and its Affiliates, effective upon the effective date of such termination, a fully paid, royalty-free, non-exclusive license, with the right to grant sublicensees, under the Teva Patents and Teva Know-How, and a covenant not to use the Teva Patents and Teva Know-How, but only to the extent such Teva Patents and Teva Know-How are (i) required for the manufacture, have manufactured, use, sell, have sold, offer for sale, commercialize and import of the Product at the time of such termination, or (ii) directly incorporated into the Product at the time of such termination, in order for Alexza and its Affiliates to manufacture, have manufactured, use, sell, have sold, offer for sale, commercialize and import the Product in the U.S. In addition, Teva shall as soon as practicable transfer to Alexza the right to control the preparation, filing, prosecution and maintenance of the Orange Book Patents and Product-Specific Alexza Patents. Teva shall promptly transfer to Alexza all Alexza Know-How then in Teva’s possession, and any Teva Know-How and Joint Know-How then in Teva’s possession, to the extent directly incorporated into the Product at the time of such termination.

(e) Transition. Teva shall reasonably cooperate with Alexza and/or its designee to effect a smooth and orderly transition in the development, sale and marketing, promotion and commercialization of the Product in the U.S. during the notice and the Wind-down Periods. Alexza shall use, identify and finalize an agreement or other arrangement with a Third Party in relation to the Product and/or, to the extent Alexza is able to take over such activities under Applicable Laws, take over, directly or through an Affiliate, all activities related to the Product, and in particular development activities on-going at the time of the effective date of the termination and the transfer of the Regulatory Filings (including Regulatory Approvals) into the name of Alexza or Alexza’s designee so that the Wind-Down Period will be as limited and efficient as possible.

14.4 Effects of Termination for Cause by Teva. Upon the early termination of this Agreement by Teva under Section 13.2(b) or 13.2(c), the following shall apply (in addition to any other rights and obligations under this Agreement with respect to such termination or such other rights or remedies that may be available to Teva at law or in equity):

(a) License under Alexza Technology. Teva may elect to have all or any portion of the licenses granted to Teva pursuant to Section 2.1 continue, in which case Teva’s obligations to Alexza under Article 8 of this Agreement and Alexza’s rights under Article 8 shall continue to the extent that Teva elects to retain such licenses with respect to the Product in the U.S.

(b) Assignment of Alexza Regulatory Filings (including Regulatory Approvals). If Teva elects to continue the license under Section 2.1, at Teva’s option, which shall be exercised by written notice to Alexza, to the extent permitted under Applicable Laws, Alexza shall assign or cause to be assigned to Teva or its designee (or to the extent not so assignable, Alexza shall take all reasonable actions as soon as practicable to make available to

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Teva or its designee the benefits of) all Regulatory Filings (including Regulatory Approvals) for the Product(s) in the U.S. not otherwise previously assigned, including any such Regulatory Filings made or owned by its Affiliates and/or Distributors or licensees. Teva shall notify Alexza before the effective date of termination, whether the Regulatory Filings should be assigned to Teva or its designee and, if the latter, identify the designee, and provide Alexza with all necessary details to enable Alexza to effect the assignment (or availability). If Teva fails to provide such notification prior to the effective date of termination, Alexza shall have no obligation to assign the Regulatory Filings to Teva.

(c) Transition Assistance. Alexza shall reasonably cooperate with Teva and/or its designee, [ * ], as may be [ * ] for Teva to commence or continue developing or commercializing the Product in the U.S., to the extent Alexza is then performing or has performed such activities, including transferring or amending as appropriate, upon request of Teva, any agreements or arrangements with Third Party suppliers or vendors to supply or sell the Drug, Staccato Device and/or applicable Products to Teva or its designee.

14.5 Product Supply and Technology Transfer. Prior to the expiration of this Agreement or effective date of any termination of this Agreement by Teva under Section 13.2(b) or 13.2(c), the Parties shall agree upon a transition plan to minimize any disruption to the research, development, importation, manufacture, having manufactured, use, sale, having sold and offering for sale of the Product in the U.S. The transition plan shall include a mutually agreed-upon schedule for transition activities, under which any additional transfer of manufacturing-related Alexza Know-How (to the extent not previously provided pursuant to Article 7 and Section 8.6) shall occur [ * ]. Teva and Alexza shall cooperate with such transfer, shall promptly undertake to complete the transfer and any Party responsible for any [ * ] in the agreed transition plan for transfer shall be responsible for [ * ]. The Parties shall conduct transition activities pursuant to the transition plan. In addition, Teva shall have the right to require that Alexza continue to supply Teva and its Affiliates and Sublicensees with any requirements for supply of the Product until the earlier of (i) the [ * ] anniversary of the effective date of termination, or (ii) such time as Teva or a Third Party manufacturer engaged by Teva is capable of supplying the Product and Teva no longer needs any manufacturing from Alexza.

14.6 Rights Upon Bankruptcy. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code and other similar laws in any jurisdiction in the U.S. or where a Party is situated (collectively, the “Bankruptcy Laws”), licenses of rights to “intellectual property” as defined under the Bankruptcy Laws. If a case is commenced during the Term by or against a Party under Bankruptcy Laws then, unless and until this Agreement is rejected as provided in such Bankruptcy Laws, such Party (in any capacity, including debtor-in-possession) and its successors and assigns (including, a trustee) shall perform all of the obligations provided in this Agreement to be performed by such Party. If a case is commenced during the Term by or against a Party under the Bankruptcy Laws, this Agreement is rejected as provided in the Bankruptcy Laws and the other Party elects to retain its rights hereunder as provided in the Bankruptcy Laws, then the Party subject to such case under the Bankruptcy Laws (in any capacity, including debtor-in-possession) and its successors and assigns

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(including, a Title 11 trustee), shall provide to the other Party copies of all information necessary for such other Party to prosecute, maintain and enjoy its rights under the terms of this Agreement promptly upon such other Party’s written request therefor. All rights, powers and remedies of the non-bankrupt Party as provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, the Bankruptcy Laws) in the event of the commencement of a case by or against a Party under the Bankruptcy Laws. It is the intention and understanding of the Parties to this Agreement that the rights granted to the Parties under this Section 14.6 are essential to the Parties’ respective businesses and the Parties acknowledge that damages are not an adequate remedy.

14.7 Return of Confidential Information. Upon termination or expiration of this Agreement, except to the extent necessary or reasonably useful for a Party to exercise its rights under any license surviving such termination or expiration as set forth in this Article 14, each Party shall promptly return to the other Party, or delete or destroy, all relevant records and materials in such Party’s possession or control containing Confidential Information of the other Party; provided, however, that such Party may keep one copy of such materials for archival purposes only.

14.8 Survival. Expiration or termination of this Agreement shall not relieve the Parties of any rights or obligation accruing prior to such expiration or termination. In addition, upon expiration or termination of this Agreement, all rights and obligations of the Parties under this Agreement shall terminate, except those described in the following Articles and Sections: [ * ] (with respect to any [ * ]), [ * ], and [ * ].

ARTICLE 15

DISPUTE RESOLUTION AND GOVERNING LAW

15.1 Dispute Resolution Process. The Parties recognize that disputes as to certain matters may from time to time arise during the Term that relate to interpretation of a Party’s rights and/or obligations hereunder or any alleged breach of this Agreement. If the Parties cannot resolve any such dispute within [ * ] days after written notice of a dispute from one Party to another, either Party may, by written notice to the other Party, have such dispute referred to the Chief Executive Officer of Alexza and the Executive Vice President, U.S. Brand Pharmaceuticals of Teva (collectively, the “Senior Executives”). The Senior Executives shall negotiate in good faith to resolve the dispute within [ * ] days. During such period of negotiations, any applicable time periods under this Agreement shall be tolled. If the Senior Executives are unable to resolve the dispute within such time period, either Party may pursue any remedy available to such Party at law or in equity, subject to the terms and conditions of this Agreement and the other agreements expressly contemplated hereunder. Notwithstanding anything in this Article 15 to the contrary, Alexza and Teva shall each have the right to apply to any court of competent jurisdiction for appropriate interim or provisional relief, as necessary to protect the rights or property of that Party.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

15.2 Governing Law. This Agreement and all questions regarding the existence, validity, interpretation, breach or performance of this Agreement, shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, United States, without reference to its conflicts of law principles.

15.3 Arbitration.

(a) If any dispute cannot be resolved by, and subject to the exhaustion of the procedure set out in Section 15.1 above, either Party may submit such dispute for resolution by binding arbitration administered by JAMS pursuant to JAMS’ Streamlined Arbitration Rules and Procedures then in effect (the “JAMS Rules”), and judgment on the arbitration award may be entered in any court having jurisdiction thereof.

(b) The arbitration shall be conducted by a panel of three (3) arbitrators experienced in the pharmaceutical business as follows: within [ * ] days after initiation of arbitration, each Party shall select one person to act as arbitrator and the two Party-selected arbitrators shall select a third arbitrator within [ * ] days of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by JAMS. The place of arbitration shall be [ * ], and all proceedings and communications shall be in English.

(c) Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award. The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages. Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ fees and any administrative fees of arbitration.

(d) Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable [ * ] statute of limitations.

(e) The Parties agree that, in the event of a dispute over the nature or quality of performance under this Agreement, neither Party may terminate this Agreement until final resolution of the dispute through arbitration or other judicial determination. The Parties further agree that any payments made pursuant to this Agreement pending resolution of the dispute shall be refunded if the arbitrators or a court determines that such payments are not due.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ARTICLE 16

GENERAL PROVISIONS

16.1 Force Majeure. If the performance of any part of this Agreement by either Party (other than making payment when due) is prevented, restricted, interfered with or delayed by any reason or cause beyond the reasonable control of such Party (including fire, flood, earthquake, storm, embargo, power shortage or failure, acts of war, insurrection, riot, terrorism, strike, lockout or other labor disturbance, shortage of raw materials, regulatory hold, epidemic, failure or default of public utilities or common carriers, acts of God or any acts, omissions or delays in acting of the other Party) (a “Force Majeure Event”), the Party so affected shall, upon giving written notice to the other Party, be excused from such performance to the extent of such Force Majeure Event, provided that the affected Party shall use its substantial efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed.

(a) Notification. If either Party becomes aware that a Force Majeure Event has occurred or is imminent or likely, it shall promptly notify the other.

(b) Efforts to Overcome. The Party which is subject to such Force Majeure Event shall exert all reasonable efforts to overcome it.

(c) Inform; Termination Right. Such Party shall keep the other informed as to the progress of overcoming such Force Majeure Event, and the other Party shall have the right to terminate this Agreement in the event such Force Majeure Event is not overcome within [ * ] days after it first occurs.

16.2 Waiver of Breach. No delay or waiver by either Party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of another condition or term.

16.3 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to perform all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

16.4 Performance by Affiliates. To the extent that this Agreement imposes obligations on Affiliates of a Party, such Party agrees to cause its Affiliates to perform such obligations. Either Party may contract with one or more of its Affiliates to perform its obligations hereunder, provided that such Party shall remain liable hereunder for the prompt payment and performance of all its respective obligations hereunder.

16.5 Modification. No amendment or modification of any provision of this Agreement shall be effective unless in a prior writing signed by both Parties hereto. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by both Parties hereto.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

16.6 Severability. In the event any provision of this Agreement is held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith and enter into a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties. All other provisions of this Agreement shall remain in full force and effect in such jurisdiction. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

16.7 Entire Agreement. This Agreement (including the Exhibits attached hereto and any letter delivering information referenced herein) constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes and cancels all previous express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, in respect of the subject matter hereof. Each of the Parties acknowledges and agrees that in entering into this Agreement, and the documents referred to herein, it does not rely on, and shall have no remedy in respect of, any statement, representation, warranty or understanding (whether negligently or innocently made) of any Person (whether party to this Agreement or not) other than as expressly set forth in this Agreement. Nothing in this clause shall operate to limit or exclude any liability for fraud.

16.8 Language. The language of this Agreement and all activities to be pursued under this Agreement is English. Any and all documents proffered by one Party to the other in fulfillment of any provision of this Agreement shall only be in compliance if in English. Any translation of this Agreement in another language shall be deemed for convenience only and shall never prevail over the original English version. This Agreement is established in the English language.

16.9 Notices. Any notice or communication required or permitted under this Agreement shall be in writing in the English language, delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by internationally-recognized courier or sent by registered or certified mail, postage prepaid to the following addresses of the Parties (or such other address for a Party as may be at any time thereafter specified by like notice):

To Alexza:	To Teva:

Alexza Pharmaceuticals, Inc.	Teva Pharmaceuticals USA, Inc.
2091 Stierlin Court	41 Moores Road
Mountain View, CA 94043	Frazer, PA 19355
Telephone: + 1-650-944-7000	Telephone: + 1-347-542-8460
Facsimile: + 1-650-944-7988	Facsimile: + 1-646-390-1390
Attention: Chief Executive Officer	Attention: Vice President, Corporate Business Development; Head of Clinical / Technology Transactions & Licensing

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

with a copy to:	with a copy to:

Cooley LLP	Teva Brand Pharmaceuticals
3175 Hanover St.	901 E. 104th Street
Palo Alto, CA 94306	Kansas City, MO 64131
Telephone: +1-650-843-5000	Telephone: +1-816-508-5113
Facsimile: +1-650-849-7400	Facsimile: +1-816-508-5503
Attention: Glen Y. Sato	Attention: James Rodenberg, General Counsel, Branded Pharma

Any such notice shall be deemed to have been given (a) when delivered if personally delivered; (b) on the next Business Day after dispatch if sent by confirmed facsimile or by internationally-recognized overnight courier; and/or (c) on the fifth (5th) Business Day following the date of mailing if sent by mail or other internationally-recognized courier. Notices hereunder will not be deemed sufficient if provided only between or among each Party’s representatives on the JSC.

16.10 Assignment. This Agreement shall not be assignable or otherwise transferred, nor may any rights or obligations hereunder be assigned or transferred, by either Party to any Third Party without the prior written consent of the other Party; except that either Party may assign or otherwise transfer this Agreement without the consent of the other Party to (i) any to any of its Affiliates, provided that the assigning Party notifies the other Party in writing within twenty (20) days of such assignment and the assignee agrees to assume responsibility for and be bound by all of the terms of this Agreement in addition to the assigning Party, which shall continue to be bound by such terms; or (ii) to an entity that acquires all or substantially all of the business or assets of the assigning Party relating to the subject matter of this Agreement, whether by merger, acquisition or otherwise (a “Change of Control Event”), provided that the acquiring Person agrees to assume responsibility for and be bound by all of the terms of this Agreement in writing or by operation of law, and that such Party or its successor or permitted assignee (as applicable) gives notice in writing to the other Party within [ * ] days following such Change of Control Event; provided, however, that such acquiring Person shall not be deemed an Affiliate of the acquired Party and intellectual property rights that are owned or held by the acquiring Person to such transaction (if other than one of the Parties to this Agreement) shall not be included in the technology licensed hereunder. In addition, either Party shall have the right to assign, sublicense, subcontract or delegate this Agreement or any or all of its obligations or rights hereunder to an Affiliate upon written notice to the other Party; provided, however, the assigning, sublicensing, subcontracting or delegating Party hereby guarantees and shall remain fully and unconditionally obligated and responsible for the full and complete performance of this Agreement by such Affiliate and in no event shall such assignment, sublicensing, subcontracting or delegation be deemed to relieve such Party’s liabilities or obligations to the other Party under this Agreement. The other Party shall, at the request of the assigning, sublicensing, subcontracting or delegating Party, enter into such supplemental agreements with the applicable Affiliates as may be necessary or advisable to permit such Affiliates to avail itself of any rights or perform any obligations of the assigning, sublicensing, subcontracting or delegating Party hereunder. Subject to the foregoing, this Agreement shall inure to the benefit of each Party, its successors and permitted assigns. Any assignment of this Agreement in contravention of this Section 16.10 shall be null and void.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

16.11 Change of Control Event. If a Change of Control Event of Alexza occurs, Teva shall notify Alexza if it objects to the successor and assignee and in such event will thereafter not be obligated to disclose any Know-How, Confidential Information or other information to such successor or permitted assignee of Alexza pursuant to this Agreement during the remainder of the Term, and Teva may request the immediate return or destruction of Confidential Information previously disclosed to Alexza by Teva. Teva may also disband the JSC and any JPTs in its sole discretion, provided that if Teva does so, any decisions that would otherwise have been made by the JSC or JPTs will be made solely by Teva. Notwithstanding the foregoing, Teva will continue to provide to such successor or permitted assignee of Alexza the royalty reports required under Article 8, and such successor or permitted assignee of Alexza shall retain audit rights under Section 8.12.

16.12 No Partnership or Joint Venture. Nothing in this Agreement or any action which may be taken pursuant to its terms is intended, or shall be deemed, to establish a joint venture or partnership between Teva and Alexza. Neither Party to this Agreement shall have any express or implied right or authority to assume or create any obligations on behalf of, or in the name of, the other Party, or to bind the other Party to any contract, agreement or undertaking with any Third Party.

16.13 Interpretation. The captions to the several Articles and Sections of this Agreement are not a part of this Agreement but are included for convenience of reference and shall not affect its meaning or interpretation. In this Agreement (a) the word “including” shall be deemed to be followed by the phrase “without limitation” or like expression; (b) the singular shall include the plural and vice versa; (c) masculine, feminine and neuter pronouns and expressions shall be interchangeable.

16.14 Counterparts. This Agreement may be executed in any number of counterparts each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

ARTICLE 17

COMPLIANCE WITH LAW

17.1 Export Laws. Notwithstanding anything to the contrary contained herein, all obligations of Alexza and Teva related to a Drug, Staccato Device and Product hereunder are subject to prior compliance with export and import regulations and such other Applicable Laws in effect in such jurisdictions or any other relevant country as may be applicable, and to obtaining all necessary approvals required by the applicable agencies of the governments of any relevant countries. Alexza and Teva shall cooperate with each other and shall provide assistance to the other as reasonably necessary to obtain any required approvals.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

17.2 Securities Laws. Each of the Parties acknowledges that it is aware that the securities laws of the United States and other countries prohibit any person who has material non-public information about a publicly listed company from purchasing or selling securities of such company or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. Each Party agrees to comply with such securities laws.

17.3 No Off-Label Use. Teva, its Affiliates and its Sublicensees shall not market or promote any off-label uses or sales (or resales) of the Product in the U.S.

17.4 Certain Payments. Each of the Parties acknowledges that it is aware that the United States and other countries have stringent laws which prohibit persons directly or indirectly from making unlawful payments to, and for the benefit of, government officials and related parties to secure approvals or permission for their activities. Each Party agrees that it will make no such prohibited payments, it will not indirectly make or have made such payments on its behalf and it will make its Affiliates, employees and agents aware of the existence of such laws and their need to comply with such laws.

17.5 Taxes Due to Assignment to an Affiliate by Teva. To the extent applicable due to an assignment to an Affiliate hereunder, Teva shall deduct and withhold from payments due pursuant to this Agreement the amounts required to be deducted and withheld under Applicable Laws. Any amounts withheld shall be timely paid over to the appropriate governmental authority in accordance with Applicable Laws. To the extent that amounts are deducted and withheld from payments otherwise payable pursuant to this Agreement, and are paid to the appropriate governmental authority, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of whom such deduction and withholding was made. Teva shall provide Alexza with proof reasonably satisfactory to Alexza of any amounts withheld and paid to any governmental authority on behalf of Alexza. Teva and Alexza shall use Commercially Reasonable Efforts to establish any exemption or reduction from otherwise applicable withholding taxes with respect to payments made hereunder. Upon notification by Teva of an assignment to a non-U.S. Third Party or Affiliate pursuant to Section 2.3(c) following which withholding would apply due to the domicile of such non-U.S. Third Party or Affiliate, Alexza shall deliver to Teva (i) two executed originals of the applicable IRS Forms W-8 properly certifying either (a) Alexza’s entitlement to an exemption or reduction from U.S. withholding taxes on interest payments pursuant to Section 8.14 or (b) Alexza’s status as a non-U.S. person for U.S. federal income tax purposes and (ii) to the extent applicable, such other documentation reasonably acceptable to Teva establishing that Alexza is eligible for an exemption from or reduction in any otherwise applicable withholding taxes on interest payments, and any other applicable documents required or reasonably requested by Teva to establish that Alexza is entitled to such exemption or reduction. If any payment hereunder is subject to Sections 1471-1474 of the U.S. Internal Revenue Code (“FATCA”), Alexza shall provide Teva with all documentation prescribed by Applicable Laws or reasonably requested by Teva in order for Teva to comply with its obligations under, and determine the amount, if any, of withholding taxes imposed pursuant to, FATCA.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

[Signature Page Follows]

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, the Parties have executed this License and Supply Agreement as of the Effective Date.

ALEXZA PHARMACEUTICALS, INC.

By:	/s/ Thomas King
Name:	Thomas King
Title:	President and Chief Executive Officer

TEVA PHARMACEUTICALS USA, INC.

By:	/s/ Deborah Griffin
Deborah Griffin
Vice President and Chief Financial Officer

By:	/s/ Michael McHugh
Michael McHugh
GM, Teva Select Brand

SIGNATURE PAGE TO LICENSE AND SUPPLY AGREEMENT

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 1.5

Alexza Patents in the U.S.

Patent Number	Grant Date		Expiration Date	Title
[ * ]	[	* ]	5/22/2022	[	* ]
[ * ]	[	* ]	10/26/2021	[	* ]
[ * ]	[	* ]	5/20/2022	[	* ]
[ * ]	[	* ]	10/26/2021	[	* ]
[ * ]	[	* ]	10/26/2021	[	* ]
[ * ]	[	* ]	8/18/2024	[	* ]
[ * ]	[	* ]	10/26/2021	[	* ]
[ * ]	[	* ]	10/26/2021	[	* ]
[ * ]	[	* ]	10/26/2021	[	* ]
[ * ]	[	* ]	10/26/2021	[	* ]
[ * ]	[	* ]	10/26/2021	[	* ]
[ * ]	[	* ]	10/23/2026	[	* ]

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 1.7

Alexza Trademarks

Trademark	Country		Filing Date		Application Number		Registration Date		Registration Number
[ * ]	[	* ]	[	* ]	[	* ]	[	* ]	[	* ]
[ * ]	[	* ]	[	* ]	[	* ]	[	* ]	[	* ]
[ * ]	[	* ]	[	* ]	[	* ]	[	* ]	[	* ]

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT 1.36

Structure of Loxapine

Nomenclature (Loxapine)

•	International Nonproprietary Name: Loxapine Free Base

•	Chemical name: 2-Chloro-11-(4-methyl-piperazin-1-yl)-dibenzo[b,f][1,4]-oxazepine

•	Synonym: Oxilapine

•	Commercial name: Loxitane

•	CAS Number: 1977.10-2

Structure (Loxapine)

•	Molecular Formula: C18H18ClN3O

•	Relative Molecular Mass: 327.81

•	Structural Formula

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT 1.40

FDA MANDATED STUDIES

[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 1.72

ORANGE BOOK PATENTS I

Patent Number	Grant Date		Expiration Date	Title
[ * ]	[	* ]	10/26/2021	[	* ]
[ * ]	[	* ]	8/18/2024	[	* ]
[ * ]	[	* ]	10/26/2021	[	* ]
[ * ]	[	* ]	10/26/2021	[	* ]
[ * ]	[	* ]	10/23/2026	[	* ]

Exhibit 1.73

ORANGE BOOK PATENTS II

Patent Number	Grant Date		Expiration Date	Title
[ * ]	[	* ]	5/22/2022	[	* ]
[ * ]	[	* ]	10/26/2021	[	* ]
[ * ]	[	* ]	5/20/2022	[	* ]
[ * ]	[	* ]	10/26/2021	[	* ]
[ * ]	[	* ]	10/26/2021	[	* ]
[ * ]	[	* ]	10/26/2021	[	* ]
[ * ]	[	* ]	10/26/2021	[	* ]

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT 6.7

SUPPLIERS

Supplier	Location		Product Description
[ * ]	[	* ]	[	* ]
[ * ]	[	* ]	[	* ]
[ * ]	[	* ]	[	* ]
[ * ]	[	* ]	[	* ]
[ * ]	[	* ]	[	* ]
[ * ]	[	* ]	[	* ]
[ * ]	[	* ]	[	* ]

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT 9.5(A)

FORM OF PRESS RELEASE

Teva and Alexza Announce Teva’s License to Market Adasuve® in the U.S.

Adasuve® (loxapine) inhalation powder is approved in the U.S. for the acute treatment of agitation associated with schizophrenia and bipolar disorder

North Wales, PA & Mountain View, Ca. – May 8, 2013 – Teva Pharmaceuticals USA, Inc., a subsidiary of Teva Pharmaceutical Industries Ltd (NYSE: TEVA), and Alexza Pharmaceuticals, Inc. (NASDAQ: ALXA) announced today that the companies have entered into an exclusive U.S. license and supply agreement for ADASUVE® (loxapine) inhalation powder 10 mg for the acute treatment of agitation associated with schizophrenia or bipolar I disorder in adults. Teva will be responsible for all U.S. commercial and clinical activities for ADASUVE®, including U.S. post-approval clinical studies, and has gained rights to conduct additional clinical trials of ADASUVE® for potential new indications in neurological disorders. Alexza will be responsible for manufacturing and supplying ADASUVE® to Teva for commercial sales and clinical trials.

“Approximately 4 to 5 million patients with bipolar I disorder or schizophrenia in the U.S. experience and seek treatment for agitation episodes,” stated Larry Downey, President, North America Specialty Medicines. “This agreement reflects our business development strategy to pursue opportunities in our core therapeutic areas where we can apply our expertise and experience to enhance treatment options for patients. ADASUVE® is a compelling addition to our U.S. Specialty Medicines portfolio, and we look forward to working with Alexza as we commercialize this important treatment option.”

“Teva brings an established commercial presence in hospital and psychiatric markets. ADASUVE® is approved to address agitation episodes in the hospital-setting, providing a fast-acting, non-coercive treatment option to patients with schizophrenia and bipolar I disorder,” said Thomas B. King, Alexza President and CEO. “Teva has considerable strength and market presence with the Teva Select Brands group, and we are confident of their ability to deliver commercial success for this important new product.”

Under the terms of the license and supply agreement, Alexza will receive an upfront cash payment of $40 million and is eligible to receive up to $195 million in additional milestone payments, based upon successful completion of the ADASUVE® post-approval studies in the U.S. and achieving net sales targets. In addition, Teva will make tiered, royalty payments based on net commercial sales of ADASUVE®.

Teva also will make available up to $25 million to Alexza via a five-year convertible note and agreement to lend, which Alexza may access to support its ADASUVE® activities. Alexza may prepay up to 50 percent of the outstanding amount at any time prior to maturity. Teva may convert, at maturity, all or a portion of the then outstanding amount under the note into equity of Alexza.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

About Teva

Teva Pharmaceutical Industries Ltd. (NYSE: TEVA) is a leading global pharmaceutical company, committed to increasing access to high-quality healthcare by developing, producing and marketing affordable generic drugs as well as innovative and specialty pharmaceuticals and active pharmaceutical ingredients. Headquartered in Israel, Teva is the world’s leading generic drug maker, with a global product portfolio of more than 1,000 molecules and a direct presence in about 60 countries. Teva’s branded businesses focus on CNS, oncology, pain, respiratory and women’s health therapeutic areas as well as biologics. Teva currently employs approximately 46,000 people around the world and reached $20.3 billion in net revenues in 2012.

About Alexza Pharmaceuticals, Inc.

Alexza Pharmaceuticals is focused on the research, development and commercialization of novel, proprietary products for the acute treatment of central nervous system conditions, including agitation, acute repetitive seizures and insomnia. Alexza’s products are based on the Staccato system, a hand-held inhaler that is designed to deliver a drug aerosol to the deep lung, providing rapid systemic delivery and therapeutic onset, in a simple, non-invasive manner.

ADASUVE® (Staccato loxapine), Alexza’s first approved product, was approved by the U.S. Food and Drug Administration in December 2012 and by the European Medicines Agency in February 2013. Teva Pharmaceutical USA Inc. is Alexza’s commercial partner for ADASUVE® in the U.S. Grupo Ferrer Internacional, S.A. is Alexza’s commercial partner for ADASUVE® in Europe, Latin America, Russia and the Commonwealth of Independent States countries.

For more information about Alexza, the Staccato system technology or the Company’s development programs, please visit www.alexza.com. For more information about ADASUVE®, please visit www.adasuve.com.

ADASUVE® and Staccato® are registered trademarks of Alexza Pharmaceuticals, Inc.

ADASUVE Partial Prescribing Information (U.S.)

Please click here for Full Prescribing Information, including Boxed WARNINGS.

INDICATIONS AND USAGE

ADASUVE is a typical antipsychotic indicated for the acute treatment of agitation associated with schizophrenia or bipolar I disorder in adults. Efficacy was demonstrated in 2 trials in acute agitation: one in schizophrenia and one in bipolar I disorder.

Limitations of Use: ADASUVE must be administered only in an enrolled healthcare facility.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

IMPORTANT SAFETY INFORMATION

WARNING: BRONCHOSPASM and INCREASED MORTALITY IN ELDERLY PATIENTS WITH DEMENTIA-RELATED PSYCHOSIS.

Bronchospasm:

•	ADASUVE can cause bronchospasm that has the potential to lead to respiratory distress and respiratory arrest

•	ADASUVE is available only through a restricted program under a Risk Evaluation and Mitigation Strategy (REMS) called the ADASUVE REMS

•	Administer ADASUVE only in an enrolled healthcare facility that has immediate access on-site to equipment and personnel trained to manage acute bronchospasm, including advanced airway management (intubation and mechanical ventilation)

Increased Mortality in Elderly Patients with Dementia-Related Psychosis:

•	Elderly patients with dementia-related psychosis treated with antipsychotic drugs are at an increased risk of death. ADASUVE is not approved for the treatment of patients with dementia-related psychosis

CONTRAINDICATIONS:

ADASUVE is contraindicated in patients with the following:

•	Current diagnosis or history of asthma, chronic obstructive pulmonary disease (COPD), or other lung disease associated with bronchospasm

•	Acute respiratory signs / symptoms (e.g., wheezing)

•	Current use of medications to treat airways disease, such as asthma or COPD

•	History of bronchospasm following ADASUVE treatment

•	Known hypersensitivity to loxapine and amoxapine

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

WARNINGS AND PRECAUTIONS:

•	Neuroleptic Malignant Syndrome: May develop in patients treated with antipsychotic drugs. Discontinue treatment

•	Hypotension and Syncope: Use with caution in patients with known cardiovascular or cerebrovascular disease

•	Seizure: Use with caution in patients with a history of seizures or with conditions that lower the seizure threshold

•	Potential for Cognitive and Motor Impairment: Use caution when driving or operating machinery

•	Cerebrovascular Adverse Reactions: Increased incidence of stroke and transient ischemic attack in elderly patients with dementia-related psychosis treated with antipsychotic drugs

ADVERSE REACTIONS:

The most common adverse reactions (incidence ≥ 2% and greater than placebo) in clinical studies in patients with agitation treated with ADASUVE were dysgeusia, sedation, throat irritation.

Teva’s Safe Harbor Statement under the U. S. Private Securities Litigation Reform Act of 1995:

This release contains forward-looking statements, which express the current beliefs and expectations of management. Such statements are based on management’s current beliefs and expectations and involve a number of known and unknown risks and uncertainties that could cause our future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause or contribute to such differences include risks relating to: our ability to develop and commercialize additional pharmaceutical products, competition for our innovative products, especially Copaxone® (including competition from innovative orally-administered alternatives, as well as from potential purported generic equivalents), competition for our generic products (including from other pharmaceutical companies and as a result of increased governmental pricing pressures), competition for our specialty pharmaceutical businesses, our ability to achieve expected results through our innovative R&D efforts, the effectiveness of our patents and other protections for innovative products, decreasing opportunities to obtain U.S. market exclusivity for significant new generic products, our ability to identify, consummate and successfully integrate acquisitions, the effects of increased leverage as a result of recent acquisitions, the extent to which any manufacturing or quality control problems damage our reputation for high quality production and require costly remediation, our potential exposure to product liability claims to the extent not covered by insurance, increased government scrutiny in both the U.S. and Europe of our agreements with brand companies, potential liability for sales of generic products prior to a final resolution of outstanding patent litigation, including that relating to the generic version of Protonix®, our exposure to currency fluctuations and restrictions as well as credit risks, the effects of reforms in healthcare regulation and pharmaceutical pricing and reimbursement, any failures to comply with complex Medicare and Medicaid reporting and payment obligations, governmental investigations into sales and marketing practices (particularly for our specialty pharmaceutical products), uncertainties surrounding the legislative and regulatory pathways for the registration and approval of biotechnology-based products, adverse effects of political or economical instability, corruption, major hostilities or acts of terrorism on our significant worldwide operations, interruptions in our supply chain or problems with our information technology systems that adversely affect our complex manufacturing

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

processes, any failure to retain key personnel or to attract additional executive and managerial talent, the impact of continuing consolidation of our distributors and customers, variations in patent laws that may adversely affect our ability to manufacture our products in the most efficient manner, potentially significant impairments of intangible assets and goodwill, potential increases in tax liabilities, the termination or expiration of governmental programs or tax benefits, environmental risks and other factors that are discussed in our Annual Report on Form 20-F for the year ended December 31, 2012 and in our other filings with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Alexza Safe Harbor Statement

This news release and the planned conference call will contain forward-looking statements that involve significant risks and uncertainties. Any statement describing the Company’s expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs, including the ability for Teva and Ferrer to effectively and profitably commercialize ADASUVE, and the Company’s ability to raise additional funds and the potential terms of such potential financings. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

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[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.